UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         TRINITY MEDICAL GROUP USA, INC.
                 (Name of small business issuer in its charter)

FLORIDA                                    8731                68-0438943
(State or jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


                          30021 Tomas Street, Suite 300
                    Rancho Santa Margarita, California 92688
                                 (949) 459 2170
          (Address and telephone number of principal executive offices)

                     James Namnath, Chief Executive Officer
                         TRINITY MEDICAL GROUP USA, INC.
                            304 Mountain View Avenue
                          San Rafael, California 94901
                                 (702) 920-8528
            (name, address and telephone number for Agent of Service)

                                    Copy to:
                          Christopher S. Auguste, Esq.
                      Jenkens & Gilchrist Parker Chapin LLP
                              The Chrysler Building
                              405 Lexington Avenue
                            New York, New York 10174
                               Tel: (212) 704-6230
                               Fax: (212) 704-6288
 -------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

          APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               -------------------------------------------------

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                -------------------------------------------------

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                -------------------------------------------------

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                       CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
Title of each                                          Proposed               Proposed
class of securities             Amount to Be       maximum offering       maximum aggregate           Amount of
to be registered                 Registered      price per Share (1)       offering price         registration fee
-----------------------------------------------------------------------------------------------------------------------

Common Shares,                 269,758(1)(2)            $1.10                 $296,733                 $78.34
Par Value $0.001
Common Shares,                  64,500(1)(2)            $2.40                 $154,800                 $40.86
Par Value $0.001
Common Shares,                 100,000(1)(3)            $2.00                 $200,000                 $52.80
Par Value $0.001
Common Shares,               1,425,000(1)(4)            $2.00               $2,850,000                $752.40
Par Value $0.001

(1) Estimated solely for the purpose of calculating the registration fee. In accordance with Rule 457(g), the registration fee for these shares is calculated based upon a price which represents the highest of : (i) the price at which the warrants may be exercised; (ii) the offering price of securities of the same class included in the registration statement; and
     (iii) the price of securities of the same class, as determined by Rule 457(c).
(2) Represents shares of common stock issuable upon exercise of warrants evidencing the right to purchase shares of common stock.
(3) Represents shares of common stock issuable upon exercise of non-statutory stock options evidencing the right to purchase shares of common stock.
(4) Represents estimate of shares of common stock issuable upon exercise of warrants evidencing the right to purchase shares of common stock and shares of common stock issuable upon the conversion of the convertible debenture.

                -------------------------------------------------

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a) MAY DETERMINE.

                                   PROSPECTUS

                         TRINITY MEDICAL GROUP USA, INC.

                        1,859,258 shares of common stock

          The selling security holders listed on pages 12 of this prospectus are offering 1,859,258 shares of our common stock for resale to the general public. Of these shares, an estimated 1,314,500 are issuable upon the exercise of warrants and 100,000 are issuable upon the exercise of non-statutory stock options held by some of the selling security holders.

          The selling security holders will receive all of the net proceeds from the resale of the shares. Accordingly, we will not receive any proceeds from the resale of the shares. We may, however, receive proceeds from the exercise of the warrants and stock options. We will use such net proceeds for general corporate purposes.

          Our common stock is traded on the OTC Bulletin Board under the symbol "TMGU." On January 3, 2002 the last reported sale price of our common stock on the OTC Bulletin Board was $1.14 per share.

          The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading RISK FACTORS beginning on page 5 of this prospectus.


                 -----------------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this prospectus is January   , 2002.

                                TABLE OF CONTENTS

Prospectus Summary...................................................................................3
Risk Factors.........................................................................................5
Information Regarding Forward Looking Statements.....................................................9
Use of Proceeds.....................................................................................10
Dividend Policy.....................................................................................10
Plan of Distribution................................................................................10
Legal Proceedings...................................................................................12
Selling Security Holders............................................................................12
Directors, Executive Officers, Promoters and Control Persons........................................13
Security Ownership of Certain Beneficial Owners and Management......................................15
Description of Securities...........................................................................17
Experts.............................................................................................18
Disclosure of Commission Position on Indemnification for Securities Act Liabilities.................19
Organization Within Last Five Years.................................................................21
Description of Business.............................................................................21
Management's Discussion and Analysis or Plan of Operation...........................................32
Description of Property.............................................................................37
Certain Relationships and Related Transactions......................................................38
Market for Common Equity and Related Stockholder Matters............................................39
Executive Compensation..............................................................................41
Where You Can Find Additional Information...........................................................42
Financial Statements...............................................................................F-1


                               PROSPECTUS SUMMARY

          This summary highlights information contained in this prospectus. To understand this offering, you should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes.

OUR BUSINESS.

          Unless the context otherwise requires, the terms "we", "our", "us", and "Trinity USA" refer to Trinity Medical Group USA, Inc., a Florida corporation. We are a late development stage company with rights to market an HIV-Immunogen, known as REMUNE, a patented therapeutic vaccine treatment, designed to induce specific T cell responses in people infected with the Human Immunodeficiency Virus, or HIV. REMUNE is a registered trademark of The Immune Response Corporation. We acquired the right to develop and market REMUNE in ten Southeast Asian countries including Malaysia, The Philippines, Singapore, Sri Lanka, Myanmar, Laos, Cambodia, Vietnam and Indonesia, with Thailand as the lead nation, from The Immune Response Corporation, NASDAQ: IMNR, through a licensing agreement entered into on September 15, 1995.

          Upon receipt of a Good Manufacturing Practice certification of The Immune Response Corporation's production facility by the U.S. Food and Drug Administration, which is not expected to occur until at least the first quarter of 2002, our new drug application submitted to the Thai Food and Drug Administration in July 2001 will be completed. If and when the Thai FDA approves our new drug application and we obtain the necessary export license from the U.S. FDA, we are prepared to immediately commence the sale and distribution of REMUNE in Thailand. We can give no assurances, however, that such approval and license will be obtained.

          We are incorporated in the State of Florida. Our principal executive offices are located at 30021 Tomas Street, Suite 300, Rancho Santa Margarita, California 92688, and our telephone number is (949) 459-2170. The address of our Web site is www.trinitymg.com. Information contained on our Web site is not a part of this prospectus.

SUMMARY OF SELECTED  HISTORICAL FINANCIAL INFORMATION.

          We are providing the following financial information to assist you in your analysis of the financial aspects of our company. We derived our annual information from our audited financial statements as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and for the periods from inception, September 28, 1998, to December 31, 2000 and 1999. We derived our quarterly information from our unaudited financial statements prepared in connection with our September 30, 2001 Form 10-QSB filing. Our selected financial information is only a summary and should be read in conjunction with our historical financial statements and related notes contained elsewhere in the prospectus and in the annual and quarterly reports and other information that we have filed with the Securities and Exchange Commission. See "Where You Can Find Additional Information" on page 42 for information on where you can obtain copies of this other information.

                                                 (In thousands, except per share data)

                                            Cumulative       For the Nine
STATEMENT OF OPERATIONS DATA:                  from          Month Period        For the Year           For the Period
                                           Inception to         Ended                Ended              from Inception
                                             September       September 30,        December 31,          to December 31,
                                             30, 2001             2001                2000                   1999
                                           --------------    --------------      -----------------      ----------------

Research and Development                      $2,264             $962                 $1,007                 $294
General and Administrative                    $2,065             $941                  $974                  $150
Net Loss                                      $5,709            $2,636                $2,207                 $866
Basic and Diluted Loss per Share                 -               $.23                  $.21                  $.08
Basic  and   Diluted   Weighted   Average
Shares Outstanding                               -            11,378,358            10,289,970            10,226,000


                                      -3-

BALANCE SHEET DATA:
                                                     September 30,         December 31,         December 31,
                                                         2001                  2000                 1999
                                                   ------------------     ----------------    -----------------

Total Assets                                             $189                  $132                 $200
Long-Term Debt                                            $0                    $0                  $733
Stockholders' Deficit                                  ($2,233)              ($1,188)              ($627)


          Trinity USA is obligated to purchase 333,333 shares of common stock of The Immune Response Corporation at $15 per share within 30 days of receiving commercial approval from the Thai FDA, which we believe will occur during the first half of 2002. While we believe that only a few thousand unit sales are necessary to bring us to profitability, our product, REMUNE, has not yet been approved for commercialization anywhere in the world and we have not undertaken extensive marketing steps nor contracted for a large number of units to date. Our product research and development, sales, and competitive strategies must be considered as unproven to date.

THE OFFERING.

                     SELLING SECURITY HOLDER SHARE OFFERING

Common stock offered                                                  1,859,258

Common Stock outstanding after the offering                          14,817,378

Use of proceeds:

          The selling security holders will receive all of the net proceeds from the resale of the shares. Trinity USA may, however, receive proceeds from the exercise of warrants and stock options which we will use for general corporate purposes.



OTC Bulletin Board                          TMGU
Dividend Policy                             We do not intend to pay cash
                                            dividends on our common stock

          The selling security holders may commence selling shares under this prospectus immediately upon effectiveness of the registration statement. The selling security holders may offer their shares through public or private sales, at prevailing market prices or at privately negotiated prices.

                                  RISK FACTORS

          In evaluating an investment in Trinity USA and its business, potential investors should carefully consider the following risk factors as well as other information set forth elsewhere in this registration statement which pertain to Trinity USA.

                       RISKS RELATING TO DISEASE TREATMENT

IF OUR SUPPLIER IS UNABLE TO PROVIDE REMUNE, WE WILL LOSE OUR SOLE SOURCE OF PRODUCT AND REVENUE.

          Trinity USA will lose its only source of revenue if for any reason The Immune Response Corporation, the exclusive supplier and manufacturer of REMUNE, cannot manufacture REMUNE at all or at the capacity required for us to sustain profitable operations.

          The Immune Response Corporation's manufacturing facility has no history of volume production. Trinity USA cannot predict with absolute certainty that a consistent supply volume can be expected. Further, The Immune Response Corporation relies on a third party for the final step of the manufacturing process. If the existing manufacturing operations prove inadequate, there can be no assurance that any arrangement with another third party can be established on a timely basis, or that we or The Immune Response Corporation can establish other manufacturing capacity on a timely basis.

          The U.S. Food and Drug Administration may impose severe restrictions on the manufacture of REMUNE in the U.S., making The Immune Response Corporation incapable of supplying the product to Trinity USA for distribution in Thailand. Further, The Immune Response Corporation could not easily replace its manufacturing capacity if it were unable to use its manufacturing facilities due to fire, natural disaster, equipment failure or other difficulty, or if the facility is not deemed to be in compliance with the U.S. FDA's Good Manufacturing Practice standards.

IF NEITHER THE IMMUNE RESPONSE CORPORATION, NOR TRINITY USA, IS ABLE TO SECURE A LICENSE TO EXPORT REMUNE FROM THE U.S. FDA, WE WILL HAVE TO ATTEMPT TO BUILD A MANUFACTURING FACILITY IN THAILAND OR CEASE OPERATIONS.

          In the event that neither The Immune Response Corporation, nor Trinity USA, is able to secure an export license for REMUNE, our business plan will be severely compromised and we may be forced to cease operations. The U.S. FDA may approve REMUNE for export based upon any of the following:

o    the results of tests conducted in the United States;
o    approval of REMUNE by the European health authorities;
o an application for an export license based upon approval of REMUNE by the Thai health authorities and a review by the U.S. FDA, for compliance with specific criteria set forth in the Federal Food, Drug and Cosmetic Act, of the Thai statutes and regulations governing the approval for use, manufacture and recall of drugs subsequently found not to be safe or effective; or
o a direct application in conjunction with the Thai health authorities for approval of the export of REMUNE based on an application to the U.S. FDA including the raw data from the trials of REMUNE conducted in Thailand.

         There can be no assurance, however, that REMUNE will be approved for use by either the U.S. FDA or the European health authorities, or that the U.S. FDA will ever approve the export of REMUNE. If the U.S. FDA refuses to approve the export of REMUNE for commercial use in Thailand, we may choose to build a manufacturing facility in Thailand capable of producing REMUNE or, if REMUNE may be exported as an intermediate product, of completing the manufacturing process for REMUNE. The cost of constructing a manufacturing facility in Thailand would be millions of dollars, and there can be no assurance that we would be able to raise the capital necessary to fund the building of a manufacturing plant. If neither The Immune Response Corporation, nor Trinity USA, can procure an export license for REMUNE, sales may not occur for 2 to 3 additional years, if ever, while we seek alternative manufacturing options.

IF WE ARE UNABLE TO DISTRIBUTE REMUNE IN THAILAND WITHOUT THE CONCOMITANT USE OF HIGHLY ACTIVE ANTI-RETROVIRAL THERAPY, OR HAART, OUR BUSINESS MODEL MAY NOT BE VIABLE AND WE MAY BE FORCED TO CEASE OPERATIONS.

          Our business model contemplates that REMUNE will be approved and labeled as a mono-therapy in Thailand and in our other licensed countries. If we are unable to distribute REMUNE in Thailand without the concomitant use of HAART, our business model may not be viable and we may be forced to cease operations because we believe HAART is not affordable or readily accessible to the great majority of the HIV infected population in the countries where we possess license rights.

          If our supplier is unable to provide REMUNE at a price which can be resold by us at an amount that is affordable to the HIV infected population in our territory, we may not be able to sustain profitable operations.

          Our cost of REMUNE is contractually based upon The Immune Response Corporation's manufacturing cost, as defined under generally accepted accounting principles, plus an agreed upon markup percentage. Because The Immune Response Corporation's manufacturing facility has no history of volume production, we cannot determine with absolute certainty that the price at which REMUNE may be resold in our licensed territory will be affordable to a large enough percentage of the HIV infected population for us to sustain profitable operations.

IF THE IMMUNE RESPONSE CORPORATION IS UNABLE TO CONTINUE AS A GOING CONCERN, WE WILL LOSE THE SOLE SUPPLIER OF REMUNE, OUR ONLY PRODUCT.

          The Immune Response Corporation had a net loss of $24,498,000 and $8,756,000 for the year ended December 31, 2000 and the nine month period ended September 30, 2001, respectively. The Immune Response Corporation had an accumulated deficit of $219,784,000 as of September 30, 2001. The Immune Response Corporation also had working capital of $3,220,000, total assets of $23,266,000 and total liabilities of $5,519,000 as of September 30, 2001.

          Because The Immune Response Corporation is the sole supplier of REMUNE, their inability to continue to raise capital or ultimately generate internal cash flow could adversely affect our business, as REMUNE is currently our only product.


IF THE THAI MINISTRY OF PUBLIC HEALTH OR FOOD AND DRUG ADMINISTRATION DOES NOT APPROVE REMUNE, WE WILL BE UNABLE TO GENERATE ANY REVENUES IN THAILAND.

         Approval of REMUNE by the Thai Food and Drug Administration or Ministry of Public Health is necessary for the marketing, distribution and manufacture of REMUNE. If the Thai Food and Drug Administration does not approve REMUNE, REMUNE cannot be marketed, sold or manufactured in Thailand. Without Thai Food and Drug Administration approval, we will be unable to generate any revenue in Thailand.

IF WE DO NOT RECEIVE REQUIRED MARKETING APPROVAL FROM THE GOVERNING HEALTH AUTHORITY OF THAILAND, WE CANNOT SELL OR DISTRIBUTE REMUNE IN ANY OTHER COUNTRY IN OUR LICENSED TERRITORY AND WILL BE UNABLE TO GENERATE REVENUES IN THOSE LOCATIONS.

          We have agreed that we cannot sell or distribute REMUNE to any country in the licensed territory unless we have previously received the required marketing approval for REMUNE from the governing health authority of Thailand and we have diligently commenced marketing REMUNE in Thailand. If we do not obtain the required marketing approval, we will be unable to generate any revenues in our licensed territory.

          The license and collaboration agreement, as amended, between Trinity USA and The Immune Response Corporation provides for possible termination of the license and collaboration agreement if the marketing approval for REMUNE in Thailand is not granted before August 31, 2004.

IF REMUNE BECOMES OBSOLETE BECAUSE OF THE HIV VIRUS' ABILITY TO MUTATE, WE MAY LOSE OUR MARKET FOR REMUNE.

          Our success depends on the ability of the product to benefit users. Because of the ability of this virus to mutate, and thereby defeat many forms of treatment, it is not unreasonable that the product may become obsolete.

IF REMUNE NO LONGER BENEFITS PATIENTS THAT USE IT, WE MAY HAVE TO WITHDRAW REMUNE FROM THE MARKET.

          Our success will depend, in large part, upon the product continuing to show wide safety margins and a low incidence of adverse side effects. Unacceptable toxicities or side effects may occur at any time in the course of clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market.

IF THE IMMUNE RESPONSE CORPORATION, REMUNE'S DEVELOPER, DOES NOT COMPLETE ITS CLINICAL TRIALS OF REMUNE, WE MAY NOT BE ABLE TO MARKET THE DEVELOPMENT OF REMUNE.

          The Immune Response Corporation must still complete clinical trials of REMUNE. The results must gain regulatory approvals in the United States or other countries where these companies may sell REMUNE. There can be no assurance that the clinical trials and any subsequent commercialization of REMUNE by The Immune Response Corporation will be successfully completed. The discontinuation of a Phase 3 trial of REMUNE due to lack of statistical difference between test and control groups, conducted in the United States, had a material adverse effect on The Immune Response Corporation.

          On August 30, 2001, The Immune Response Corporation announced that after a thorough review of the available data, it informed Agouron Pharmaceuticals, Inc., a Pfizer Company, that it did not intend to continue Study 202. The decision was based on the fact that the total number of endpoints (time to virological failure) to date appeared to be falling short of the number assumed by Agouron in the protocol. Additionally, the conditional power calculations, which is the estimation of the likelihood of correctly determining a treatment effect, provided by Agouron were reviewed and revealed that while the power could be near 70%, it could also be as low as 40%. Based on these factors, The Immune Response Corporation determined that it would be highly unlikely that Study 202 would be able to achieve its primary objective of determining a treatment effect.


BECAUSE THE IMMUNE RESPONSE CORPORATION AND AGOURON HAVE TERMINATED THEIR COLLABORATION AGREEMENT, THE IMMUNE RESPONSE CORPORATION MAY HAVE TO ABANDON THE DEVELOPMENT OF REMUNE.

          The Immune Response Corporation's primary marketing partner, Agouron Pharmaceuticals, Inc., or Agouron, a Pfizer Inc. company, terminated its collaboration agreement with The Immune Response Corporation on July 5, 2001. As a result, The Immune Response Corporation may have to abandon REMUNE or seek additional funding. The termination of the Agouron/Immune Response Corporation collaboration agreement has had a material adverse effect on both The Immune Response Corporation's and Trinity USA's stock price, and therefore our ability to successfully raise additional capital to complete REMUNE development and effectuate our business plans.

IF TECHNOLOGICAL CHANGE AND COMPETITION RENDER OUR POTENTIAL PRODUCTS OBSOLETE, WE MAY HAVE TO CEASE OPERATIONS.

          Trinity USA anticipates that REMUNE will face intense and increased competition in the future. There can be no assurance that existing products or new products for the treatment of HIV developed by competitors will not be more effective or more effectively marketed and sold than REMUNE. The biotechnology industry continues to undergo rapid change, and competition is intense and is expected to increase. Competitors may succeed in developing technologies and products that are more effective or affordable than any which are being developed by our supplier, The Immune Response Corporation.

IF THE MANUFACTURE OF REMUNE IS CONDUCTED BY TRINITY USA IN THAILAND, WE MAY BE EXPOSED TO ENVIRONMENTAL LIABILITY.

          Because REMUNE requires irradiation as a final processing step, we may be exposed to environmental liability when and if Trinity USA begins manufacture of REMUNE in Thailand. Further, nuclear irradiation sources may not be found in Thailand and may not be allowed by the Thai government authorities.

                RISKS RELATING TO OUR HISTORY AND FINANCING NEEDS

IF WE ARE UNABLE TO PAY OUR CURRENT AND FUTURE OBLIGATIONS TO TRINITY ASSETS COMPANY LIMITED, OUR CURRENT DISTRIBUTION STRATEGY COULD BE COMPROMISED AND WE MAY BE UNABLE TO SELL OUR PRODUCT IN THAILAND.

          Since Trinity USA has assigned a significant portion of its revenue rights to Trinity Assets Company Limited, an affiliate, Trinity Assets Company Limited may exercise a disproportionate amount of control over future revenues or profits from the sale of REMUNE in Thailand. Because both entities are owned by members of the Churdboonchart family, the future negotiation of profit or royalty arrangements may involve conflicts of interest which could result in limited royalties or profits to Trinity USA.

          If we are unable to raise sufficient capital or generate profitable operations to pay our current and future obligations to Trinity Assets Company Limited, our current distribution strategy in Thailand and the other nine licensed countries will be compromised, as our operations are co-dependent.

UNANTICIPATED CHANGES IN THAI REGULATIONS MAY LIMIT OUR ABILITY TO MANUFACTURE, SELL OR DISTRIBUTE REMUNE IN THAILAND WHICH WOULD LIMIT OR PREVENT US FROM GENERATING REVENUES.

          We may be subject to direct regulation by several governmental agencies in Thailand in addition to regulations applicable to the development and marketing of pharmaceutical products. The application of new laws and regulations as well as political and economic events beyond our control may limit our ability to manufacture, sell and distribute the product in Thailand. Present Thai law requires domestic pharmaceutical manufacturing and that some aspects of sales and distribution be conducted by a majority owned Thai company.

OUR FUTURE SUCCESS IS UNPREDICTABLE DUE TO OUR LIMITED OPERATING HISTORY, OUR HISTORY OF OPERATING LOSSES AND THE UNCERTAINTY OF ACHIEVING PROFITABILITY.

          Due in large part to the significant research and development expenditures required to identify and validate new drug candidates, we have not been profitable and have generated operating losses since our inception in 1998. We currently have no revenues and we are still in the developmental stage of our business. As of September 30, 2001, we had an accumulated deficit of $5,709,440. We expect to continue to incur losses for at least the next year, and expect that these losses could increase as we continue to expand our sales, research, and marketing force, and our distribution facilities in an effort to commercialize REMUNE. We expect to incur additional losses until such time, if ever, that our revenues from the sale of REMUNE cover our expenses. Achieving and maintaining long-term profitability depends on successfully commercializing REMUNE. We cannot assure you that we will be able to achieve any of the foregoing or that we will be profitable even if we successfully commercialize REMUNE. If the time required to generate revenues and achieve profitability is longer than anticipated, or if we are unable to obtain necessary capital, we may not be able to fund and continue our operations.

IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL IN THE NEXT 12 MONTHS, WE MAY BE FORCED TO CEASE OPERATIONS.

          Trinity USA requires substantial capital to pursue its operating strategy and currently has limited cash for operations. We do not have any other commitments to secure additional capital and there is no assurance that any additional funds needed will be available on favorable terms, if at all. We require substantial working capital to fund our business and execute our long-term business strategy. We currently anticipate that the net proceeds from our sale of our shares of common stock from future private placement offerings, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. However, we may need to raise additional funds prior to the expiration of this period. Until we can obtain revenues sufficient to fund working capital needs, Trinity USA will be dependent upon external sources of financing.

          The license and collaboration agreement between Trinity USA and The Immune Response Corporation provides for termination by The Immune Response Corporation or Trinity USA if Trinity USA fails to purchase The Immune Response Corporation's common stock, as required by the stock purchase agreement between the parties, within 30 days of the event requiring purchase of the common stock. During the next 12 months, Trinity USA expects to pay at least one of the two remaining $5 million payments to The Immune Response Corporation. The two remaining payments must be paid upon 1) the approval of REMUNE in Thailand for commercial sale and 2) receipt of the required factory establishment license or approval from the governing health authority of Thailand to manufacture REMUNE. If we are unsuccessful in raising the necessary capital to fund the first milestone payment, we may lose our licensing rights for REMUNE.


IF WE ARE UNABLE TO GENERATE INTERNAL SOURCES OF LIQUIDITY, WE MAY BE UNABLE TO RAISE ADDITIONAL FUNDS WITHOUT SUBORDINATING THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.

          To date, we have no internal sources of liquidity and do not expect to generate any internal cash flow until 2002. Moreover, there is no assurance that our estimate of our liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the rights of Trinity USA's common stock. The failure to raise any needed additional funds will make it difficult for Trinity USA to sustain or commence its primary business operations.

BECAUSE TRINITY USA AND TRINITY ASSETS COMPANY LIMITED HAVE A DIRECTOR IN COMMON, THERE MAY BE INHERENT CONFLICTS OF INTEREST IN THE EXECUTION BY THIS DIRECTOR OF HIS DUTIES.

          Trinity USA currently has one director that is also a director and officer of Trinity Assets Company Limited. This director also has a direct financial interest in both Trinity USA and Trinity Assets Company Limited. While our management believes that this director will be able to exercise his fiduciary duty to our shareholders, there may exist inherent conflicts of interest in the execution by this director of those duties. As a result of this potential conflict, this director may not negotiate the terms of our current or prospective agreements with Trinity Assets Company Limited as favorably as the terms he would demand if he had no financial interest in our contractual partner.


                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

          This prospectus contains forward looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expect," "anticipate," "intend" and "plan." Our actual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements. Factors that could contribute to these differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of our common stock being offered by any of the selling security holders. The estimated net proceeds we may realize upon the exercise of all warrants and non-statutory stock options will be approximately $1,296,750. As of the date of this prospectus, we have received no firm commitments for the exercise of such warrants or stock options; because the exercise prices of the warrants and stock options are above the current market price of our common stock, no assurance can be given that any of the warrants or stock options will be exercised.

         Any net proceeds from the exercise of warrants or non-statutory stock options are intended to be used for general corporate purposes.


                                 DIVIDEND POLICY

          We do not expect to pay cash dividends on our common stock. Future dividends on our common stock, if any, will be determined by our board of directors. We may incur debt which may prohibit or restrict the payment of dividends.


                              PLAN OF DISTRIBUTION

          Shares of Common Stock Offered by The Selling Security Holders

         We are registering 1,859,258 shares which may be sold by the selling security holders. Trinity USA will not receive any proceeds from the sale of the 1,859,258 shares attributed to the private placements or option grants.

DISTRIBUTION BY SELLING SECURITIES HOLDERS.

          The selling security holders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling security holders may sell our common stock at prices then prevailing or related to the then current market price or at negotiated prices. The shares will not be sold in an underwritten public offering.

USE OF BROKERS AND DEALERS.

          The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

          o purchases by a broker or dealer as principal and resale by the broker or dealer for its account;

          o ordinary brokerage transactions and transactions in which the broker;

          o    solicits purchasers; and

          o    privately negotiated transactions.

          Brokers and dealers engaged by selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling security holders in amounts to be negotiated; or, if any such broker-dealer acts as agent for the purchaser of the shares, from the purchaser. Broker-dealers may agree with the selling security holders to sell a specified number of the shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling security holder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling security holder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with the resales, may receive or pay commissions.

DEEMED UNDERWRITERS.

          The selling security holders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling security holders and any commissions or discounts given to any the broker-dealer may be deemed to be underwriting commissions or discounts. The shares may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued. We have agreed to indemnify the selling security holders against certain liabilities.

TIMING OF SALE BY SELLING SECURITY HOLDERS.

          We have filed this registration statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling security holders. The selling security holders may commence the offering of shares pursuant to this prospectus immediately upon effectiveness of the registration statement. There can be no assurance that the selling security holders will sell any or all of the offered shares.

          Under the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of the distribution. Also, the selling security holders are subject to applicable provisions which limit the timing of purchases and sales of our common stock by the selling security holders.

PLEDGEES, DONEES AND TRANSFEREES.

          Under this prospectus, selling security holders may pledge, donate or transfer their shares, and their pledgees, donees and transferees, and other subsequent holders, may also use this prospectus. We will file post-effective amendments to this registration statement updating this prospectus to identify any such pledgees, donees and transferees of which we are made aware.

REGULATION M.

          We have informed the selling security holders that, during the time that they may be engaged in a distribution of any of the shares we are registering by this registration statement, they are required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

          Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of our common stock to be more than it would otherwise be in the absence of these transactions. We have informed the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock if the stabilizing bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling security holders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

                                LEGAL PROCEEDINGS

          There are no legal actions pending against us nor are any legal actions contemplated.

                            SELLING SECURITY HOLDERS

          The following table sets forth the number of shares of common stock which may be offered for sale from time to time by the selling security holders. The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling security holders. None of the selling security holders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling security holders had or have any material relationship with us.

                                                Beneficial Ownership Prior to the       Beneficial Ownership Following
                                                             Offering                            the Offering

                                                  Number of                              Number of
Selling Security Holders                           Shares           Percent Owned*         Shares        Percent Owned
------------------------                           ------           --------------         ------        -------------

PRIVATE PLACEMENTS - COMMON STOCK UNITS;
INCLUDES STOCK ISSUABLE RELATED TO
WARRANTS GRANTED
Anthony Ulaski                                           21,253                 0.16            0               0.00
Four Corners Investment, Corp.                           62,500                 0.48            0               0.00
Milan Bratin                                             55,505                 0.43            0               0.00
J. Galt, Inc.                                            55,000                 0.43            0               0.00
Darryl Cohen                                             93,750                 0.72            0               0.00
Robert Banov and Amy Banov                               31,250                 0.24            0               0.00
                                                      ---------
                                                        319,258

CONVERTIBLE DEBENTURE; INCLUDES
ESTIMATED WARRANT SHARES ISSUABLE
La Jolla Cove Investors, Inc. (4)                      1,425,000                 11.0            0               0.00

COMMON STOCK WARRANTS
Carl E. Frankson (1)                                      1,736                 0.01            0               0.00
Steve Weinress (1)                                        1,319                 0.01            0               0.00
Patrick S. Bannister (1)                                    995                 0.01            0               0.00
Andre D. Guardi (1)                                       3,310                 0.03            0               0.00
Paul J. Donnelly (1)                                         93                 0.00            0               0.00
Robert W. Campbell (1)                                      185                 0.00            0               0.00
Marjorie E. Goddard (1)                                   3,063                 0.03            0               0.00
Ian T. Gilson (1)                                         1,563                 0.01            0               0.00
Bruce Feuchter (1)                                          500                 0.00            0               0.00
Roger Palley (1)                                            500                 0.00            0               0.00
Gregory E. Presson (1)                                    1,736                 0.01            0               0.00
                                                      ---------

    Subtotal                                             15,000
                                                      ---------

NON-STATUTORY STOCK OPTIONS
Gary E. Wilson (2)                                       50,000                 1.23            0               0.00
Kenneth B. Hamlet (3)                                    50,000                 0.46            0               0.00
                                                      ---------
    Subtotal                                            100,000
                                                      ---------

    Total                                             1,859,258
                                                      =========

* Percentage is based upon the amount of outstanding shares of Trinity USA's common stock, par value $.001, as of December 31, 2001, which is equal to 12,958,120 shares.

(1) Represents warrant shares issued in connection with the signing of an engagement letter with an investment banking firm to introduce certain institutional investors to Trinity USA and also to advise Trinity USA regarding potential investment terms by such investors.
(2) Chief Financial Officer, Executive Vice President - Finance, Treasurer. Mr. Wilson beneficially owns 160,000 shares issuable under stock options.
(3) Director. Mr. Hamlet beneficially owns 60,000 shares issuable under stock options.
(4) Amount of shares issuable upon conversion is an estimate based upon the contractual maximum stock ownership that the debenture holder may obtain in Trinity USA, which is limited to less than 10%.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Following are Directors and Officers at December 31, 2001:

Name                                Age                   Position
----                                ---                   --------

Arun Churdboonchart                 60      Chairman of the Board of Directors
Dr. Vina Churdboonchart             56      President and Director
Inthanom John Churdboonchart        34      Director
Dr. James S. Namnath                44      Chief Executive Officer and Director
Kenneth B. Hamlet                   56      Director
Gary E. Wilson                      35      Chief Financial Officer, Executive
                                            Vice President - Finance, Treasurer
Elizabeth Namnath                   49      Corporate Secretary

          MR. ARUN CHURDBOONCHART joined Trinity USA as its chairman in December 1999. He is a former member of the Thai National Senate, March 1996 to March 1999, and chairman of Trinity Group, 1975 to present: a diversified Thai corporation that owns real estate, hotels, retail stores, and a Bangkok radio station. Mr. Churdboonchart is a founder and a Director of Trinity Medical Group, Ltd., September 1995 to present.

          Mr. Churdboonchart received a B.S. degree in Business Administration from California State University, Long Beach in 1970. Mr. Arun Churdboonchart is married to Dr. Vina Churdboonchart, President, and is the father of Director Mr. Inthanom John Churdboonchart. Mr. Arun Churdboonchart is also the brother-in-law of Dr. James Namnath, Chief Executive Officer, and Ms. Elizabeth Namnath, Corporate Secretary.

          DR. VINA CHURDBOONCHART joined Trinity USA as President and a Director in December 1999. She is a former member of the Thai Legislature, March 1991 to March 1992, and a former Thai Senate member, March 1992 to March 1996. She is a co-founder of Trinity Medical Group, Ltd., which was established in September 1995, a Bangkok based privately held company which sponsored the clinical trials of REMUNE in Thailand from September 1995 to November 2000. Since 1971, she has been a member of the Faculty of Science, Mahidol University. At Mahidol University, she had been the principal investigator of dengue hemorrhagic fever. Her research efforts have been supported by the U.S. Government (USAID) and the World Health Organization. She has many published studies, including findings accepted in the JOURNAL OF AIDS, VACCINE JOURNAL, AND CLINICAL AND DIAGNOSTIC LABORATORY IMMUNOLOGY.

          Dr. Churdboonchart received her doctorate in Pathobiology from Mahidol University in 1984. She received her bachelors degree from California State University, Long Beach in 1970. Dr. Vina Churdboonchart is married to Mr. Arun Churdboonchart, Chairman of the Board, and is the mother of Director Mr. Inthanom John Churdboonchart. Dr. Vina Churdboonchart is the sister of Dr. James Namnath, Chief Executive Officer, and Elizabeth Namnath, Corporate Secretary.

          MR. INTHANOM JOHN CHURDBOONCHART graduated from Gonzaga University in 1992 with a B.S. in Computer Aid Design. Mr. Churdboonchart also received a Mini Masters of Business Administration in Factory Management from Chulalongkorn
University in June 1996. Mr. Churdboonchart began his professional career assisting the Managing Director of Kaew Kanch Industry and Mining in January 1994. He established AV Studio Company, Ltd. in 1995 and at present is the managing director of AV Studio. AV Studio is a recording studio and public relations company which produces and promotes recording artists in Thailand. In March 2000, Mr. Inthanom launched Discazine Company, Ltd., which is a promotional magazine for the music industry. Mr. Churdboonchart was Managing Director of Trinity Assets Company Limited from 1990 to August 2001 and joined Trinity USA as a Director in December 1999. Inthanom John Churdboonchart is the son of Arun and Vina Churdboonchart and the nephew of Dr. James Namnath, Chief Executive Officer, and Elizabeth Namnath, Corporate Secretary.

          DR. JAMES S. NAMNATH joined Trinity USA as Chief Executive Officer and a Director in September 1998 and is an experienced senior executive of high technology and life sciences companies. He has managed the U.S. portfolio of assets and operations for Trinity Medical Group, Ltd. since its inception. Dr. Namnath was the Chief Executive Officer of JennerNet Software Company, an Internet focused provider of information systems to the personnel industry. Prior to starting his own corporate ventures in March of 1994, Dr. Namnath was a Senior Manager at Monsanto Company from June 1992 to March 1994 and Chevron Corporation from December 1989 to June 1992. For over nine years he was the Principal Scientist and Manager of Product Chemistry for the Ortho and Roundup homeowner brands: products which have extensive government regulatory guidelines. He started his professional career with Lever Brothers and Cheeseborough-Ponds in December 1986: leading consumer product companies where his research led to several valuable patents. Dr. Namnath is an experienced computer programmer with over 25 years of experience and certifications in business and accounting systems.

          Dr. Namnath received his doctorate in Physical Chemistry in 1983 from the University of Southern California. He earned two bachelor degrees from the University of California, Santa Barbara in 1978. Dr. James Namnath is the brother of Dr. Vina Churdboonchart, President, and Elizabeth Namnath, Corporate Secretary. He is also the brother-in-law of Mr. Arun Churdboonchart, Chairman, and the uncle of Director Mr. Inthanom John Churdboonchart.

          MR. KENNETH HAMLET is currently chairman of the board of TEC International, an international organization of CEOs. He is also vice chairman and president of Affinity2, a web-based portal designed to offer products and services to small- to medium- sized businesses. Concurrently, he is president of Knowledge Universe Executive Education and Conferences LLC. In addition, Mr. Hamlet serves on several corporate boards.

          Mr. Hamlet has a wide spectrum of CEO and Board experience, most notably his tenure from 1982 to 1991 as president and CEO of Holiday Inns Inc., the largest hospitality concern in the world. During his tenure at Holiday Inns Inc, Mr. Hamlet helped to introduce two new brands, was instrumental in the acquisition of Harrah's and participated in the $2.5 billion recapitalization of Holiday Corp. in 1987. Under his tenure, he assisted Holiday Corporation with the launch of the following brands: Harrah's Gaming, Hampton Inns, Embassy Suites, Residence Inn as well as the company's namesake, Holiday Inns.

          Mr. Hamlet is currently a member of the World Presidents' Organization, Chief Executives Organization, Chairmen's Round Table, Scripps Trauma Services Advisory Board, San Diego Chamber of Commerce Business Round Table, American Hotel & Motel Association, the National Restaurant Association, and he serves on the board of Advisors for Cornell University's School of Hotel Administration.

          MR. GARY E. WILSON, CPA graduated from the University of Michigan in 1991 with a B.A. in Economics, Business Administration and Accounting. Prior to joining Trinity USA in September 2000, Mr. Wilson was a Senior Assurance Services Manager with Grant Thornton LLP where he served as an auditor and professional business advisor to publicly-held and privately-owned Manufacturing/Distribution, Life Sciences and High Technology companies. As a Senior Assurance Services Manager, he regularly advised senior management and various boards of directors on Best Business Practices, Inventory Management, Strategic Planning, Stock Option Plans, Financing Options and Solutions, Capital Market Transactions, Internal Controls and Accounting and Auditing matters.

         MS.  ELIZABETH  NAMNATH  joined  Trinity USA as Corporate  Secretary in
April 2000 and is an experienced senior manager. She was a manager at Maginet Corporation, April 1994 to December 1998, a pay-per-view movie provider, in Singapore and Thailand. She served as regional manager from January 1997 to December 1998, establishing operations in four cities throughout Southeast Asia. Prior to Maginet, she worked as General Manager for Trinity Silom Hotel in Bangkok, Thailand, 1990 to 1994.

         Elizabeth received her B.A. degree in Communications with a Business Administration minor from California State University, Long Beach in 1974. Elizabeth Namnath is the sister of Dr. Vina Churdboonchart, President, and Dr. James Namnath, Chief Executive Officer. She is also the sister-in-law of Mr. Arun Churdboonchart, Chairman, and the aunt of Director Mr. Inthanom John Churdboonchart.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2001 by:

          o each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;

          o    each of our directors and named executive officers; and

          o    our directors and executive officers as a group.


                                          Number of Shares of Common
                                                    Stock                 Percentage of       Address of Beneficial
Name of Beneficial Owners                     Beneficially Owned             Ownership              Owners(11)
-------------------------                     ------------------             ---------              ----------

Dr. James Namnath (1)                                495,000                     3.8
Dr. Vina Churdboonchart (2)                        2,400,000                    18.5
Arun Churdboonchart (3)                            1,850,000                    14.3
Inthanom Churdboonchart (4)                        1,850,000                    14.3
Orranart Churdboonchart (5)                        1,850,000                    14.3
Elizabeth Namnath (6)                                110,000                     0.8
Gary E. Wilson (7)(8)                                160,000                     1.2
Kenneth B. Hamlet (9)                                 60,000                     0.5
Trinity Assets Company Limited (10)                1,000,000                     7.7
Directors and Executive Officers as
   a Group                                         6,925,000                    53.4

(1) CEO and Director. Dr. Namnath's shares of our common stock are held of record by the Trinity Partners Trust; however, Dr. Namnath retains sole voting and dispositive power over all of the shares. Dr. James Namnath is the brother of Dr. Vina Churdboonchart and Elizabeth Namnath. Dr. James Namnath is the uncle of Director Inthanom Churdboonchart and of Orranart Churdboonchart. Of the 495,000 shares beneficially owned 125,000 represent those shares issuable under stock options, which are fully vested.
(2) President and Director. Includes 1,800,000 shares of our common stock held of record by the Churdboonchart Trinity Trust Account; however, Dr. Churdboonchart holds sole voting and dispositive power over all of these shares. Dr. Churdboonchart is the wife of Arun Churdboonchart and the mother of Director Inthanom Churdboonchart and of Orranart Churdboonchart. Of the 2,400,000 shares beneficially owned 150,000 represent those shares issuable under stock options, which are fully vested.
(3) Director. Includes 1,800,000 shares of our common stock held of record by the Churdboonchart Trinity Trust Account; however, Mr. Arun Churdboonchart holds sole voting and dispositive power over all of these shares. Mr. Churdboonchart is the husband of Dr. Vina Churdboonchart and the father of Director Inthanom Churdboonchart and of Orranart Churdboonchart. Of the 1,850,000 shares beneficially owned 50,000 represent those shares issuable under stock options, which are fully vested.
(4) Director. Includes 1,800,000 shares of our common stock held of record by the Churdboonchart Trinity Trust Account; however, Mr. Inthanom Churdboonchart holds sole voting and dispositive power over all of these shares. Mr. Inthanom Churdboonchart is the son of Dr. Vina and Mr. Arun Churdboonchart and is the brother of Ms. Orranart Churdboonchart. Of the 1,850,000 shares beneficially owned 50,000 represent those shares issuable under stock options, which are fully vested.
(5) Includes 1,800,000 shares of our common stock held of record by the Churdboonchart Trinity Trust Account; however, Ms. Churdboonchart holds sole voting and dispositive power over all of these shares. Ms. Churdboonchart is the daughter of Dr. Vina and Mr. Arun Churdboonchart and the brother of Mr. Inthanom Churdboonchart. Of the 1,850,000 shares beneficially owned 50,000 represent those shares issuable under stock options, which are fully vested.
(6) Corporate Secretary. Elizabeth Namnath is the sister of Dr. James Namnath and Dr. Vina Churdboonchart. Elizabeth Namnath is the aunt of Director Inthanom Churdboonchart and of Orranart Churdboonchart. Of the 110,000 shares beneficially owned 60,000 represent those shares issuable under stock options, which are fully vested.
(7)  Chief Financial Officer, Executive Vice President - Finance, Treasurer
(8) The 160,000 shares beneficially owned represent those shares issuable under stock options. Mr. Wilson has the right to acquire a total of 122,500 shares of common stock through the exercise of these options through February 28, 2002 based upon a contractual vesting schedule. The vesting of the remaining options, however, may be accelerated during that time frame if Trinity USA's stock trades at or greater than $11.44 for 10 consecutive days or Trinity USA signs a letter of intent to merge with or be acquired by another company or sells substantially all of its assets.

(9) The 60,000 shares beneficially owned represent those shares issuable under stock options. Mr. Hamlet has the right to acquire a total of 10,000 shares of common stock through the exercise of these options through February 28, 2002.
(10) Mr. Inthanom Churdboonchart, Director, who is the son of Dr. Vina and Mr. Arun Churdboonchart and is the brother of Ms. Orranart Churdboonchart, owns 49% of Trinity Assets Company Limited. Ms. Orranart Churdboonchart also owns 49% of Trinity Assets Company Limited.
(11) Unless otherwise stated, the address for each beneficial owner is care of Trinity Medical Group USA, Inc., 30021 Tomas Street, Suite 300, Rancho Santa Margarita, California 92688.


                            DESCRIPTION OF SECURITIES

          We are authorized to issue 50,000,000 shares of $.001 par value common stock. Each share of common stock has equal rights and preferences, including voting privileges. As of December 31, 2001, there were 12,958,120 shares of our common stock issued and outstanding.

          Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments. The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, and if, declared by our Board of Directors from funds legally available therefor. Cash dividends are paid at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the owners of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after a provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive, or other subscription rights, and there are no redemption provisions applicable to our common stock.

          Special meetings of the shareholders may be held within and without the State of Florida. These meetings may be called at any time by the Board of Directors or by the President, and may be called by the President or the Secretary at the written request of the holders of not less than ten percent (10%) of the shares then outstanding and entitled to vote. The holders of a majority of Trinity USA shares can take action by written consent without prior notice and without a meeting. The directors and executive officers of Trinity USA beneficially own approximately 54% of the outstanding common stock of the Company. As a result, the directors and executive officers may exercise control over all matters regarding shareholder approval, including the election of directors and approval of significant corporate transactions. If Trinity USA's directors and executive officers take such actions by written consent, we will comply with all notice and information statement delivery requirements of Regulation 14C, promulgated under the Securities Exchange Act of 1934, as well as any notice requirements established by Florida law.

          Under the By-laws of Trinity USA, a quorum is present when the holders of a majority of the shares entitled to vote on that matter are represented at the meeting in person or by proxy unless the Articles of Incorporation provide for a different amount. Since the Articles of Incorporation state that a quorum is present if the holders of one-third of the shares entitled to vote at a meeting of the shareholders is present, one-third of the votes is sufficient for a quorum.

          Our directors and executive officers beneficially own approximately 54% of the outstanding common stock of Trinity USA. As a result, the directors and executive officers could exercise control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of Trinity USA.

          Our current stockholders have the voting power to elect all of the members of the Board of Directors and control substantially all corporate actions and decisions for an indefinite period of time. Accordingly, investors may have no right or power to take part in the management or control of the business of Trinity USA, or the election of its officers or directors. Accordingly, no person should invest in Trinity USA unless he is willing to entrust all aspects of control to Trinity USA's current management and to rely upon their abilities.

          There is currently a limited market for our securities on the OTC Bulletin Board and there can be no assurance that a broader market will ever develop. Accordingly, purchasers of our securities will be required to bear the economic consequences of holding such securities for an indefinite period of time.

DIVIDEND POLICY.

          We have never declared or paid a cash dividend on our common stock. We do not expect to pay cash dividends on our common stock in the near future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our future lenders, if any.

PRIVATE PLACEMENTS.

          On September 26, 2001, Trinity USA sold 50,505 shares of its common stock for $.99 per share to a foreign investor. In connection therewith, Trinity USA issued a 5 year warrant to purchase 5,000 shares of Trinity USA's common stock at an exercise price of $1.98 per share. The net proceeds from the sale of the common stock were $45,000.

          On October 1, 2001, Trinity USA issued a $20,000 promissory note to an individual. The note had a maturity date on or before November 15, 2001, bore interest at 10% per annum and was uncollateralized. At the maturity date, the outstanding principal amount of the promissory note plus all accrued and unpaid interest shall be due and payable in cash or, at the option of Trinity USA, converted into debt or equity securities which may be issued in connection with a possible private placement by Trinity USA of its debt or equity securities to certain accredited or institutional investors completed at or prior to the maturity date. In connection with the issuance of the promissory note, Trinity USA issued the Holder a 5 year warrant to purchase 2,000 shares of Trinity USA's common stock at an exercise price of $1.80 per share. Trinity USA paid the selling agent a 10% cash commission totaling $2,000. The promissory note and related accrued interest were converted into 19,253 shares of Trinity USA's common stock on November 12, 2001.

          In November 2001, Trinity USA sold a total of 200,00 shares of its common stock for prices ranging from $1.00 to $1.10 per share to accredited investors. In connection therewith, Trinity USA issued 5 year warrants to purchase a total of 42,500 shares of Trinity USA's common stock at exercise prices ranging from $1.80 to $2.40 per share. The net proceeds from the sale of the common stock were $193,500.

          In January 2002, Trinity USA executed a Securities Purchase Agreement with a private placement investment company for the purchase of $125,000 of Convertible Debentures due in January 2003. The debenture bears interest at 9.50% and the interest is payable monthly. The debenture is convertible at a price equal to the lesser of $4.00 or 83% of the average of the three lowest closing prices of Trinity USA's common stock during the 20 day period prior to the conversion. At the time of conversion of the debenture, Trinity USA will issue to the holder warrants to purchase an amount of common stock equal to five times the number of shares issued upon the conversion of the debenture, at which time the warrants will be exercised by the holder. The warrants are exercisable at the related conversion price of the debenture. The maximum ownership position in Trinity USA that the holder may obtain, however, is limited to 9.99% of Trinity USA's issued and outstanding common stock.

In accordance with the terms of the Securities Purchase Agreement, Trinity USA will receive $50,000 of the $125,000 Convertible Debenture upon filing of this registration statement and $75,000 when it is declared effective by the Securities and Exchange Commission.

                                     EXPERTS

          The financial statements of Trinity USA as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and for the periods from inception (September 28, 1998) to December 31, 2000 and 1999 included in this prospectus have been so included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

       DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
                                ACT LIABILITIES

          Article X of our Certificate of Incorporation provides, among other things, that our officers shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

          o for any breach of the directors duty of loyalty to us or our security holders;

          o for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law;

          o liability for unlawful payments of dividends or unlawful purchase or redemption by us; or

          o for any transaction from which the director derived any improper personal benefit.

          Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

          Article VI, Section 1 of our By-laws also provides that we will indemnify executive officers and directors for all expenses and liabilities incurred by the executive officers and directors in connection with any criminal or civil action brought or threatened against the executive officers and directors by reason of such person being or having been an officer or director or employee of Trinity USA, or having served any other corporation or other enterprise in any capacity at the request of Trinity USA. Trinity USA has never requested that any of our officers or directors serve as an officer or director of another corporation.

          Article VI, Section 6 of our By-laws provides that any indemnification of expenses granted to any person will survive the amendment, alteration or repeal of the provision in the By-laws. Accordingly, any person entitled to indemnification under Section 6 will retain the protection even if the indemnification provision of the By-laws has been amended, altered or repealed to no longer provide the protection.

INDEMNIFICATION AGREEMENTS.

          We will enter into indemnification agreements with each of our executive officers and directors. We will agree to indemnify each executive officer and director for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by the executive officers and directors in connection with any criminal or civil action brought or threatened against the executive officers and directors by reason of such person being or having been our officer or director or employee. In order to be entitled to indemnification by us, the executive officers and directors must have acted in good faith and in a manner such person believed to be in our best interest. With respect to criminal actions, the executive officers and directors must have had no reasonable cause to believe his or her conduct was unlawful.

          Insofar  as   indemnification   for  liabilities   arising  under  the
Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission that the indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

          Trinity Medical Group USA, Inc. was incorporated in the State of Delaware on September 28, 1998 and reincorporated in Nevada in November of 1999 with its principal place of business in California. Following an Agreement for the Exchange of Common Stock between Trinity USA and August Project III Corp., a Florida corporation, on December 31, 1999, August Project issued to Trinity USA's shareholders 5,226,000 shares of its Common Stock in exchange for 100% of the outstanding shares of Trinity USA. In addition, shareholders of August Project sold 4,867,000 shares to the shareholders of Trinity USA in exchange for $175,000. Following the exchange, the shareholders of Trinity USA owned a total of 10,093,000 out of a total of 10,226,000 outstanding shares of August Project, and Trinity USA was a wholly owned subsidiary of August Project. Prior to the exchange, August Project had been approved for listing on the National Quotation Service Pink Sheets with the following trading symbol: AUUK. On January 5, 2000, August Project changed its name to Trinity Medical Group USA, Inc.

          The 10,093,000 shares of common stock owned by the shareholders of Trinity USA consisted of 9,600,000 shares owned by Trinity USA founding shareholders and 493,000 shares owned by service providers who performed consulting services for Trinity USA during 1999. Trinity USA recorded an expense of $229,200 related to the consulting services provided, which included identifying exchange and/or acquisition candidates, due diligence procedures on August Project and services related to the creation of our first private placement memorandum. The founding shareholders have not subsequently sold any of their shares.

          Trinity USA desired to become a publicly-held company. In October of 1999, the Chief Executive Officer of Trinity USA commissioned a search for a publicly-held company that had been in existence for at least two years and had an established list of shareholders. The preferred company would have substantially no operating history, liabilities, and assets. After review of nearly a dozen target companies, August Project III Corp. was identified in early December 1999. By purchasing or merging with August Project III, Trinity USA believed that it would have greater and faster access to capital to initiate its business and execute its business plan. The acquisition price of $175,000 was agreed to based on an estimated discount of the legal and accounting costs to do an initial public offering and through comparison of similar companies offered for sale at the time. No fairness opinion for the transaction was sought. The negotiations were conducted on an "arms-length" basis in that neither party had any relations before or after the transaction. We acquired no assets or liabilities as a result of the transaction.

          August Project III Corp. was formed on July 10, 1997. Although August Project III Corp. was formed and incorporated as a Florida corporation on July 10, 1997, they had no capital transactions or operating activities of any significance between July 10, 1997 and December 31, 1999, the date of our exchange with August Project III Corp.


                             DESCRIPTION OF BUSINESS

OUR LICENSED TECHNOLOGY.

          Trinity USA is an affiliate of Trinity Medical Group, Ltd., a Thailand company. We are a late development stage company with rights to market an HIV-Immunogen also known as REMUNE, a patented therapeutic vaccine treatment, designed to induce specific T cell responses in people infected with the Human Immunodeficiency Virus, or HIV. REMUNE is an immune-based therapy consisting of whole inactivated HIV-1 virus depleted of its gp120 coat protein based on Dr. Jonas Salk's vaccine technology.

          REMUNE is designed to stimulate an HIV-infected individual's immune system to attack HIV, the virus that causes AIDS. We believe that results from previous clinical trials demonstrate that REMUNE significantly boosts HIV-specific immune responses and may induce a positive virologic effect in HIV-infected individuals. Furthermore, we believe REMUNE stimulates the production of specific antiviral substances that naturally protect components of the immune system from HIV infection. Leading HIV clinical researchers have begun to recognize that in order to effectively stop or slow the progression of HIV to AIDS, therapies must stimulate HIV-specific cell mediated immune responses in infected individuals in addition to reducing viral load through the use of anti-viral drugs. Trinity USA and its affiliates completed Phase II clinical trials in Thailand where REMUNE was used as a sole treatment for individuals infected with HIV.

          In July 2001, Trinity USA, through its affiliate Trinity Assets Company Limited, filed a new drug application according to the steps for approval by the Thai Food and Drug Administration to market, distribute and manufacture REMUNE in Thailand. Approval of REMUNE by the Thai FDA is necessary for the marketing, distribution and manufacture of REMUNE. If the Thai FDA does not approve REMUNE, it cannot be marketed, sold or manufactured in Thailand and Trinity USA will be unable to generate any revenue in Thailand or any other of its licensed countries. If and when the Thai FDA approves our new drug application and we obtain the necessary export license from the U.S. FDA, we are prepared to immediately commence the sale and distribution of REMUNE in Thailand. We can give no assurances, however, that such approval and license will be obtained.


CURRENT AND HISTORICAL INFORMATION REGARDING OUR LICENSED TECHNOLOGY AND OUR LICENSOR.

          Trinity Medical Group, Ltd. was formed in 1995 after the principals of Trinity Medical Group, Ltd. entered into a license and collaboration agreement dated September 15, 1995 with The Immune Response Corporation, NASDAQ: IMNR, to develop and market REMUNE in ten Southeast Asian countries including Malaysia, The Philippines, Singapore, Sri Lanka, Myanmar, Laos, Cambodia, Vietnam and Indonesia, with Thailand as the lead nation, for a period of 15 years commencing on the date of the first commercial sale of REMUNE in each licensed country. Trinity Medical Group, Ltd. also entered into a stock purchase agreement on September 15, 1995 with The Immune Response Corporation and purchased 333,334 shares of common stock of The Immune Response Corporation at $15 per share on April 30, 1996. Under the stock purchase agreement, Trinity Medical Group, Ltd. was also obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required marketing approval from the governing health authority of Thailand for the drug therapy REMUNE. Trinity Medical Group, Ltd. was further obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture the drug therapy REMUNE. These stock purchase obligations of Trinity Medical Group, Ltd. became the obligations of Trinity USA as a result of the collaboration and supply agreement and the assignment agreement between Trinity USA and Trinity Medical Group, Ltd.

          The license and collaboration agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation, entered into in 1995, provided for possible termination of the license and collaboration agreement if the marketing approval for REMUNE in Thailand was not granted before December 31, 2000. On September 29, 2000, The Immune Response Corporation and Trinity USA amended the license and collaboration agreement to set the earliest possible termination date to August 31, 2001. On May 8, 2001, The Immune Response Corporation and Trinity USA amended the license and collaboration agreement to set the earliest possible termination date to August 31, 2004.

          In addition, the license and collaboration agreement provides for termination by The Immune Response Corporation or Trinity USA if Trinity USA fails to purchase The Immune Response Corporation's common stock as required by the stock purchase agreement within 30 days of the event requiring purchase of the common stock. The license granted to Trinity USA for the entire territory shall revert to The Immune Response Corporation if Trinity USA delays or suspends development of REMUNE in Thailand for more than 18 months or the license will revert to The Immune Response Corporation for a specific country if at any time Trinity USA elects not to develop or commercialize REMUNE in that country.

          The license and collaboration agreement, as amended, states that The Immune Response Corporation will manufacture, sell and deliver to Trinity USA a quantity of REMUNE equal to Trinity USA's requirement of REMUNE for commercial sale and distribution in its territory, up to 25% of The Immune Response Corporation's actual monthly production of the product. In the event Trinity USA's requirement of REMUNE exceeds 25% of The Immune Response Corporation's actual monthly production of the product, Trinity USA may request additional product and The Immune Response Corporation, in its sole discretion, may manufacture and sell the additional product to Trinity USA. Our cost of REMUNE is contractually based upon The Immune Response Corporation's manufacturing cost, as defined under generally accepted accounting principles, plus an agreed upon markup percentage. Trinity USA also has three years from the date of the first commercial sale of REMUNE in Thailand to exercise its option to obtain an exclusive license to manufacture REMUNE in Thailand solely for the sale, distribution and use in Trinity USA's licensed territory.

          REMUNE is produced by The Immune Response Corporation at its facility located in King of Prussia, Pennsylvania and also in small quantities at its Carlsbad California pilot plant. The product requires a final production step of nuclear irradiation which is conducted by a third party at another location; we bear no environmental liability for that operation. When and if the manufacture is conducted by us, we must find a third party capable of carrying out this step or apply for and receive permission from the relevant governmental authority for such a facility to perform the irradiation process. If we conduct the irradiation, some environmental liability may result and sufficient safeguards must be in place to prevent such a liability. The nuclear irradiation sources are available in Thailand. Currently, Trinity USA is unfamiliar with the source of each component used to make REMUNE. The King of Prussia facility requires certification by the U.S. FDA for compliance to Good Manufacturing Practice standards.

          The Immune Response Corporation had a net loss of $24,498,000 and $8,756,000 for the year ended December 31, 2000 and the nine month period ended September 30, 2001, respectively. The Immune Response Corporation had an accumulated deficit of $219,784,000 as of September 30, 2001. The Immune Response Corporation also had working capital of $3,220,000, total assets of $23,266,000 and total liabilities of $5,519,000 as of September 30, 2001. These factors should be considered in making an investment in us, as The Immune Response Corporation is the sole supplier of REMUNE and, as discussed in the "Risk Factors" section of this prospectus, we will be adversely affected if for any reason the manufacturing facility experiences down time or The Immune Response Corporation does not fulfill its contractual obligations to provide us with REMUNE or at amounts sufficient to sustain profitable operations. Since the facility has no history of volume production, we cannot predict with absolute certainty that a consistent supply volume can be expected.

          Trinity USA, Trinity Assets Company Limited, and Trinity Medical Group, Ltd. do not possess any relevant patents or trademarks relating to REMUNE in the ten countries that we have rights to sell REMUNE, except for a non-exclusive right to use The Immune Response Corporation's trademark REMUNE(TM) solely for the purpose of marketing and selling REMUNE in our licensed territory. All patents and trademarks are owned by The Immune Response Corporation and we are not certain as to the number and status of patents relating to REMUNE in all ten countries. Trinity USA owns the rights to REMUNE in these ten countries through our license and collaboration agreement with The Immune Response Corporation, dated September 15, 1995. Trinity Assets Company Limited has an exclusive right to market, sell and distribute REMUNE in Thailand only under a sublicense and supply agreement dated August 4, 2000. As of November 10, 2000, Trinity Medical Group, Ltd. no longer has REMUNE rights anywhere.

          Trinity USA has an obligation to purchase up to an additional 666,666 shares of common stock of The Immune Response Corporation. Trinity USA must purchase 333,333 shares within 30 days of receiving approval to commercialize REMUNE in Thailand and an additional 333,333 shares within 30 days of receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture REMUNE. Our ownership percentage of The Immune Response Corporation's outstanding common stock after the purchase of these shares would be 1.9%, assuming the total issued and outstanding common stock of The Immune Response Corporation as of September 30, 2001.

          The total cash requirement for the two remaining stock purchase commitments is $10 million. Trinity USA believes, however, that the purchase of The Immune Response Corporations' common stock at $15 per share, which is significantly above the $1.44 close price of their common stock on November 30, 2001, is much more than simply an investment in The Immune Response Corporation. We believe the greater value of the payments is related to the permanent fulfillment of our REMUNE license and access to REMUNE technology from The Immune Response Corporation.

          The common stock of The Immune Response Corporation held by Trinity USA after the required stock purchases would not be relied upon for income from potential appreciation or dividends. The shares of The Immune Response Corporation received in addition to our acquired license for REMUNE is viewed as an additional asset which we may or may not retain. If we elect to sell our shares of The Immune Response Corporation, we would be able to do so under rule 144 after holding the shares for one year and complying with the volume restrictions established by the SEC. Under present market conditions, where the price of The Immune Response Corporation's common stock is significantly below $15 per share, the payments to The Immune Response
Corporation for the stock purchase would be accounted for primarily as an intangible asset, license technology. If we were to fulfill our stock purchase obligations at a stock price of $1.44, the payment premium to be allocated to the licensed technology asset would equal $9,040,001. Since the signing of the stock purchase agreement over 5 years ago, however, The Immune Response Corporation's share price has closed above $15 on several occasions, and it is plausible that considerable shareholder interest in The Immune Response Corporation would result from Trinity USA's success in gaining approval for REMUNE in Thailand and the ultimate payment of the $10 million.

STATUS OF REMUNE'S DEVELOPMENT AND REGULATORY APPROVAL.

          The Immune Response Corporation is in the final stages of validating the commercial scale manufacturing aspects of REMUNE. In 2001, The Immune Response Corporation began the process of manufacturing three commercial scale lots of REMUNE at its dedicated manufacturing facility under Good Manufacturing Practice, or GMP, standards. This process was initiated by us so that we may complete our new drug application in Thailand.

          As also discussed in the section of the prospectus entitled "Risk Factors", in 1999 The Immune Response Corporation discontinued a 2,526 patient, Phase III clinical endpoint trial. The trial was discontinued because differences in clinical endpoints were not observed between treatment groups, and extending the trial would have been unlikely to provide sufficient, additional clinical endpoints to permit statistically significant differences between the treatment groups to be observed in the near term. The primary efficacy endpoint for the trial was disease progression to an AIDS defining condition, or death. At the time the study began, this was the only accepted endpoint for approval by the U.S. FDA for vaccines. However, since the discontinuation of the 2,526 patient, Phase III trial, the U.S. FDA has agreed to accept virologic endpoint trials for the basis of approval for REMUNE, which is being applied in Study 202. The discontinuation of the Phase III trial in the United States, although adversely affecting the timing of The Immune Response Corporation's commercial approval process of REMUNE in its territory, including the United States, and their stock price, had no direct impact on Trinity USA; our Phase II trial utilized increases in CD4 cell count as the primary endpoint from the outset, which endpoint was successfully met. The discontinuation of The Immune Response Corporation trial has had no effect on the Thai approval process since the data from the Phase III trial conducted in the United States was never planned to be used as supportive data for Thai review. However, we believe the publication in HIV Medicine on the subset study will be helpful to support our own data.

          As also discussed in the section of the prospectus entitled "Risk Factors", The Immune Response Corporation's primary marketing partner, Agouron Pharmaceuticals, Inc., or Agouron, a Pfizer Inc. company, terminated its collaboration agreement with The Immune Response Corporation on July 5, 2001. Pfizer studies in progress at the time of termination included Study 201 and Study 202. On August 30, 2001, The Immune Response Corporation announced that after a thorough review of the available data, it informed Agouron Pharmaceuticals, Inc. that it did not intend to continue Study 202.

          The Immune Response Corporation is also currently partially supporting a clinical trial in Spain known as STIR 2102. In November 2000, an independent Data Safety Monitoring Board, or DSMB, recommended that the trial in Spain of REMUNE plus anti-retroviral drugs in patients infected with HIV continue to its conclusion in May 2001. This decision followed review of efficacy data from the trial concerning viral load, which is the amount of HIV detected in the blood, and CD4 cell counts, which are immune cells selectively destroyed by HIV. On August 30, 2001, The Immune Response Corporation announced that after reviewing the data provided by the STIR 2102 protocol and the reports and views of the protocol statistician and the three outside statisticians, the DSMB expressed its view that REMUNE shows a positive impact on controlling virus and the study had met its primary endpoint (p=0.034). The Immune Response Corporation further announced that in light of both their decision not to continue Study 202 and because the DSMB expressed its view that the primary endpoint was met in the STIR 2102 trial, they planned to meet with the appropriate regulatory authorities as soon as possible in both Europe and the U.S. to discuss regulatory strategies regarding REMUNE.

          CD4 cells are effective in trapping and deactivating HIV. Infected cells which have CD4 present on the surface can attach HIV emerging from the cell when viral production and release occur. HIV has an effective mechanism of ceasing the production of CD4 in an infected cell. The CD4 cells gradually decline in number because their production is curbed by HIV. When HIV enters a cell, it creates an agent that inhibits further CD4 production. With decreased CD4 on the surface, HIV can replicate within the infected cell and then emerge. By observing an increase in CD4 in an HIV positive patient, it infers that many cells are once again capable of producing CD4 and maintaining a stronger defense against viral reproduction. The level of virus in a person's blood and a person's CD4 cell count can predict the risk of developing AIDS. The use of CD4 as an indicator of drug efficacy against HIV is an accepted U.S. FDA marker.

          The remaining step needed for the completion of our new drug application, which was submitted to the Thai FDA for commercialization of REMUNE in July 2001, is a product quality assurance requirement from the governing authority of the country where REMUNE is manufactured, in this case the U.S. FDA. Specifically, the product quality assurance requirement by the Thai authorities is the issuance of a GMP certification of The Immune Response Corporation's dedicated manufacturing facility in King of Prussia, Pennsylvania. Since REMUNE has not been commercially approved in the U.S. or in any other country, our supplier, The Immune Response Corporation, has not previously sought GMP certification of its manufacturing facility producing REMUNE. However, clinical trial materials of REMUNE have been produced under GMP standards. At the request of Trinity USA, The Immune Response Corporation engaged the services of an independent consulting firm to perform an audit and review document compliance for adherence to GMP standards in the manufacturing of clinical trial materials, and to issue an audit report as to their findings. Trinity USA, through Trinity Assets Company Limited, included the related GMP compliance audit report as part of our new drug application. If the Thai FDA is unwilling to accept a new drug application that does not include GMP certification of The Immune Response Corporation's manufacturing facility by the U.S. FDA, we will have to wait until The Immune Response Corporation can schedule a GMP inspection and the U.S. FDA can complete the GMP inspection and certification process of the manufacturing facility before we can submit our new drug application to the Thai FDA. We believe that a GMP inspection and certification will not occur until at least the first quarter of 2002.

          Trinity USA believes that the new drug application in Thailand will be accepted based mainly upon the results of our clinical trials in Thailand, which illustrate safety and efficacy. The review of the new drug application by the Thai FDA is, however, a subjective process and we can give no assurances that the new drug application will be approved by the Thai FDA so that we may commercialize REMUNE in Thailand. We also believe that before the new drug application will be approved by the Thai FDA and we can begin selling REMUNE in Thailand, The Immune Response Corporation's dedicated manufacturing facility producing commercial scale lots must be GMP certified by the U.S. FDA.

          Other requirements for commercialization are import/export licenses by Thai and U.S. authorities. The Immune Response Corporation is responsible for initiating the export license and Trinity USA, through Trinity Assets Company Limited, is responsible for initiating the import license. Should the Thai FDA approve the use of REMUNE, the import license would be judged principally on objective standards of whether or not there will be tariff requirements and matters of assessing product quality, labeling and authenticity. These matters are to the best of our knowledge not cumbersome nor overwhelming.

          The pertinent laws governing export of drugs and biologics which are not approved for use in the U.S. are contained in the Federal Food, Drug, and Cosmetic Act. Under these statutes, if REMUNE is not approved for use in the United States or other listed countries, we may petition the U.S. FDA for export of REMUNE under a section of the Federal Food, Drug, and Cosmetic Act which requires that the following conditions be met:

1) The drug complies with the laws of the foreign country and has valid marketing authorization by the responsible authority in that country.
2) The FDA determines that the foreign country to which export is sought has: a) statutory or regulatory requirements which require the review of drugs for safety and effectiveness by a government entity in that country and which authorizes marketing approval of drugs which trained and experienced experts have determined to be safe and effective; b) regulatory requirements that the experts must be employed by or acting on behalf of the foreign government entity and base their determination on adequate and well-controlled investigations, including clinical investigations; c) statutory of regulatory requirements pertaining to GMP; d) statutory or regulatory requirements for reporting adverse events and for removing unsafe or ineffective drugs from the market; and e) statutory or regulatory requirements which require that the labeling and promotion be in accordance with the product's approval.

          We also have the option to petition the FDA for approval to export REMUNE to Thailand under a separate section of the Federal Food, Drug, and Cosmetic Act by submitting information on the product quality, potency, safety, and efficacy along with a request from the governing authority of Thailand for such a license. Our petition would include the raw data from our trials in Thailand regarding the use of REMUNE without concomitant use of HAART and label guidelines that include recommendations for REMUNE as a sole treatment for HIV. This petition would take us approximately one month to construct and would cost approximately $50,000 in consultant's fees. The U.S. FDA is required to respond to such a completed petition within 60 days of filing. There can be no assurance, however, that the U.S. FDA will rule favorably upon either of the above mentioned petitions.

          If the U.S. FDA denies either of our petitions, then we would be required to await approval of REMUNE in the U.S. or a European country where it is currently being tested. In that event, we would be delayed in our revenue projections for at least six months, since such approval, if it is granted, is not anticipated until 2002. If REMUNE does not ever gain approval in the U.S. or Europe, and our petitions for an export license are denied, the only way to sell REMUNE in Thailand would be to construct our own manufacturing plant in Thailand, a process that may take three years and cost millions of dollars, and would require us to seek additional capitalization for which we cannot ensure investors of success. If we were unable to finance the construction of a manufacturing plant, we would be forced to cease operations.

          The following table and related narrative summarizes our regulatory and developmental milestones needed to obtain commercialization of REMUNE in
Thailand:


COUNTRY             AGENCY/COMPANY               ITEM                                 STATUS

Thailand            A. Ministry of               1A.  Import License                  1A. Submitted
                       Public Health, FDA
                                                 2A.  GMP Certification               2A. Item 1C completed


                                                 3A.  New Drug Application            3A. NDA Submitted;  review of
                                                      Approval                            1A  and  2A  and  entire
                                                                                          data set

United States       B. U.S. FDA                  1B.  Export License                  1B. Requires 2B and approval for
                                                                                          export in accordance with
                                                                                          procedures set forth
                                                                                          immediately preceding
                                                                                          this table.
                                                2B.  Inspection  of IMNR factory
                                                     and GMP  Certification  for      2B. Could  occur as early as
                                                     REMUNE                               first quarter  2002

                    C. The Immune               1C.  Private GMP audit of  clinical   1C. Completed
                       Response                      trial REMUNE production and
                       Corporation                   receipt of related Report



          The major milestone that needs to be successfully completed before we may commence commercial sale of REMUNE in Thailand is clearance by the Thai FDA for a new drug application, item 3A. The import/export clearance, item 1A and 1B is also dependent upon the manufacturer supplying a valid analysis of the product. The certification of the manufacturing facility in accordance with U.S. FDA Good Manufacturing Practice standards, item 2B, could occur as early as first quarter of 2002. Trinity USA, through Trinity Assets Company Limited, submitted a new drug application for REMUNE to the Thai FDA for commercialization in July 2001, after receiving item 1C.

          The total cost to Trinity USA for obtaining the referenced items above is estimated to be less than $100,000 and has been included in our total remaining estimated research and development costs of $1,000,000 as discussed in the section of the prospectus entitled "Plan of Operation" under the subheading "Capital requirements, cash flow and other operating considerations". If Trinity USA is unable to obtain any of the above referenced items or is significantly delayed in obtaining them, we may be unable to sustain our business without receiving additional capital and we may be unable to retain our licensing rights to REMUNE.

          We will need approval from the Thailand Customs Department for importation, but do not expect any delays or significant cost since clinical samples have cleared customs in the past. It is possible that Customs may post a duty on the product, but this is unlikely since it is not a luxury item nor can it be made in Thailand at this time. If Customs were to impose a duty, it could reduce our market potential.

          Trinity USA expects to reimburse Trinity Assets Company Limited for services and consultants used to complete the application process; these charges are expected to be approximately $500,000. Until full approval is received in Thailand and product sales begin or we gain sufficient capital from sale of our common stock, we will not have sufficient capital to expand our efforts in other licensed countries. Only after approval of REMUNE in Thailand occurs and revenue from sales are realized, would we undertake the approval process in the other countries. At this time we have not applied for use in any country other than Thailand.

EFFECT OF CURRENT AND FUTURE GOVERNMENTAL REGULATIONS.

          The market for REMUNE is profoundly affected by current and future governmental regulations. A variety of agencies may interfere with the course of our business at any time. The safety and efficacy of the product could be scrutinized by agencies and independent researchers. The greatest threat would occur if unforeseen adverse side effects appear and patients either become even more ill or die. To reduce that possibility, we will undertake significant care in product handling and storage. Our first technical department will be a Quality Assurance team that will be charged with product stewardship. In order to anticipate and comply more rapidly to government regulations, we will create a Regulatory Affairs Department, composed of either full-time or consulting professionals that would follow all of the regulatory agencies in all countries involved. To meet these regulatory and product quality assurance requirements, it is projected that a staff of three full-time employees plus consultants would require a budget of between $500,000 and $1 million per year.

          Trinity USA will incur minor costs for compliance with environmental regulations. The costs will be for record keeping and creation of material descriptions and labeling required for transportation and export of REMUNE from the United States. Most of these documents are available from our supplier and one time conversion to our format will be needed. These requirements will likely equate to the cost of one part-time clerical person and the related purchase of minimal office equipment.

COMPETITIVE BUSINESS ENVIRONMENT.

          We are not aware of another immune based therapy against HIV that is in human clinical trials. If there are any, we believe it would take five to 10 years to develop, test, and gain approvals. There are antiviral treatments for HIV which are widely used in the Western world and are known as Highly Active Anti-retroviral Therapy, or HAART. HAART products include AZT, ddi, Viracept, and Sustiva. HAART is openly available in Thailand but used by less than 1% of the infected population. The reason HAART is not widely used is due to the high cost of these drugs. The normal price for HAART treatment is between $10,000 and $20,000 per year per person. The average income of Thai's infected with HIV is around $3,000 per year. The expected price of REMUNE for Thai patients will be based upon demand and could be in the range of $150 to $500 per dose. The price of the product from the manufacturer, The Immune Response Corporation, is confidential and subject to refinement, as their costs may change. However, Trinity USA does expect to realize a minimum gross profit of $75 per dose on our sales to Trinity Assets Company Limited, as provided by our sublicense and supply agreement with Trinity Assets Company Limited.

          Patients who use HAART are often maligned with side effects, may not be able to work while treated and may have to remain hospitalized. We believe REMUNE will be competitive due to a significantly lower annual treatment price of less than $2,000 per year per person and it being a simple injection, at a minimum of once per quarter, which has no adverse side effects. Based upon the data from our clinical trials, we expect the range of injections to be from four to six injections per year, which is dependent upon the CD4 cell count and viral load present in the HIV infected individual. We believe that less than 40% of patients would require more than four injections per year. However, this regimen will be studied further. We do not believe that the requirement of more than four injections per year by certain patients will significantly inhibit the commercial success of REMUNE in Thailand or the viability of our business model. Phase I and Phase II clinical trials conducted in Thailand and the United States form the basis for our conclusions that there are no adverse side effects from the quarterly injections of REMUNE. A summary of the results of the Phase II clinical trial conducted in Thailand is presented in this section of the prospectus, under the subheading "Clinical trials of REMUNE and other REMUNE programs."

          The Immune  Response  Corporation  has  completed  several Phase I and
Phase II clinical trials of REMUNE in the United States involving over 280 HIV-infected individuals. We believe these clinical trials have suggested no significant toxicity or serious side effects associated with the product, as well as suggested the ability of REMUNE to enhance an immune system response against HIV. In an open-label Phase I clinical trial, which began in 1987, 25 HIV-positive individuals were treated with REMUNE. The data suggests that REMUNE stimulates an immune response in some HIV-infected individuals and we believe that there is a correlation between such immune response and stabilization of an individual's health.

          Two Phase II clinical trials of REMUNE were conducted by The Immune Response Corporation to assess the ability of this therapy to stimulate immune system responses against HIV, to evaluate the effect of REMUNE on early markers of progression in asymptomatic HIV-infected individuals and to monitor safety. We believe the results of these clinical trials suggest that REMUNE is safe and well tolerated and may have a favorable impact on multiple markers of HIV disease progression including viral burden, CD4 cell count, HIV-specific cell-mediated immunity, antibody production and weight gain.

          Programs of the Thai government and private charities make HAART available to a small number of the approximately 1 million infected in Thailand. For example, Glaxo sells AZT at a 90% discount in Thailand so that treatment is available for about $1 a day. However, AZT should not be taken alone and its use may result in viral mutation. Additionally, the only practical use is for short-term use by pregnant mothers so that their newborns are not infected. Other HAART drugs are expensive to produce and demand in western countries at list prices already exceeds supply. In the future if the price of HAART does comes down to the level of REMUNE, we believe they would be used when needed in conjunction with REMUNE and not as a competitive treatment.

          Other possible competitors include VaxGen Company, who is testing AidsVax in Thailand as a preventative vaccine. If VaxGen is successful with AidsVax, the number of infected individuals may decrease and lower our market potential. VaxGen believes they are three to 5 years from first use of AidsVax if current studies prove successful. Over the next three years, the number of HIV infected will likely continue to grow and be above 2 million. Alternative treatments such as holistic and traditional herbal products are widely used for currently infected people in Southeast Asia because nothing else is available at affordable amounts to most of the infected population in this region of the world. Our business plan does not require that we reach a majority of those infected with HIV in order to be successful. Over the next three years, we believe we will have enough product to treat only 10% of the total infected in Thailand. Thus, we do feel competitive pressure, even if present, will not significantly alter our business plan.

CONTRACTS AND AGREEMENTS WITH AFFILIATED COMPANIES.

          Trinity USA entered into a collaboration and supply agreement with Trinity Medical Group, Ltd., dated December 1, 1999. Under the terms of the collaboration and supply agreement, Trinity USA will pay Trinity Medical Group, Ltd. for research personnel at contractual rates, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted. The research personnel are to be paid at a rate of $250 per hour for the leading investigator and $125 per hour for associate researchers. The remainder of the aforementioned costs that Trinity USA is obligated to pay under the sublicense and supply agreement are to be paid at actual cost.

          Since inception through September 30, 2001, Trinity Medical Group, Ltd. has billed Trinity USA approximately $983,000 for costs incurred related to the research and development of the drug REMUNE. Since inception through September 30, 2001, Trinity USA has paid Trinity Medical Group, Ltd. approximately $669,000 for amounts previously billed. Trinity USA has paid, and will pay, Trinity Medical Group, Ltd. for the costs incurred as required by the collaboration and supply agreement. Please see the section of this prospectus entitled "Certain Relationships and Related Transactions" where the satisfaction of all amounts owed to Trinity Medical Group, Ltd. is also discussed.

          The collaboration and supply agreement also provided that Trinity USA make its best efforts to capitalize itself with at least $4,000,000 through sale or subscription of shares of common stock not to exceed 1 million shares. The requirement for Trinity USA not to exceed 1 million shares in its attempt to capitalize itself was subsequently waived. Trinity USA agreed to prepare and complete all necessary documentation required for registration of Trinity USA with the Securities and Exchange Commission as a reporting company, which it has done by filing a Form 10-SB on May 12, 2000. In exchange for Trinity USA being capitalized and a reporting company, Trinity Medical Group, Ltd. agreed to transfer its license and collaboration agreement and stock purchase agreement between it and The Immune Response Corporation, dated September 15, 1995, to Trinity USA no later than the first sale of the product after full regulatory approval in Thailand has been granted.

          Trinity USA and Trinity Medical Group, Ltd. entered into an assignment agreement on August 3, 2000, whereby all of Trinity Medical Group Ltd.'s rights, title, and interests in the license and collaboration agreement and stock purchase agreement were assigned to Trinity USA. There was no accounting recognition by Trinity USA as a result of the transfer of the license and collaboration agreement and the related stock purchase agreement.

          Trinity USA intends to capitalize future payments required under the stock purchase agreement to an intangible asset, license technology, and to marketable securities, as appropriate. The Immune Response Corporation consented to the assignment of the rights, title, and interests in the license and collaboration agreement and stock purchase agreement by Trinity Medical Group Ltd. to Trinity USA on August 3, 2000. On November 10, 2000, Trinity USA and Trinity Medical Group, Ltd. terminated the collaboration and supply agreement, dated December 1, 1999. As discussed below, Trinity Assets Company Limited will prospectively perform the research and development of REMUNE and will invoice Trinity USA in accordance with agreed upon terms.

          On August 4, 2000, we assigned through a sublicense and supply agreement the sales, distribution, manufacturing and marketing rights to REMUNE in Thailand to Trinity Assets Company Limited, an affiliate of Trinity USA and Trinity Medical Group, Ltd. The manufacturing rights assigned to Trinity Assets Company Limited are non-exclusive. Trinity Assets Company Limited is related through common ownership. The sublicense and supply agreement provides that Trinity USA will realize a minimum gross profit of $75 per dose from the sale of REMUNE to Trinity Assets Company Limited in Thailand and that profits, as defined, from the sale of REMUNE in licensed territories other than Thailand will be shared equally. It is the intent of the parties that if and when Trinity Assets Company Limited begins to manufacture REMUNE, Trinity USA will continue to realize revenues either from the purchase and resale of REMUNE to Trinity Assets Company Limited or as royalties from Trinity Assets Company Limited on its sales of REMUNE to others.

          Because we expected it to be at least three years before Trinity Assets Company Limited will be able to manufacture REMUNE in Thailand and before Trinity USA obtains the necessary government approvals to begin selling REMUNE in licensed countries other than Thailand, specific terms of the resale gross profit or royalties have not been negotiated by the parties at this time. It is expected that subsequent negotiation of these terms, likely to occur during the next year, will be conducted by Dr. James Namnath, Chief Executive Officer, and Gary E. Wilson, Executive Vice President - Finance representing Trinity USA and Inthanom John Churdboonchart and Orranart Victoria Churdboonchart representing Trinity Assets Company Limited. Because both entities are owned by members of the Churdboonchart family, however, the future negotiation of profit or royalty arrangements may involve conflicts of interest which could result in limited royalties or profits to Trinity USA. We have selected the above Trinity USA employees based upon their qualifications to represent Trinity USA in these instances and to reduce potential conflicts of interest that might arise between the parties as a result of the affiliated and family relationships.
Additionally, upon successful regulatory approvals of REMUNE, we intend to modify the current Board of Directors so that no member is also a board member of Trinity Assets Company Limited, nor will any concurrent employee be involved in negotiations between the two entities. Mr. Namnath and Mr. Wilson have no financial interest in Trinity Assets Company Limited nor have they held or intend to hold any position with Trinity Assets Company Limited.

          Trinity USA has also agreed to provide support to Trinity Assets Company Limited, in the form and substance satisfactory to both parties, for the warehousing, transportation, and production of any related capital assets, plant and equipment, etc. which are necessary for the marketing, promoting and selling of REMUNE in Thailand. This support may be in the form of providing interest bearing loans to Trinity Assets Company Limited or capital, in exchange for equity ownership of Trinity Assets Company Limited; no specific terms of the support have been negotiated by the parties at this time. Under the terms of the sublicense and supply agreement, Trinity USA will pay Trinity Assets Company Limited for research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted. The research personnel are to be paid at a rate of $250 per hour for the leading investigator and $125 per hour for associate researchers. The remainder of the aforementioned costs that Trinity USA is obligated to pay under the sublicense and supply agreement are to be paid at actual cost. Please see the section of this prospectus entitled "Certain Relationships and Related Transactions" where the satisfaction of amounts owed to Trinity Assets Company Limited is discussed.

          Prior to full regulatory approval, Trinity USA is responsible for funding the clinical studies and requirements of the regulatory approval process for REMUNE in Thailand, which Trinity Assets Company Limited directs and executes in Thailand. As necessary during this time frame, Trinity Assets Company Limited is the entity that primarily interacts with The Immune Response Corporation to gather the paperwork requirements of the regulatory approval process and to exchange relevant scientific data. After REMUNE commercial approval occurs in Thailand, Trinity USA will interact with The Immune Response Corporation to establish demand forecasts for REMUNE purchasing, issue purchase orders for REMUNE, arrange for shipment of product, process payments for REMUNE, negotiate future changes to product pricing as may be necessary, and to negotiate terms of REMUNE manufacturing technology transfer. After commercial approval for REMUNE occurs in Thailand, Trinity USA will interact with Trinity Assets Company Limited to develop sales forecasts for REMUNE, process and track shipment of product, obtain payments for REMUNE, and jointly design and construct REMUNE handling and packaging facilities.

          Trinity Assets Company Limited was reorganized to specifically manage REMUNE development, perform the local regulatory requirements and future marketing, sales and distribution efforts in Thailand. Trinity USA management believes it can simplify its organizational structure and deliver higher profitability by delegating these business and operational requirements to organizations that exist and have familiarity in that particular economic region, rather than attempting to manage the daily affairs and operations which are 14 time zones removed. Our use of Trinity Assets Company Limited as our current distributor in Thailand was also done to address the Thai Alien Business Operation Act which requires entities who manufacture or distribute pharmaceuticals in Thailand to be majority Thai owned. Although Trinity USA is currently majority Thai owned, and will be immediately following future contemplated private offerings, it is possible that we would access the United States capital markets by selling or issuing additional shares in the future which may result in us no longer being majority Thai owned.

          Trinity USA is located within 50 miles of The Immune Response Corporation, the licensor and supplier of REMUNE. We believe that this will facilitate the efficiency and effectiveness of our operations and assist in forming a strong partnering relationship with our supplier. The direct purchases of REMUNE by us are also simplified in that there will be no currency translation and expected financing for these purchases will occur within U.S. financial institutions. The sublicense and supply agreement between Trinity USA and Trinity Assets Company Limited directs the majority of profits from REMUNE sales to Trinity USA, based upon our current expected cost of the product and the anticipated resale price of REMUNE by Trinity Assets Company Limited in Thailand. Trinity Assets Company plans to derive most of its revenue from ancillary services and products necessary for the treatment of infected patients in its licensed country of Thailand.

CLINICAL TRIALS OF REMUNE AND OTHER REMUNE PROGRAMS.

          In 1999, Dr. Vina Churdboonchart, principal investigator at Mahidol University, with the collaboration of researchers from five leading Thai universities, completed a Phase II double blind placebo controlled clinical trial of REMUNE in Thailand, the results of which were submitted to the Thailand National Committee on AIDS for review in March, 2000. In the clinical trial above, REMUNE was found to increase mean CD4+ cell counts, with increases in both cellular and humoral immune responses and stable viral load. A follow up study through eighty-eight (88) weeks showed a significant decrease of viral load in 30% of the subjects. The results of the trial also indicated that the subjects reported no adverse side effects from taking REMUNE.

          The Phase II study conducted by us that is the basis of our application for a new drug application with the Thai FDA utilized CD4 cell counts as a primary end point with viral load, CD8, and body weight as secondary markers. In other tests of potential HIV treatment, additional tests are used as primary and secondary end points as the technology to detect such factors becomes available. For example, some tests also study CD38 cells and Delayed Type Hypersensitivity skin tests. It can be seen that all studies utilized CD4 as a primary end point marker with viral load seen in nearly all studies. We believe an indication of CD4 increase will compel approval of REMUNE by the Thai FDA even though other markers exist. CD4 cell increases have formed the basis of other drug approvals. For example, Interleukin-2 was recently approved in France, and subsequently in Thailand, for HIV treatment on the basis of CD4 cell increases, although viral load data did not change. In our study, both CD4 increase and viral load stabilization and decreases were reported. It is possible that the Thai FDA could request further evidence of REMUNE efficacy beyond the end points we have studied; in that event, we are prepared to include test results from The Immune Response Corporation trials which have additional end points. While we believe an indication of CD4 cell increase is sufficient for regulatory approval in Thailand, there remains the possibility of additional requirements beyond the scope of our studies and there does not exist an absolute standard by which an HIV drug is judged as being efficacious.

          The results of the Phase II controlled trial were presented at the XIII International AIDS Conference in Durban, South Africa by Dr. Vina Churdboonchart, as the principal investigator at Mahidol University with the collaboration of researchers from five leading Thai universities. The results of the Phase II clinical trials in Thailand and other clinical trials using REMUNE as a treatment for slowing HIV-related disease progression are encouraging. The global burden of disease and death related to HIV is increasing at a rate unmatched by any other pathogen. At present, the most effective treatment for slowing HIV-related disease progression, anti-retroviral medication requiring a daily multi-pill regime, is complicated to administer, requires close medical monitoring, is extremely costly, and can cause significant adverse effects. The study conditions of the clinical trials in Thailand allowed REMUNE to be assessed as a "mono-therapy", that is, without any other anti-viral drugs. REMUNE requires a minimum of a once a quarter injection. As a result, REMUNE is both more economical and practical for populations similar to those in Thailand. As released by the Ministry of Public Health of Thailand, the official number of HIV infected people in Thailand is 1 million people. The estimate for Asia is approximately 7 million HIV-1 infected people. REMUNE is potentially a very cost effective therapy for the treatment of HIV among Thailand's poorest people.
Follow-up study results have also been subsequently presented at various conferences in France, Spain, and Thailand; certain of the results have been published in peer reviewed scientific journals.

          In November 2000, Trinity USA gained approval from two national committees of the Thai government, The Technical Subcommittee on AIDS Vaccine Development and the National Ethical Committee, Ministry of Public Health, to conduct an open label program, known as M903, to treat up to 10,000 individuals. Results of this program were not required by the Thai FDA in their consideration of REMUNE for full commercialization. Trinity USA has indefinitely postponed the initiation of this program until such time that adequate funding for the program becomes available, if ever.

          Over the last five years, all other U.S. trials of REMUNE by The Immune Response Corporation and/or Pfizer Inc. have been conducted with HAART therapies because that is a requirement of the U.S. FDA. Since HAART is known to prolong the lives of HIV infected, the U.S. FDA has determined that it would be unfair to test patients by excluding a proven therapy from U.S. trials of HIV treatments. The Thai trials, notably the 297 patient Phase II trial designated 2101B, did not utilize HAART because that is not a practical treatment for most Thai people, who simply cannot afford HAART, even if it was available in sufficient amounts in Thailand. In order for REMUNE to be a commercial success in Thailand and Southeast Asia, it must have benefit without the use of HAART. The results of 2101B indicated REMUNE increased CD4 levels and resulted in stabilization or decreases in viral load without using HAART. Therefore, if REMUNE were to be found to be effective only in combination with HAART, demand for REMUNE in Thailand would be significantly less than our current business model contemplates.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

                                PLAN OF OPERATION

GENERAL OVERVIEW.

          We have minimal operations, nominal assets and no revenues from operations. We have only approximately one year of business history. Our estimates indicate that we will not generate internal cash flows from the sale of REMUNE until 2002. As we do not currently have any external sources of funding, our inability to successfully implement future public or private placement offerings and further our business strategy may compromise our ability to achieve our projected revenues.

          Our goal is to develop our initial product, REMUNE, so that it may be sold throughout our licensed territory. We intend to support the regulatory approvals in Thailand and then distribute the product first in Thailand. We later intend to engage in sub-license and supply agreements with parties in our licensed territory countries who will carry out local regulatory requirements related to new drug applications, distribution and product support for REMUNE. In Thailand, we have sub-licensed our rights to REMUNE to Trinity Assets Company Limited.


DISTRIBUTION AND REVENUE GOALS.

          The Trinity USA business plan includes the establishment of revenue over the first three years primarily from sale of REMUNE. Other possible sources of revenue or income in the first three years include license fees for the development of REMUNE in one of the other countries in Trinity USA's territory and research grants from public and private sources. Trinity USA would focus its workforce on developing expertise in REMUNE, international trade logistics and tax management, foreign currency and cash management, effective product demand forecasting, and ensuring product integrity. In the first year that we receive commercial approval for REMUNE and have received the necessary export approval from the U.S. FDA, we would establish an engineering team to oversee the development of a handling, storage, and manufacturing plant in Thailand. After establishing reliable and steady revenue from REMUNE in Thailand, Trinity USA plans to create its own research and development capability in the United States and elsewhere to develop new and improved products. Trinity USA plans to acquire related technology as discovered by an internal business unit dedicated to that goal or through strategic acquisitions. For the first three to five years, Trinity USA plans to derive almost all of its revenue from sale of REMUNE to distributors in our licensed countries.

          Trinity USA does not plan to sell REMUNE directly to patients, doctors, clinics, or hospitals. Trinity USA would fund further studies of REMUNE to expand its market potential with formula improvements and more use patterns; for example, we believe REMUNE should be studied as a preventative vaccine for HIV. In the five to fifteen year time frame, Trinity USA hopes to have developed or acquired additional products for markets around the world.

          We plan to demonstrate shareholder value by maintaining a significant gross profit margin while minimizing our selling, general and administrative expenses. Without a large burden for past research and development, the outsourcing of our sales function to distributors in our licensed territories, and a business plan mindful of expense management and operating cash flow, we believe it is possible to have selling general and administrative costs of less than $3 million per year in the first three years while gross profit potential could rise to $35 million or higher. We base our third year gross profit projection on a minimum gross profit of $75 per dose of REMUNE sold, as provided by our existing agreement with Trinity Assets Company Limited, and a sales volume of 500,000 REMUNE injections sold; that number of injections represents about 125,000 patients - the estimated total number of people infected with HIV in Thailand alone is between 1 and 2 million.

          We believe distribution of REMUNE would be to only Thailand for approximately three years, or until approval is received in each governing body of our nine other licensed countries. Trinity USA plans to distribute REMUNE to Trinity Assets Company Limited which would sell to specialized clinics, hospitals, and drug distributors. Trinity USA will forecast demand and receive orders for REMUNE and arrange for the shipment of product by air from the manufacturer in the United States.

          Initially, the product would be made by The Immune Response Corporation in its King of Prussia plant. The product may be shipped in bulk and is very compact; one liter of product can produce 1,000 doses. If we are able to sell 50,000 doses per month, the shipping volume would be 50 liters, or about 13 gallons. When product arrives in Thailand, it will be kept at a Trinity USA or Trinity Assets Company Limited owned or leased facility with high security, controlled climate warehouse, and independent power supply. The cost of shipping, including special refrigeration and security, would be minimal and product would be in transit less than 24 hours. The sale of REMUNE to other countries will occur after a willing party(s) is found that will pay for licensing rights and guide the local regulatory approvals needed for commercialization. Other countries would be supplied out of the Thailand warehouse. Packaging and labeling will eventually occur in Thailand. Trinity Assets Company Limited is responsible for local distribution and has to our knowledge, obtained collaboration agreements from all five of the study centers used in clinical trials to remain as access points for the product. More treatment centers will be added as needed.

          The manufacture of REMUNE will initially be performed by The Immune Response Corporation for at least the first three years after regulatory approval in Thailand is obtained. We have the rights to acquire the technology to manufacture REMUNE from The Immune Response Corporation. Subject to successful negotiation for the technology transfer and payment of $5 million to The Immune Response Corporation, it will take no less than two years to construct our own plant and begin production of REMUNE. A production pipeline requires 6 to 12 months from start of production to the first complete product doses being available for sale. Because the process also requires a nuclear irradiation process, we must find a third party capable of carrying out this step, or we would need to apply for and receive permission from the relevant governmental authority for such a facility to perform the irradiation process. We are aware, however, of a Thai government irradiation center which we could apply to use.

          In addition, Trinity USA plans to distribute REMUNE throughout our licensed countries in Southeast Asia using normal channels of distribution for pharmaceuticals, probably with distributors that have experience with syringe delivery products. There are a number of pharmaceutical distributors in each of these countries and it is normal for drug manufacturers to rely upon them instead of trying to do direct sales. In Thailand there will be a multiple distribution system - through Trinity Assets Company Limited, existing pharmaceutical distributors, and possibly through the Thailand government authorities. As discussed above, Trinity Assets Company Limited has established a delivery network of clinics and hospitals that were involved in previous and current clinical trials and can administer REMUNE presently. Through the previous and current studies, the Trinity Assets Company Limited distribution network today has five government and University hospitals and will add more as we approach commercial approval in Thailand and demand dictates. Trinity Assets Company Limited expects to have at least 10 treatment centers identified in the next six months. Each center is expected to handle a minimum of 100 patients per day, which would total 365,000 injections per year. By the third year of operations, the Thailand distributors are projected to be able to administer one million injections per year. We believe one million injections per year is the maximum number of doses available for the first three years. One million injections will treat about 250,000 patients or 12 - 25% of the total reportedly infected in Thailand.

          In summary, we will accept orders for REMUNE from Trinity Assets Company Limited, currently our only licensed distributor in Thailand; then, we will requisition product from the sole supplier of REMUNE at this time, The Immune Response Corporation. Trinity Assets Company Limited cannot purchase product directly from The Immune Response Corporation. Only Trinity USA is contractually able to do so. According to the terms of the license and collaboration agreement between Trinity USA and The Immune Response Corporation, only Trinity USA shall supply sales forecasts to The Immune Response Corporation based upon anticipated demand, and only Trinity USA will be extended credit by The Immune Response Corporation. Also, only Trinity USA may negotiate future product pricing with The Immune Response Corporation and we are the only party able to obtain the manufacturing knowledge needed to produce the product in Thailand in the future. We have established a minimum sales price between us and Trinity Assets Company Limited that provides for a minimum of $75.00 per dose above our cost as purchased from The Immune Response Corporation. We also have specific payment terms with Trinity Assets Company Limited which provide for the payment of our product cost, plus costs of shipping and other direct expenses at the time of delivery; and, Trinity Assets Company Limited must pay the remainder of our sales price within 90 days.

CAPITAL REQUIREMENTS, CASH FLOW AND OTHER OPERATING CONSIDERATIONS.

          Trinity USA requires substantial capital to pursue its operating strategy and currently has limited cash for operations. Until we can obtain revenues sufficient to fund working capital needs, Trinity USA will be dependent upon external sources of financing. To date, we have no internal sources of liquidity and do not expect to generate any internal cash flow until 2002. For the year ended December 31, 2000, we used approximately $1,164,000 of cash in our operations. This cash was provided by financing activities which included the sale or subscription of convertible notes payable, common stock units and a convertible promissory note. The cash used in operations related primarily to officer salaries and director expenses and to pay our affiliates for expenses incurred related to the research and development of our product, REMUNE. We expect to incur approximately $1,200,000 and $500,000 of additional research and development expenses during 2001 and 2002, respectively. For the nine month period ended September 30, 2001, we used approximately $617,000 of cash in our operations. This cash was provided by financing activities which included the issuance of convertible promissory notes in the fourth quarter of 2000 and the second quarter of 2001 and officer notes payable in the first and second quarters of 2001. The cash used in operations related primarily to officer salaries and professional fees incurred in connection with our required SEC filings.

          Our current monthly operating overhead is approximately $60,000 which amount will increase if and as we expand our operations. This estimate excludes our average monthly research and development expenses to date of approximately $125,000. Approximately $40,000 of the total $60,000 monthly operating overhead relates to officer salaries and director expenses. When we hire the seven additional employees mentioned in more detail below, we expect it will add approximately $45,000 per month to our operating overhead.

          We do not have any other commitments to secure additional capital and there is no assurance that any additional funds needed will be available on favorable terms, if at all. We currently anticipate that the net proceeds from our sale of our shares of common stock from future private placement offerings, together with our available funds, will be sufficient to meet our anticipated needs for working capital and capital expenditures through at least the next 12 months. However, we may need to raise additional funds prior to the expiration of this period. Until we can obtain revenues sufficient to fund working capital needs, Trinity USA will be dependent upon external sources of financing. Moreover, there is no assurance that our estimate of our liquidity needs is accurate or that new business development or other unforeseen events will not occur, resulting in the need to raise additional funds.

          During the next 12 months, Trinity USA expects to pay at least one of the two remaining $5 million payments to The Immune Response Corporation. The two remaining payments must be paid upon 1) the approval of REMUNE in Thailand for commercial sale and 2) receipt of the required factory establishment license or approval from the governing health authority of Thailand to manufacture REMUNE. The amount that Trinity USA expects to pay Trinity Assets Company Limited or Trinity Medical Group, Ltd. for expenses incurred related to clinical studies and the regulatory requirements during 2000 and 2001 could be between $2.0-$2.5 million, of which approximately $669,000 has been paid to Trinity Medical Group, Ltd. from inception through September 30, 2001. The amounts currently or prospectively payable to Trinity Asset Company Limited and Trinity Medical Group, Ltd. are expected to be paid from the cash proceeds to be raised under future private or public offerings. The amounts owed to these entities have no definitive repayment terms. All amounts paid or payable to Trinity Asset Company Limited or Trinity Medical Group, Ltd. that relate to research and development expenses have been, or will be, paid under the terms of the applicable sublicense and supply agreement or collaboration and supply agreement. Our obligations to pay for such expenses extend only until full regulatory approval for the sale of REMUNE in Thailand is granted.

          The total amounts billed to date by our affiliates in connection with our REMUNE development program in Thailand have been in the proportion of 75% billable research hours and 25% actual, direct expenses. The research personnel have been billed at a rate of $250 per hour for the leading investigator and $125 per hour for associate researchers. The direct expenses that have been billed to date relate primarily to reference laboratory costs associated with quarterly analysis of the test subjects' immune response to the drug therapy, REMUNE. The individuals that continue to receive REMUNE, and whom are subject to this quarterly analysis, are from our Phase II clinical trial. This clinical trial has been approved for an additional two years. We believe that the clinical trial, known as Protocol 2101B, will become one of the longest scientific examinations of Immune Based Therapy, or IBT, for humans infected with HIV. The approval by two national committees of the Thai government was made with supporting requests from the attending physicians and patients for continued access to REMUNE. With these approvals, patients in the study can continue to receive REMUNE treatment. Results of the study continuation are not required by the Thai FDA in their consideration of REMUNE for commercialization. However , the results from the study continuation will be used to support REMUNE registration.

          In 2002, Trinity USA may incur significant expenses, from $1.0 to $2.0 million, in the application of regulatory approvals in other countries. Upon sufficient capitalization, we also intend to directly purchase or lease plant, equipment and secure land leases in 2002 for a handling and storage facility in Thailand, or lend capital to Trinity Assets Company Limited so they may purchase or lease these facilities and land. The facility will be located close to the Bangkok International Airport and will receive REMUNE shipment in bulk. The facility will be built to U.S. FDA Good Manufacturing Practice standards and provide for climate controlled and secure warehousing. The estimated cost to construct the facility is $12 million and will require six months to one year to construct. The capital for this project would be provided by product revenue and the sale of shares of capital stock, issuance of debt or financing by a banking institution. Until we are able to generate sufficient internal cash flow, raise sufficient capital, or obtain financing to purchase and construct a handling and storage facility, we believe we can rent a facility to meet our first 12 months distribution needs for approximately $500,000.

          We intend to increase our employment base in the first and second quarters of 2002. We intend to add clinical study supervisors, engineering consultants, accounting staff, and additional directors during the first and second quarters of 2002. From our present level of 3 full-time employees and 1 part-time employee, who is our president, Dr. Vina Churdboonchart, we estimate having about 11 employees and/or contract consultants by the end of the second quarter of 2002. We expect that of the seven additional employees or consultants, 3 will be part-time employees (accounting, logistics, and sales) and 4 will be full-time employees or contract consultants (Engineering, Public Relations, Regulatory Affairs, and Research and Development).

          Dr. Vina Churdboonchart spends approximately 10 hours per week, or approximately 15% of her work week, in her duties as president of Trinity USA. She spends approximately 50 hours per week in her duties with Mahidol University as an associate professor and the Project Coordinator for clinical trails of HIV-1 Immunogen, or REMUNE. Within this project, Dr. Vina oversees and coordinates the REMUNE clinical studies and programs in Thailand.

RESULTS OF OPERATIONS.

          The following table sets forth, for the periods indicated, certain items in Trinity USA's statements of operations and the change in each item from the prior period.


                                                                         2000 vs. 1999
                                              2000           1999         Inc. (Dec.)
                                          -------------     --------     -------------
                                                         (In thousands)


Operating expenses
   Research and development                     $1,007         $294              $713
   General and administrative                      974          150               824
   Acquisition costs                                 -          404             (404)
                                            -----------     --------     -------------

          Total operating expenses               1,981          848             1,133
                                            -----------     --------     -------------

Other expense
   Interest and other expense, net                 226           18               208
                                            -----------     --------     -------------

Net Loss                                        $2,207         $866            $1,341
                                            ===========     ========     =============


YEAR ENDED DECEMBER 31, 2000 COMPARED TO PERIOD FROM INCEPTION (SEPTEMBER 28,
1998) TO DECEMBER 31, 1999.

RESEARCH AND DEVELOPMENT EXPENSE
Research and development expense increased 242.5% to $1 million in 2000 from $.3 million in 1999. The research and development expenses relate to clinical trials and extended access programs for REMUNE in Thailand. In December 1999, we began to incur research and development expenses in connection with a collaboration and supply agreement with Trinity Medical Group, Ltd. The increase in research and development expense from 1999 is primarily a result of our funding a full year of research and development as opposed to only a portion of the year in 1999. Trinity USA plans to incur approximately $1,200,000 and $500,000 of additional research and development expense related to clinical trials and other REMUNE programs in Thailand during 2001 and 2002, respectively. Those expenses could be significantly higher if we begin to apply for commercialization of REMUNE in our other nine licensed countries.

GENERAL AND ADMINISTRATIVE EXPENSE
General and administrative expenses increased 549.3% to $1 million in 2000 from $.2 million in fiscal 1999. This increase resulted primarily from the increase in officer salaries and professional fees associated with our Form 10SB filing in May 2000, subsequent Reporting Act filings, as required, and our SB-2 registration statement declared effective by the SEC on May 23, 2001. During 1999, we had only approximately three months of business activity and paid our CEO only for three months of services, totaling $45,000. Trinity USA's only other employee in 1999, its President, received no compensation. During 2000, we added a Chief Financial Officer and a Corporate Secretary which contributed approximately $150,000 in officer salaries. Also, the CEO was paid for the entire year, which contributed to the increase in officer salaries expense by $223,000. The aforementioned professional fees were approximately $240,000 compared to only $20,000 in 1999. We plan to increase our employment base further in 2001, which could add approximately $600,000 in salaries expense. We also expect to continue to incur significant professional fees related to the aforementioned registration statement and our required Reporting Act filings.

ACQUISITION COSTS
In connection with Trinity USA's exchange with August Project III Corp. on December 31, 1999, we incurred an acquisition fee of $175,000 and related professional service fees of $229,000. No acquisitions occurred during 2000, nor are any expected to occur during 2001.

INTEREST AND OTHER EXPENSE, NET
Net interest and other expense increased 1155.6% to $226,000 in 2000 from $18,000 in 1999. This increase was primarily due to a $147,000 interest charge associated with the intrinsic value of the beneficial conversion feature on a $500,000 convertible promissory note. Also, we incurred nearly a full year of interest on 10% convertible notes payable, which were principally issued in the last quarter of 1999 and were converted in December of 2000.

NET LOSS
Trinity USA's net loss increased 154.8% to $2.2 million in 2000 from $.9 million in 1999. This increase was primarily due to the items mentioned above.


                             DESCRIPTION OF PROPERTY


          We own no real property. We lease executive and administrative offices at 30021 Tomas, Suite 300, Rancho Santa Margarita, CA 92688. We will lease those facilities from American Office Centers, L.L.C. for a period of one year. The size of this property is approximately 500 square feet and consists of two adjoining executive offices. This facility will serve as Trinity USA's accounting and administrative offices. The monthly rent expense for this facility is approximately $2,200. We believe that this space will be sufficient for our business purpose for the next twelve months because our research and development and distribution activities will be primarily performed by our affiliate, Trinity Assets Company Limited, during that time. In the opinion of management, all of our properties and equipment are adequately covered by insurance.

          Upon sufficient capitalization, we intend to directly purchase or lease plant, equipment and secure land leases in 2002 for a handling and storage facility in Thailand, or lend capital to Trinity Assets Company Limited so they may purchase or lease these facilities and land. The facility will be located close to the Bangkok International Airport and will receive REMUNE shipment in bulk. The facility will be built to U.S. FDA Good Manufacturing Practice standards and provide for climate controlled and secure warehousing. The estimated cost to construct the facility is $12 million and will require six months to one year to construct. We also estimate that the cost of securing an associated land lease in Thailand is $3 million. Until we are able to generate sufficient internal cash flow, raise sufficient capital, or obtain financing to purchase and construct a handling and storage facility, we believe we can rent a facility to meet our first 12 months distribution needs for approximately $500,000. No specific property for the handling and storage facility has yet been identified.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          The Churdboonchart Trinity Trust owns approximately 56% of Trinity USA's common stock. Some of the beneficiaries of The Churdboonchart Trinity Trust, namely Mr. Inthanom Churdboonchart and Ms. Orranart Churdboonchart, are also the majority owners of Trinity Assets Company Limited.

          Prior to August 8, 2001, the beneficiaries of The Churdboonchart Trinity Trust, as listed in the table below, were also the majority owners of Trinity Medical Group, Ltd.; each beneficiary owned 25% of Trinity Medical Group, Ltd. On August 8, 2001, Trinity Assets Company Limited acquired over 99% of the shares of Trinity Medical Group, Ltd., whereby Trinity Medical Group, Ltd. became a subsidiary of Trinity Assets Company Limited. As discussed below, on November 10, 2000, Trinity USA and Trinity Medical Group, Ltd. terminated the collaboration and supply agreement, dated December 1, 1999. Trinity Assets Company Limited was reorganized to specifically manage REMUNE development, perform the local regulatory requirements and future marketing, sales and distribution efforts in Thailand, in accordance with our sublicense and supply agreement entered into on August 4, 2000. As such, Trinity Medical Group, Ltd. has essentially become a non-operating subsidiary of Trinity Assets Company Limited.

         The beneficiaries of The Churdboonchart Trinity Trust and the owners of Trinity Assets Company Limited are as follows:

                                                           Beneficiary
                                                          Percentage in
                                                               The         Ownership Percentage
                                 Position/Title with     Churdboonchart      in Trinity Assets
   Named Beneficiary/Owner           Trinity USA          Trinity Trust       Company Limited

Dr. Vina Churdboonchart         Director & President           25%                  0%
Arun Churdboonchart             Director                       25%                  0%
Inthanom Churdboonchart         Director                       25%                  49%
Orranart Churdboonchart         None                           25%                  49%



          Since inception through September 30, 2001, Trinity Medical Group, Ltd. has billed Trinity USA approximately $983,000 for costs incurred related to the research and development of the drug REMUNE. Since inception through September 30, 2001, Trinity USA has paid Trinity Medical Group, Ltd. approximately $669,000 for amounts previously billed.

          On August 4, 2000 Trinity USA entered into a sublicense and supply agreement with Trinity Assets Company Limited, which assigned the sales, distribution, potential manufacturing and marketing rights of REMUNE in Thailand to Trinity Assets Company Limited. Please see the section of this prospectus entitled "Description of Business" where the terms and conditions of this agreement are more fully presented.

          Since inception through September 30, 2001, Trinity Assets Company Limited has billed Trinity USA approximately $1,281,000 for services under the sublicense and supply agreement and approximately $1,274,000 is due to Trinity Assets Company Limited as of that date. Since Trinity USA's inception through September 30, 2001, approximately $7,000 has been paid to Trinity Assets Company Limited. All of the amounts billed by Trinity Assets Company Limited were related to research and development services provided in the fourth quarter of 2000 and the first, second and third quarters of 2001 related to the drug REMUNE.

          Trinity USA entered into a collaboration and supply agreement with Trinity Medical Group, Ltd., dated December 1, 1999. Please see the section of this prospectus entitled "Description of Business" where the terms and conditions of this agreement are more fully presented.

          Trinity USA and Trinity Medical Group, Ltd. entered into an assignment agreement on August 3, 2000, whereby all of Trinity Medical Group, Ltd.'s rights, title, and interests in the license and collaboration agreement and obligations under the stock purchase agreement with The Immune Response Corporation were assigned to Trinity USA.

          On November 10, 2000, Trinity USA and Trinity Medical Group, Ltd. terminated the collaboration and supply agreement, dated December 1, 1999. As discussed in the section entitled, "Description of Business", Trinity Assets Company Limited will prospectively perform the research and development of REMUNE and will invoice Trinity USA in accordance with agreed upon contractual terms.

          In December 2001, Trinity USA issued 1,000,000 shares of its common stock to Trinity Assets Company Limited to satisfy its entire outstanding liability to Trinity Medical Group Ltd., a non-operating subsidiary of Trinity Assets Company Limited, as of November 30, 2001 and to satisfy $1,050,701 of its outstanding liability to Trinity Assets Company Limited as of November 30, 2001. The price per share utilized in this transaction, $1.34, was equal to the average closing price of Trinity USA's stock for the five business days preceding the date that the parties agreed to settle all or a portion of the amounts owed by Trinity USA as of November 30, 2001. Immediately after the transaction was completed, Trinity Assets Company Limited owned approximately 7.7% of Trinity USA's issued and outstanding common stock.

          Article XII of the Articles of Incorporation of Trinity USA state that no contract or transaction between Trinity USA and any person, firm or corporation will be affected by the fact that one of our officers or directors has a direct interest in the contract or the third party. As a result of this provision, Trinity USA's affiliates and members of the Churdboonchart family may enter into contracts or transactions with Trinity USA without being affected by the fact that members of the Churdboonchart family are officers or directors of Trinity USA. However, Trinity USA has implemented procedures for negotiation of terms between Trinity USA and its affiliates to avoid conflicts of interest as described under the subheading entitled "Contracts and agreements with affiliated companies" under the section entitled "Description of Business."

          The promoters of Trinity USA were Black Hills Investment Corp., Eastern Frontier Trust, Baldwin Family Trust, Steve Devanney, Atlas Equity, Bob Rubin, Ron McDonald, and Coleman Abbe. These promoters received 493,000 shares of Trinity USA's common stock in exchange for providing consulting services related to assisting Trinity USA in becoming a public company and providing advice regarding raising capital in the public markets. Trinity USA did not acquire any assets from the promoters.

          The promoters of August Project III Corp. were Eric Littman and Dennis Sturm who owned 3,867,000 and 1,000,000 shares of August Project III Corp., respectively, prior to the exchange with Trinity USA. Eric Littman and Dennis Sturm retained a total of 100,000 shares of Trinity USA's common stock after the completion of the exchange.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

          The principal United States market in which our common stock is the NASD Over the Counter Bulletin Board. Our common stock began trading in July 2000 under the symbol TMGU. Firms making a market in Trinity USA common stock include Knight Trading, Herzog, Heine, Geduld, Inc., National Capital, LLC, Salomon Grey and several others. We intend to apply for listing on the NASDAQ Small Cap or National Market if and when we meet the necessary listing requirements.

          The range of high and low close price information for our common stock for each quarter from July 12, 2000, the date we became a reporting company and began trading through the Pink Sheet Service, through December 31, 2001 is as follows:

                                                             High         Low
                                                             ----         ---

         The third quarter ended September 30, 2000         $8.00        $3.00

         The fourth quarter ended December 31, 2000         $5.00        $1.06

         The first quarter ended March 31, 2001             $2.25        $0.25

         The second quarter ended June 30, 2001             $5.25        $0.50

         The third quarter ended September 30, 2001         $4.05        $1.38

         The fourth quarter ended December 31, 2001         $2.15        $1.15

          The source of the above information is www.smallcapcenter.com. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

          On December 31, 2001, there were approximately 175 holders of record of our common stock. This number does not include any adjustment for stockholders owning Trinity USA common stock in street name. The stock transfer records of the corporation indicate that, as of December 31, 2001, there were 12,958,120 common shares outstanding. We have never paid dividends, and we do not anticipate paying any dividends in the near future; instead, we intend to retain earnings, if any, to provide funds for general corporate purposes and the expansion of business. As well as being regulated at the federal level by the Securities Exchange Act of 1934, the sale and resale of our common stock is regulated at the state level through the Blue Sky laws.

         Our common stock is listed on the NASD OTC Bulletin Board under the trading symbol TMGU, but the common stock still might not be salable by the resident of a state in which we have not met the applicable Blue Sky requirements. Various methods are available to brokers who want to fill buy or sell orders for a resident of such a state, but the willingness to do this depends heavily on the particular state or states involved and on the aggregate value of the transaction. It also depends on the brokers involved. The compliance departments of some brokerage firms routinely disallow trading in certain stocks - especially "penny stocks" and others with inadequate levels of public disclosure, low or suspiciously volatile prices, or smaller market makers with whom the brokerage firms may be unfamiliar. There are federal regulations that can also influence a broker's willingness or ability to be involved in sales of certain low-priced stocks like Trinity USA's. The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in these "penny stocks". Generally speaking, "penny stocks" are equity securities with a price of less than $5 per share, other than securities listed on certain national exchanges, or quoted on the National Association of Securities Dealers Automated Quotation system, provided that current price and volume information with respect to transactions in penny stocks is provided by such exchange or system. If our common stock meets the definition of a "penny stock", before executing a transaction not otherwise exempt, a broker-dealer must do the following:

          o Deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market.

          o Provide the customer with bid and offer quotations for our common stock, the compensation of the broker-dealer and the salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.

          o Make a special, written determination that our common stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock if it is or becomes subject to the penny stock rules. If our common stock is or becomes subject to the penny stock rules, shareholders may find it more difficult to sell the stock in their units because of the regulatory and paperwork burden a broker has to deal with. Considering that it is unlikely that a broker will make much money off penny stock transactions, a shareholder might find it hard to get a broker to execute trades of our common stock.

          The amount of common equity that is subject to outstanding options or warrants to purchase, or securities convertible into common equity of Trinity USA as of December 31, 2001 is as follows:

         Stock options                                       725,000

         Common stock purchase warrants                      536,037

         Convertible promissory note                         225,000*

         Convertible debenture                             1,425,000**

* Amounts include an estimate for the common shares issuable upon conversion of the note (225,000 common shares) based upon a discounted, average historical share price prior to and subsequent to the note agreement date of June 29, 2001.

**Amounts include an estimate for the Common Shares issuable upon conversion of the debenture (237,500) and the exercise of the related warrants issuable upon conversion (1,187,500).

          As of December 31, 2001, the amount of common equity that could be sold pursuant to Rule 144 under the Securities Act or that Trinity USA has agreed to register under the Securities Act for sale by security holders is 12,320,620 shares of common stock. This amount excludes the estimated 536,037 and 1,187,500 warrant shares and the 725,000 stock options. The total number of common shares outstanding as of December 31, 2001 for which Rule 144 would not be available is 100,000 shares. Rule 144 is not available based upon the Securities and Exchange Commission's position regarding business combinations with blank check companies, such as Trinity USA's exchange with August Project III Corp. on December 31, 1999. The 100,000 shares of common stock can only be resold through a registered offering.


                             EXECUTIVE COMPENSATION


          The following table provides certain summary information concerning compensation earned for services rendered in all capacities to Trinity USA for the year ended December 31, 2000 by the Chief Executive Officer, and by the other most highly compensated executive officers of Trinity USA, "Named Executive Officers". This information includes the dollar amount of base salaries, bonus awards, stock options and all other compensation, if any, whether paid or deferred.


                                                ANNUAL COMPENSATION                        LONG-TERM COMPENSATION
                          --------------------------------------------------------         ----------------------

                                                Other        Restricted                            All
                                                Annual       Stock        Securities   LTIP        Other
Name and                                        Compen-      Compen-      Underlying   Options/    Payouts   Compen-
Position          Year    Salary($)  Bonus ($)  sation($)    sation($)    Award(s)($)  SARs (#)    ($)       sation($)
--------          ----    ---------  ---------  ----------   ---------    -----------  --------    ---       ---------


Dr. James S.      2000    268,000    0               -            -            -           -          -          -
Namnath, CEO

Gary E. Wilson,   2000    160,000    29,333        4,708          -            -           -          -          -
CFO


          The following table summarizes certain information as of December 31, 2000 concerning the stock option grants to Trinity USA's Named Executive Officers made for the year ended December 31, 2000. No stock appreciation rights, restricted stock awards or long-term performance awards have been granted as of the date hereof and no options have been exercised.


              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                       (INDIVIDUAL GRANTS)

                                         Percent of
                       Number of         total
                       securities        options/SARs
                       underlying        granted to        Exercise or
                       options/SARs      employees in      base price      Expiration
 Name and Position     granted           fiscal year       ($/Sh)          Date
 -----------------     -------           -----------       ------          ----


 Gary E. Wilson        50,000            83                4.00            9/5/10
 CFO
 Gary E. Wilson        10,000            17                2.50            12/20/10
 CFO


EMPLOYMENT CONTRACTS.

          In December 1999 Trinity USA entered into an employment agreement with Dr. James S. Namnath, who is a shareholder, the CEO and a Director, whereby he would serve as Trinity USA's Chief Executive Officer. The agreement specified that Dr. Namnath's employment would be conducted under contract services with his then present employer, NotesETC, Inc. until Trinity USA begins sale of REMUNE, its shares of common stock have been approved for trading in the equity markets or Trinity USA becomes a reporting company under U.S. securities laws. At that time, he would be directly employed by Trinity USA on a full time basis. Because Trinity USA became a reporting company in July 2000, Dr. Namnath became employed, as CEO, on a full time basis. In August of 2000, the terms of this employment agreement were modified to provide for a monthly salary amount of $25,000 as opposed to $35,000 per month. The agreement expired on December 31, 2000.

          On February 2, 2001, Trinity USA entered into a new one-year employment agreement with its Chief Executive Officer and director, Dr. James Namnath, whereby he will be paid a minimum annual salary of $300,000. If Dr. Namnath is terminated without cause, as defined in the agreement, Trinity USA must continue to pay him the minimum salary and certain other benefits through the remaining term of the employment agreement.

          On September 5, 2000, Trinity USA entered into a two-year employment agreement with its Chief Financial Officer, Gary E. Wilson, whereby he will be paid a minimum annual salary of $160,000 and receive a minimum annual bonus equal to 10% of his annual salary. Mr. Wilson was also granted 50,000 non-statutory stock options with a term of 10 years and an exercise price of $4.00. Mr. Wilson will receive a minimum of 50,000 additional stock options on each anniversary date of the employment agreement with an exercise price equal to the fair value of the stock at the date of grant. If Mr. Wilson is terminated without cause, as defined in the agreement, Trinity USA must continue to pay him the minimum salary, bonus and certain other benefits through the remaining term of the employment agreement.

COMPENSATION OF DIRECTORS.

          During 2000, Trinity USA paid Inthanom John Churdboonchart and Arun Churdboonchart $40,000 and $30,000, respectively, for their services as directors. Trinity USA pays its directors up to $10,000 per meeting, which is inclusive of all associated travel and lodging costs. During 2000, certain of Trinity USA's directors chose not to be paid for some or all of their services as directors.


                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

          We file reports relating to Trinity USA with the Securities and Exchange Commission. You can read and copy any document we file at the Securities and Exchange Commission's public reference room in Washington, DC. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's Web site at "http://www.sec.gov."

                              FINANCIAL STATEMENTS


FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AS OF DECEMBER 31, 2000 AND 1999 AND FOR THE YEAR ENDED DECEMBER 31, 2000 AND FOR THE PERIODS FROM INCEPTION (SEPTEMBER 28, 1998) TO DECEMBER 31, 2000 AND 1999.



                          INDEX TO FINANCIAL STATEMENTS



                                                                           PAGE
                                                                           ----

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........................F-2

FINANCIAL STATEMENTS

        BALANCE SHEETS......................................................F-3

        STATEMENTS OF OPERATIONS............................................F-4

        STATEMENT OF STOCKHOLDERS' DEFICIT..................................F-5

        STATEMENTS OF CASH FLOWS............................................F-6

        NOTES TO FINANCIAL STATEMENTS.......................................F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Trinity Medical Group USA, Inc.

We have audited the accompanying balance sheets of Trinity Medical Group USA, Inc. (a company in the development stage) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2000 and for the periods from inception (September 28, 1998) to December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Trinity Medical Group USA, Inc. as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and for the periods from inception (September 28, 1998) to December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is not yet generating revenues and, as shown in the financial statements, has incurred losses in its development stage. Also, as discussed in Note C, the Company has incurred substantial obligations and will need to raise additional capital to complete its development activities. These factors, among others as discussed in Note C, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans are also discussed in Note C. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ GRANT THORNTON LLP

Irvine, California
February 2, 2001

                        Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                                 BALANCE SHEETS
                                  December 31,

                                     ASSETS
                                                                                   2000                 1999
                                                                             ------------------   ------------------
Current Assets:
      Cash                                                                           $ 117,056            $ 171,485
      Subscription receivable                                                                -                9,600
      Income tax refund receivable                                                           -               18,951
      Prepaid expenses and deposits                                                      4,245                    -
                                                                             ------------------   ------------------

           Total current assets                                                        121,301              200,036
                                                                             ------------------   ------------------

Property and equipment
      Office furniture and fixtures                                                      6,088                    -
      Office equipment                                                                   4,973                    -
                                                                             ------------------   ------------------
                                                                                        11,061                    -
           Less accumulated depreciation                                                  (667)                   -
                                                                             ------------------   ------------------
                Net property and equipment                                              10,394                    -
                                                                             ------------------   ------------------

                     Total assets                                                    $ 131,695            $ 200,036
                                                                             ==================   ==================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
      Accounts payable                                                                $ 17,861             $ 10,343
      Payable to affiliates                                                            632,249                    -
      Accrued liabilities                                                              169,931               84,595
      Convertible promissory note                                                      500,000                    -
                                                                             ------------------   ------------------
           Total current liabilities                                                 1,320,041               94,938
                                                                             ------------------   ------------------

Convertible notes payable                                                                    -              732,500

Stockholders' deficit:
      Common stock, $.001 par value, 50,000,000 shares
           authorized, 11,263,038 and 10,226,000 shares
           issued and outstanding                                                       11,263               10,226
      Additional paid-in capital                                                     1,873,908              228,574
      Deficit accumulated during the development stage                              (3,073,517)            (866,202)
                                                                             ------------------   ------------------
                     Total stockholders' deficit                                    (1,188,346)            (627,402)
                                                                             ------------------   ------------------

                     Total liabilities and stockholders' deficit                     $ 131,695           $  200,036
                                                                             ==================   ==================

        The accompanying notes are an integral part of these statements.

                        Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                            STATEMENTS OF OPERATIONS
      For the Year Ended December 31, 2000 and the Periods from Inception
               (September 28, 1998) to December 31, 2000 and 1999

                                                          Period                                                 Period
                                                      from Inception                                         from Inception
                                                            to                      Year Ended                     to
                                                    December 31, 2000           December 31, 2000          December 31, 1999
                                                  -----------------------     -----------------------    -----------------------
Operating expenses:
     Research and development                               $ (1,301,249)               $ (1,007,249)                $ (294,000)
     General and administrative                               (1,123,894)                   (973,654)                  (150,240)
     Acquisition costs                                          (404,200)                          -                   (404,200)
                                                  -----------------------     -----------------------    -----------------------
                 Total operating expenses                     (2,829,343)                 (1,980,903)                  (848,440)
                                                  -----------------------     -----------------------    -----------------------

Other income (expense):
     Interest income                                               3,514                       1,486                      2,028
     Interest expense                                           (239,243)                   (227,898)                   (11,345)
     Loss on sale of investments                                  (8,445)                          -                     (8,445)
                                                  -----------------------     -----------------------    -----------------------
                                                                (244,174)                   (226,412)                   (17,762)
                                                  -----------------------     -----------------------    -----------------------
                 Net Loss                                   $ (3,073,517)               $ (2,207,315)                $ (866,202)
                                                  =======================     =======================    =======================

     Basic and diluted loss per common
        share                                                                                $ (0.21)                   $ (0.08)
                                                                              =======================    =======================
     Basic and diluted weighted average
        common shares outstanding                                                         10,289,970                 10,226,000
                                                                              =======================    =======================

        The accompanying notes are an integral part of these statements.

                        Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                       STATEMENT OF STOCKHOLDERS' DEFICIT
     For the Period from Inception (September 28, 1998) to December 31, 2000

                                                                                                    Deficit
                                                                                                  Accumulated
                                                         Common Stock            Additional        During the
                                                 ----------------------------     Paid-in         Development
                                                     Shares        Amount         Capital            Stage             Total
                                                 --------------  ------------  --------------   ----------------  ---------------
 Balance at inception                                        -           $ -             $ -                $ -              $ -
 Common stock issued to
   founding shareholders                             9,600,000         9,600               -                  -            9,600
 Common stock issued for services                      493,000           493         228,707                  -          229,200
 Common stock issued to various
   shareholders in connection with
   August Project III Corp. merger                     133,000           133            (133)                 -                -
 Net loss                                                    -             -               -           (866,202)        (866,202)
                                                 --------------  ------------  --------------   ----------------  ---------------
 Balance at December 31, 1999                       10,226,000        10,226         228,574           (866,202)        (627,402)
 Sale of common stock units                            158,500           158         570,442                  -          570,600
 Conversion of convertible notes payable and
   related accrued interest and commissions            878,538           879         928,340                  -          929,219
 Intrinsic value of beneficial conversion
   associated with convertible promissory note               -             -         146,552                  -          146,552
 Net loss                                                    -             -               -         (2,207,315)      (2,207,315)
                                                 --------------  ------------  --------------   ----------------  ---------------
 Balance at December 31, 2000                       11,263,038      $ 11,263     $ 1,873,908       $ (3,073,517)    $ (1,188,346)
                                                 ==============  ============  ==============   ================  ===============

        The accompanying notes are an integral part of this statement.

                        Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                            STATEMENTS OF CASH FLOWS
      For the Year Ended December 31, 2000 and the Periods from Inception
               (September 28, 1998) to December 31, 2000 and 1999

                                                                      Period                                     Period
                                                                  from Inception                             from Inception
                                                                        to                Year Ended               to
                                                                December 31, 2000     December 31, 2000    December 31, 1999
                                                                -------------------   -------------------  -------------------
 Cash flows from operating activities:
      Net loss                                                        $ (3,073,517)         $ (2,207,315)          $ (866,202)
      Adjustments to reconcile net loss to net
        cash used in operating activities:
          Depreciation                                                         667                   667                    -
          Stock issued for services and interest payment                   385,919               156,719              229,200
          Intrinsic value of beneficial conversion                         146,552               146,552                    -
          Loss on sale of investments                                        8,445                     -                8,445
          Changes in assets and liabilities:
             Income tax refund receivable                                        -                18,951              (18,951)
             Prepaid expenses and deposits                                  (4,245)               (4,245)                   -
             Accounts payable                                               17,861                 7,518               10,343
             Payable to affiliates                                         632,249               632,249                    -
             Accrued liabilities                                           169,931                85,336               84,595
                                                                -------------------   -------------------  -------------------
                 Net cash used in operating activities                  (1,716,138)           (1,163,568)            (552,570)
                                                                -------------------   -------------------  -------------------

 Cash flows from  investing activities:
      Purchases of fixed assets                                            (11,061)              (11,061)                   -
      Purchases of investments                                             (69,330)                    -              (69,330)
      Proceeds from sale of investments                                     60,885                     -               60,885
                                                                -------------------   -------------------  -------------------
                 Net cash used in investing activities                     (19,506)              (11,061)              (8,445)
                                                                -------------------   -------------------  -------------------

 Cash flows from financing activities:
      Proceeds from issuance of convertible notes payable                  772,500                40,000              732,500
      Proceeds from issuance of convertible promissory
          note                                                             500,000               500,000                    -
      Net proceeds from sale of common stock units                         570,600               570,600                    -
      Collection of subscription receivable                                  9,600                 9,600                    -
                                                                -------------------   -------------------  -------------------

                 Net cash provided by financing activities               1,852,700             1,120,200              732,500
                                                                -------------------   -------------------  -------------------
                 Net increase (decrease) in cash and
                    cash equivalents                                       117,056               (54,429)             171,485
 Cash and cash equivalents - beginning of period                                 -               171,485                    -
                                                                -------------------   -------------------  -------------------

 Cash and cash equivalents - end of period                               $ 117,056             $ 117,056            $ 171,485
                                                                ===================   ===================  ===================

 Non-cash investing and financing activities:
      Issuance of common stock to founding shareholders
          in exchange for subscription receivable                          $ 9,600                   $ -              $ 9,600
                                                                ===================   ===================  ===================

      Conversion of convertible notes payable and
          related accrued interest and commissions
          to common stock                                                $ 929,219             $ 929,219                  $ -
                                                                ===================   ===================  ===================

        The accompanying notes are an integral part of these statements.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE A - COMPANY BACKGROUND

Trinity Medical Group USA, Inc. ("the Company" or "Trinity USA") was incorporated in the State of Delaware on September 28, 1998 and reincorporated in Nevada in November of 1999 with its principal place of business in California. In December 1999, as the result of a reorganization, the Company became a Florida corporation. Although the Company was formed and incorporated as a Delaware Corporation on September 28, 1998, the Company had no capital transactions or operating activities of any significance between September 28, 1998 and December 31, 1998. Accordingly, the Company has presented comparative financial statements for the period from inception (September 28, 1998) to December 31, 1999.

Trinity USA is an affiliate of Trinity Medical Group, Ltd., a Thailand company. The Company is a development stage company with rights to market an HIV-Immunogen also known as REMUNE, a patented therapeutic vaccine treatment, designed to induce specific T cell responses in people infected with the Human Immunodeficiency Virus (HIV). REMUNE is an immune-based therapy consisting of whole inactivated HIV-1 virus depleted of its gp120 coat protein based on Dr. Jonas Salk's vaccine technology.

On December 31, 1999, Trinity USA and August Project III Corp., a Florida corporation, entered into an Agreement for the Exchange of Common Stock. The transaction was described as a "reverse merger". August Project III Corp. was the surviving legal entity after the merger, but Trinity USA remained the accounting acquirer. The merger was accounted for as a recapitalization of Trinity USA. In January 2000, August Project III Corp. changed its name to Trinity Medical Group USA, Inc.

As part of the Agreement for the Exchange of Common Stock, August Project III Corp. issued 5,226,000 common shares to the shareholders of Trinity USA in exchange for all of the outstanding common shares of Trinity USA. Trinity USA common shares were subsequently cancelled. In addition, certain original shareholders of August Project III Corp. sold 4,867,000 common shares to Trinity USA in exchange for $175,000. Trinity USA recorded the acquisition cost of $175,000 as an expense in 1999. Immediately following the merger, the original shareholders of Trinity USA owned a total of 10,093,000 shares of August Project III Corp., or 98.69% of the total 10,226,000 outstanding shares as of December 31, 1999.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

The Company considers all money market funds and demand deposits with original maturities of ninety days or less to be cash equivalents. The cash equivalents are readily redeemable and their fair value approximates cost.

INCOME TAXES

Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period increased or decreased by the change in deferred tax assets and liabilities during the period.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


RESEARCH AND DEVELOPMENT COSTS

The Company incurred costs in the research and development of a drug therapy, REMUNE. These costs were incurred for phase I and II clinical trials of REMUNE in Thailand. Such costs are charged to expense as incurred.

STOCK-BASED COMPENSATION

Stock-based compensation issued to non-employees is recorded based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the balance sheets for cash and cash equivalents, accounts payable, accrued liabilities and convertible promissory note approximate fair value. These financial instruments approximate their fair value due to the relatively short period of time between origination of the instruments and their expected realization or settlement.

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the related assets, which range from three to five years. The cost and related accumulated depreciation of equipment sold or otherwise disposed of are removed from the accounts and the resulting gains or losses are included in the statement of operations.

LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Incremental common shares issuable upon the exercise of stock options and warrants, are included in the computation of diluted net loss per share to the extent such shares are dilutive.

Excluded from the computation of basic and diluted loss per common share were stock options and warrants outstanding for the purchase of 234,350 shares of common stock as of December 31, 2000 because the representative share increments would be antidilutive. Also excluded from the computation of basic and diluted loss per common share were an estimated 225,000 shares of common stock issuable as of December 31, 2000 upon the conversion of a convertible promissory note (see Note G) because the representative share increments would be antidilutive.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates and assumptions.

RECLASSIFICATIONS

Certain reclassifications have been made to the 1999 financial statements to conform with the current period presentation.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


NOTE C - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company is in the development stage and, at December 31, 2000 has accumulated losses amounting to $3,073,517. For the year ended December 31, 2000, and for the period from inception to December 31, 2000 the Company used $1,163,568 and $1,716,138, respectively, of cash in its operations. Additionally, the Company has a working capital deficit of $1,198,740 and a stockholders' deficit of $1,188,346 at December 31, 2000.

The Company or its affiliate, Trinity Assets Company Limited (see Note J), has not yet submitted an application for an approval from the Thai Ministry of Health or Food and Drug Administration to market, distribute and manufacture REMUNE. The remaining step needed for submission of REMUNE to the Thai FDA for commercialization is a product quality assurance requirement from the U.S. Food and Drug Administration. The Immune Response Corporation, the licensor and exclusive supplier of REMUNE, has engaged an independent consulting firm to perform an audit of their compliance with Good Manufacturing Practice standards, or GMP, used to produce the clinical trial quantities and to ultimately render an opinion to that effect. The Company's Thai FDA submission will include the related GMP compliance audit report, which the consulting firm is scheduled to initiate in March 2001 and complete in April 2001. The Company believes that the submission application will be accepted with the stipulation that commercial product will have U.S. FDA Good Manufacturing Practice certification before being sold in Thailand. If the Thai authorities do not accept the consulting firm's report regarding compliance with GMP standards of the clinical trial product, the Company may have to wait until the fourth quarter of 2001 for GMP certification by the U.S. FDA to occur.

Approval of REMUNE by the Thai Food and Drug Administration or Ministry of Public Health is necessary for the marketing, distribution and manufacture of REMUNE. If the Thai Food and Drug Administration does not approve REMUNE, it cannot be marketed, sold or manufactured in Thailand and the Company will be unable to generate any revenue in Thailand or any other of its licensed countries.

The Company requires substantial capital to pursue its operating strategy, which includes commercialization of the drug REMUNE, and currently has limited cash for operations. Until the Company can obtain revenues sufficient to fund working capital needs and additional research and development costs necessary to obtain the regulatory approvals for commercialization, the Company will be dependent upon external sources of financing. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.

The Company intends to market REMUNE in the countries where it has the rights through partners or affiliated firms, which will carry out the local regulatory requirements, distribution, and product support (see Note J). The Company intends to finance the aforementioned activities through a primary offering. The Company filed a registration statement on Form SB-2 on October 20, 2000 to register 2,000,000 common shares to be sold by the Company directly or through underwriters or dealers from time to time.

The Company's initial efforts have focused on the research and development of REMUNE (through Trinity Medical Group, Ltd. or Trinity Assets Company Limited, affiliates of the Company) and securing sales and marketing rights in Thailand. There can be no assurance that management will be successful in raising the necessary funds to complete the clinical trials and obtain the necessary government approvals for the manufacture and sale of REMUNE. The Company's ability to continue as a going concern will depend upon these factors and the success of future operations.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999



NOTE D - LICENSED TECHNOLOGY

Trinity Medical Group, Ltd. was formed in 1995 after the principals of Trinity Medical Group, Ltd. entered into a License and Collaboration Agreement dated September 15, 1995 with The Immune Response Corporation to develop and market REMUNE in ten Southeast Asian countries including Malaysia, The Philippines,
Singapore, Sri Lanka, Myanmar, Laos, Cambodia, Vietnam and Indonesia, with Thailand as the lead nation, for a period of 15 years commencing on the date of the first commercial sale of REMUNE in each licensed country. Trinity Medical Group, Ltd. also entered into a Stock Purchase Agreement on September 15, 1995 with The Immune Response Corporation and purchased 333,334 shares of common stock of The Immune Response Corporation at $15 per share on April 30, 1996. Under the Stock Purchase Agreement, Trinity Medical Group, Ltd. was also obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required marketing approval from the governing health authority of Thailand for the drug therapy REMUNE. Trinity Medical Group, Ltd. was further obligated to purchase an additional 333,333 shares of common stock of The Immune Response Corporation at $15 per share upon receiving the required factory establishment license or approval from the governing health authority of Thailand to manufacture the drug therapy REMUNE. These stock purchase obligations of Trinity Medical Group, Ltd. became the obligations of Trinity USA as a result of the Collaboration and Supply Agreement and an Assignment Agreement between Trinity USA and Trinity Medical Group, Ltd. (see Note J).

The License and Collaboration Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation, entered into in 1995, provided for possible termination of the License and Collaboration Agreement if the marketing approval for REMUNE in Thailand was not granted before December 31, 2000. On September 29, 2000, The Immune Response Corporation and Trinity USA amended the License and Collaboration Agreement to set the earliest possible termination date to August 31, 2001. In addition, the License and Collaboration Agreement provides for termination by The Immune Response Corporation or Trinity USA if Trinity USA fails to purchase The Immune Response Corporation's common stock as required by the Stock Purchase Agreement within 30 days of the event requiring purchase of the common stock. The license granted to Trinity USA for the entire territory shall revert to The Immune Response Corporation if Trinity USA delays or suspends development of REMUNE in Thailand for more than 18 months or the license will revert to The Immune Response Corporation for a specific country if at any time Trinity USA elects not to develop or commercialize REMUNE in that country.

Trinity USA has three years from the date of the first commercial sale of REMUNE in Thailand to exercise its option to obtain an exclusive license to manufacture REMUNE in Thailand solely for the sale, distribution and use in Trinity USA's licensed territory.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999



NOTE E - NEW ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (SFAS) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (as amended by SFAS No. 138). SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company does not expect that the adoption of SFAS No. 133 will have a material impact on its financial statements.

In March 2000, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101B. SAB 101B delays the effective date of SAB 101, "Revenue Recognition in Financial Statements," to the fourth quarter for fiscal years beginning after December 15, 1999. SAB 101 provides guidance on revenue recognition and the SEC staff's views on the application of accounting principles to selected revenue recognition issues. The Company does not anticipate that the application of this pronouncement will have a material impact on its financial statements.

In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions involving Stock Compensation." FIN 44 clarifies the application of Accounting Principles Board Opinion No. 25 (APB 25) and is effective July 1, 2000. FIN 44 clarifies the definition of "employee" for purposes of applying APB 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. The adoption of FIN 44 did not have a material impact on the Company's financial statements.


NOTE F- CONVERTIBLE NOTES PAYABLE

In connection with a December 1999 private placement, the Company issued 154.5 notes to "accredited investors". The notes were sold in units with a unit cost of $5,000 consisting of a $5,000, 10% per annum note of the Company due August 31, 2001, convertible into 5,000 shares of the Company's common stock, $0.001 par value per share. The aggregate offering price was $772,500 and the Company received net proceeds of approximately $767,500. On December 11, 2000, the Company converted the total principal balance of these notes ($772,500) and the related accrued interest ($84,469) and commissions ($72,250) into 878,538 shares of its common stock.


NOTE G - CONVERTIBLE PROMISSORY NOTE

On October 19, 2000, in connection with a Section 4(2) exempt offering, the Company issued a $500,000 convertible promissory note to an "accredited investor". The note matures on October 19, 2001 and bears interest at 8% per annum, with interest payments due and payable semi-annually. The note is convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. The Company recorded a charge to interest expense of $146,552 in connection with the issuance of this note. The charge represents the entire intrinsic value of the beneficial conversion feature as calculated at the date of issuance. The note is convertible at the option of the holder for the entire term of the note. The note is convertible at the option of the Company provided that the registration statement filed on Form SB-2 on October 20, 2000 has been effective for ninety
(90) consecutive days and the Company's common stock has had a closing bid price equal to or greater than $4.00 for the five (5)

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


consecutive trading days preceding the delivery of the conversion notice. On the date of conversion, the Company shall also issue to the holder a warrant to purchase such number of shares of the company's common stock equal to aggregate the number of shares of common stock issued upon conversion of this note. The warrant shall have an exercise price equal to $4.00 per share and shall have a term of five years from its date of issuance. Interest accruing on the note is payable, at the option of the Company, in cash or in accordance with the aforementioned conversion terms of the note. No value has been assigned to the warrants.

The covenants of the note prevent the Company from pledging any of its assets, including licenses, to any third party or incurring any indebtedness senior to the note. The covenants of the note also require Trinity USA to use its reasonable best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission (SEC) within 90 days of the issuance of the note and to respond to the SEC's review comments within 5 business days. We have received assurances from the note holder, however, that although we have taken longer than 5 days to respond to the SEC's comments the note holder will not exercise its default rights, which would result in the principal and accrued interest becoming immediately due. If the registration statement is not declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. Trinity USA also granted piggyback registration rights with respect to the warrant shares. If this registration statement is not declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. Therefore, the total liquidated damages that may need to be paid if this registration statement is not declared effective within 120 days of the issuance of the note is 4% of the purchase price of the note for each 30-day period until the statement is effective.

Trinity USA received net proceeds of approximately $450,000 under this exempt offering. The proceeds from this exempt offering will be used to meet Trinity USA's continuing operating expense requirements, including the cost of filing the aforementioned Registration Statement.


NOTE H- COMMON STOCK UNITS

On June 21, 2000, the Company began to raise additional capital under a private placement offering. A maximum of 175 preferred stock units at $4,000 per unit were initially offered in the private placement. Because the Company was not authorized to issue preferred stock, the units were subsequently changed to common stock units. Each unit consisted of one thousand shares of the Company's common stock, par value $.001, and a non-callable common stock purchase warrant (the "Warrant"). Each of the Warrants entitles the registered holder to purchase up to one thousand shares of the common stock at a price of $4.00 per share for a period of 24 months from the date of the Private Placement Prospectus, July 24, 2000. The common shares and the Warrant included in the units will not be separately transferable until 90 days after the date of the Prospectus or such earlier date as the Company may determine. The Company received a total of $634,000 through this private placement offering, for an aggregate of 158.5 units sold. Net proceeds to the Company were $570,600, after commissions.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999



NOTE I- STOCK OPTIONS AND WARRANTS

A summary of changes in common stock options and warrants during 2000 is as follows:

                                                                    WEIGHTED
                                                                    AVERAGE
                                                  NUMBER OF         EXERCISE
                                                   SHARES            PRICE
------------------------------------------------------------       ----------
OPTIONS:
Outstanding at December 31, 1999                           0       $       -
Granted                                               60,000       $    3.75
Exercised                                                  0       $       -
Cancelled                                                  0       $       -
                                                ------------
Outstanding at December 31, 2000                      60,000       $    3.75
                                                ============
Options exercisable
 (vested) at December 31, 2000                        30,000       $    3.50
                                                ============

WARRANTS:
Outstanding at December 31, 1999                           0       $       -
Granted                                              174,350       $    4.00
Exercised                                                  0       $       -
Cancelled                                                  0       $       -
                                                ------------
Outstanding at December 31, 2000                     174,350       $    4.00
                                                ============

Warrants exercisable
 (vested) at December 31, 2000                       174,350       $    4.00
                                                ============


No stock options or warrants were issued during 1999. The non-statutory stock options were issued to Trinity USA's Chief Financial Officer (see Note K). The exercise price of the options were equal to or greater than the fair value of the common stock at the grant dates.

The warrants were issued in connection with a Common Stock Unit Offering (see Note H), whereby 158,500 warrants were issued to the investors and 15,850 warrants were issued to the placement agents.

STOCK - BASED COMPENSATION

FASB Statement 123, "Accounting for Stock-Based Compensation," requires the Company to provide pro forma information regarding net income and income per share as if compensation cost for the Company's stock option issuances had been determined in accordance with the fair value based method prescribed in FASB Statement 123. The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 2000: dividend yield of zero percent, risk-free interest rate of 6 percent, expected lives of five years, and expected volatility of 150. Under

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


the accounting provisions of FASB Statement 123, the Company's net loss and loss per share for 2000 would have been reduced to the pro forma amounts indicated below:

Net Loss
        As reported                              $ (2,207,315)
        FAS 123 effect                              $ (96,400)
                                                 ------------
        Pro forma                                $ (2,303,715)
                                                 ============
Loss per share
        As reported - Basic and Diluted               $ (0.21)
        Pro forma - Basic and Diluted                 $ (0.22)

        Basic and Diluted Weighted
          Average Shares Outstanding               10,289,970
                                                 ============

The following table summarizes information about stock options and warrants outstanding at December 31, 2000:


                                             OUTSTANDING                                         EXERCISABLE
                           -------------------------------------------------------   -------------------------------
                              NUMBER         WEIGHTED AVERAGE        WEIGHTED             NUMBER          WEIGHTED
            RANGE OF        OUTSTANDING         REMAINING             AVERAGE           EXERCISABLE        AVERAGE
         EXERCISE PRICES     12/31/00     CONTRACT LIFE (YEARS)   EXERCISE PRICE         12/31/00      EXERCISE PRICE
         -------------------------------------------------------------------------   -------------------------------
OPTIONS:
              $4.00                50,000          9.66                $ 4.00                  20,000       $ 4.00
              $2.50                10,000         10.00                $ 2.50                  10,000       $ 2.50
         -------------------------------------------------------------------------   -------------------------------
          $2.50 - 4.00             60,000          9.72                $ 3.75                  30,000       $ 3.50
         =========================================================================   ===============================

WARRANTS:

              $4.00               174,350          1.58                $ 4.00                 174,350       $ 4.00
         =========================================================================   ===============================


NOTE J- RELATED PARTY TRANSACTIONS

Trinity USA entered into a Collaboration and Supply Agreement with Trinity Medical Group, Ltd., dated December 1, 1999. Under the terms of the Collaboration and Supply Agreement, Trinity USA will pay Trinity Medical Group, Ltd. for research personnel at contractual rates, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted. Since inception through December 31, 1999 and during the year ended December 31, 2000, Trinity Medical Group, Ltd. billed Trinity USA approximately $294,000 and $689,300, respectively, for costs incurred related to the research and development of the drug REMUNE. Since inception through December 31, 1999 and during the year ended December 31, 2000,

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999


Trinity USA paid Trinity Medical Group, Ltd. approximately $294,000 and $375,000, respectively, for amounts previously billed. As of December 31, 2000, the Company has also recorded a liability for amounts payable to Trinity Medical Group, Ltd. in the amount of $314,299, which is included in Payable to Affiliates on the accompanying balance sheet. The amounts paid or payable to Trinity Medical Group, Ltd. were incurred by the Company under the terms and conditions of the Collaboration and Supply Agreement dated December 1, 1999.

The Collaboration and Supply Agreement also provided that Trinity USA make its best efforts to capitalize itself with at least $4,000,000 through sale or subscription of shares of common stock not to exceed 1 million shares. The requirement for Trinity USA not to exceed 1 million shares in its attempt to capitalize itself was subsequently waived. Trinity USA agreed to prepare and complete all necessary documentation required for registration of Trinity USA with the Securities and Exchange Commission as a reporting company, which it has done by filing a Form 10-SB on May 12, 2000. In exchange for Trinity USA being capitalized and a reporting company, Trinity Medical Group, Ltd. agreed to transfer its License and Collaboration Agreement and Stock Purchase Agreement between it and The Immune Response Corporation, dated September 15, 1995, to Trinity USA no later than the first sale of the product after full regulatory approval in Thailand has been granted.

The Company and Trinity Medical Group, Ltd. entered into an Assignment Agreement on August 3, 2000, whereby all of Trinity Medical Group, Ltd.'s rights, title, and interests in the License and Collaboration agreement and Stock Purchase Agreement were assigned to the Company. There was no accounting recognition by the Company as a result of the transfer of the License and Collaboration Agreement and the related Stock Purchase Agreement.

On August 4, 2000, The Company assigned through a Sublicense and Supply Agreement the sales, distribution, manufacturing and marketing rights to REMUNE in Thailand to Trinity Assets Company Limited, an affiliate of the Company and Trinity Medical Group, Ltd. The manufacturing rights assigned to Trinity Assets Company Limited are non-exclusive. Trinity Assets Company Limited is related through common ownership. Two of the Company's directors, Inthanom John Churdboonchart and Orranart Victoria Churdboonchart, are beneficial owners of the Company's common stock and are shareholders of Trinity Assets Company Limited. The Sublicense and Supply Agreement provides that the Company will realize a minimum gross profit from the sale of REMUNE to Trinity Assets Company Limited in Thailand and that profits, as defined, from the sale of REMUNE in licensed territories other than Thailand will be shared equally. It is the intent of the parties that if and when Trinity Assets Company Limited begins to manufacture REMUNE, the Company will continue to realize revenues either from the purchase and resale of REMUNE to Trinity Assets Company Limited or as royalties from Trinity Assets Company Limited on its sales of REMUNE to others. Specific terms of the resale gross profit or royalties have not been negotiated by the parties at this time.

The Company has also agreed to provide support to Trinity Assets Company Limited (in the form and substance satisfactory to both parties) for the warehousing, transportation, and production of any related capital assets, plant and equipment, etc. which are necessary for the marketing, promoting and selling of REMUNE in Thailand. This support may be in the form of providing interest bearing loans to Trinity Assets Company Limited or capital, in exchange for equity ownership of Trinity Assets Company Limited; no specific terms of the support have been negotiated by the parties at this time. Under the terms of the Sublicense and Supply Agreement, the Company will pay Trinity Assets Company Limited for specified research personnel, travel, laboratory, facility and publication costs associated with clinical trials of REMUNE until full regulatory approval in Thailand is granted.

Since inception through December 31, 1999 and during the year ended December 31, 2000, Trinity Assets Company Limited billed Trinity USA approximately $0 and $317,950, respectively, for costs incurred related to the research and development of the drug REMUNE. Since inception through December 31, 2000, no amounts have been paid to Trinity Assets Company for amounts previously billed. As of December 31, 2000, the Company has also recorded a liability for amounts payable to Trinity Assets Company Limited in the amount of $317,950, which is included in Payable to Affiliates on the accompanying balance sheet. The amounts payable to Trinity Assets Company Limited were incurred by the Company under the terms and conditions of the Sublicense and Supply Agreement, dated August 4, 2000.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999



On November 10, 2000, the Company and Trinity Medical Group, Ltd. terminated the Collaboration and Supply Agreement, dated December 1, 1999. Trinity Assets Company Limited will prospectively perform the research and development of REMUNE and will invoice Trinity USA in connection with the terms and conditions of the Sublicense and Supply Agreement between the two parties.

NOTE K - COMMITMENTS

In 1999, the Company entered into an employment agreement with Dr. James S. Namnath (shareholder), whereby he would serve as the Company's Chief Executive Officer. Dr. Namnath's employment would be conducted under contract services with his then present employer, NotesETC, Inc. until such time ("Milestone") that the Company either begins sale of REMUNE product or is approved for public trading of its common shares in the United States equity market as a reporting company; after this time, he would be directly employed by the Company on a full time basis.

Until Milestone, his compensation would be at a rate of $250 per hour but not to exceed 60 hours per month ($15,000). After Milestone, his salary would be $35,000 per month. In August of 2000, the terms of this employment agreement were modified to provide for a monthly salary amount of $25,000 as opposed to $35,000 per month. The agreement expired on December 31, 2000.

On February 2, 2001, the Company entered into a new one-year employment agreement with its Chief Executive Officer and Director, Dr. James Namnath, whereby the Officer will be paid a minimum annual salary of $300,000. If the Officer is terminated without cause as defined, the minimum salary and certain other benefits must continue to be paid through the remaining term of the employment agreement.

On September 5, 2000, the Company entered into a two year employment agreement with its Chief Financial Officer, whereby the Officer will be paid a minimum annual salary of $160,000 and receive a minimum annual bonus equal to 10% of the annual salary amount. The Officer was also granted 50,000 non-statutory stock options with a term of 10 years at an exercise price of $4.00. The market price of the Company's common stock was equal to the exercise price at the date of grant. The Officer will receive a minimum of 50,000 additional stock options on each anniversary date of the employment agreement. If the Officer is terminated without cause as defined, the minimum salary, bonus and certain other benefits must continue to be paid through the remaining term of the employment agreement.

In January 2000, the Company entered into a non-cancelable operating lease for office facilities and general administrative services in Las Vegas, Nevada. The lease expired in January 2001. In September 2000, the Company entered into a non-cancelable operating lease for office facilities and general administrative services in Rancho Santa Margarita, California which expires in November 2001. The monthly rental expense is approximately $2,200 for this facility. Rent expense was approximately $16,700 for the year ended December 31, 2000 and $0 for the period from inception to December 31, 1999.


NOTE L - CONCENTRATION OF CREDIT RISK

The Company has cash deposits at U.S. banks and financial institutions which exceed federally insured limits at December 31, 2000. The Company is exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the institution; however, the Company does not anticipate such non-performance.


NOTE M - STOCK ISSUED FOR SERVICES

During 1999, the Company issued 493,000 shares of common stock in exchange for consulting services provided. The expense related to such services of $229,200 was determined based upon the fair value of the services received.

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS
                           December 31, 2000 and 1999



NOTE N - INCOME TAXES

No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through December 31, 2000. At December 31, 2000, the Company has net operating loss carryforwards available to offset future taxable income for federal tax purposes of approximately $3,070,000; such carryforwards expire in various years through 2020. Deferred tax assets include these net operating loss carryforwards as well as certain expenses that are reported for book and tax purposes in different periods. The Company has provided a valuation allowance to offset all deferred assets due to the uncertainty of realization.

INTERIM FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2001 AND FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2001 AND 2000 AND FOR THE PERIOD FROM INCEPTION (SEPTEMBER 28, 1998) TO SEPTEMBER 30, 2001.



                      Index to Interim Financial Statements



                                                                            Page
                                                                            ----

        BALANCE SHEETS......................................................F-19

        STATEMENTS OF OPERATIONS............................................F-20

        STATEMENTS OF CASH FLOWS............................................F-21

        NOTES TO FINANCIAL STATEMENTS.......................................F-22



                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                                 BALANCE SHEETS

                                     ASSETS

                                                                                 September 30,          December 31,
                                                                                      2001                  2000
                                                                               -------------------   -------------------
                                                                                  (unaudited)
Current Assets:
       Cash and cash equivalents                                                         $ 45,504             $ 117,056
       Common stock subscription receivable                                                50,000                     -
       Prepaid expenses and deposits                                                       85,554                 4,245
                                                                               -------------------   -------------------

            Total current assets                                                          181,058               121,301
                                                                               -------------------   -------------------

Property and equipment

       Office furniture and fixtures                                                        6,088                 6,088
       Office equipment                                                                     4,973                 4,973
                                                                               -------------------   -------------------
                                                                                           11,061                11,061
            Less accumulated depreciation                                                  (2,818)                 (667)
                                                                               -------------------   -------------------
                 Net property and equipment                                                 8,243                10,394
                                                                               -------------------   -------------------

                      Total assets                                                      $ 189,301             $ 131,695
                                                                               ===================   ===================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
       Accounts payable                                                                 $ 191,681              $ 17,861
       Payable to affiliates                                                            1,587,949               632,249
       Accrued liabilities                                                                 54,698               157,431
       Deferred compensation                                                                    -                12,500
       Notes payable to officers                                                           40,500                     -
       Insurance note payable                                                              46,979                     -
       Convertible promissory note                                                        500,000               500,000
                                                                               -------------------   -------------------
            Total current liabilities                                                   2,421,807             1,320,041
                                                                               -------------------   -------------------

Stockholders' deficit:
       Common stock, $.001 par value, 50,000,000 shares
            authorized, 11,589,704 and 11,263,038 shares
            issued and outstanding                                                         11,590                11,263
       Additional paid-in capital                                                       3,415,344             1,873,908
       Common stock subscribed                                                             50,000                     -
       Deficit accumulated during the development stage                                (5,709,440)           (3,073,517)
                                                                               -------------------   -------------------
                      Total stockholders' deficit                                      (2,232,506)           (1,188,346)
                                                                               -------------------   -------------------

                      Total liabilities and stockholders' deficit                       $ 189,301             $ 131,695
                                                                               ===================   ===================



        The accompanying notes are an integral part of these statements.
                                      F-19

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                            STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                  Period
                                               from Inception          Three Months Ended                Nine Months Ended
                                                    to                    September 30,                    September 30,
                                             September 30, 2001      2001             2000             2001             2000
                                             ------------------  --------------  ---------------  ---------------  ---------------

Operating expenses:
    Research and development                      $ (2,263,653)     $ (322,650)      $ (500,105)      $ (962,404)      $ (700,105)
    General and administrative                      (2,064,592)       (238,146)        (362,873)        (940,698)        (575,832)
    Acquisition costs                                 (404,200)              -                -                -                -
                                             ------------------  --------------  ---------------  ---------------  ---------------
               Total operating expenses             (4,732,445)       (560,796)        (862,978)      (1,903,102)      (1,275,937)
                                             ------------------  --------------  ---------------  ---------------  ---------------

Other income (expense):
    Interest income                                      4,888           1,043                -            1,374            1,120
    Interest expense                                  (973,438)        (15,055)         (19,312)        (734,195)         (56,615)
    Loss on sale of investments                         (8,445)              -                -                -                -
                                             ------------------  --------------  ---------------  ---------------  ---------------
                                                      (976,995)        (14,012)         (19,312)        (732,821)         (55,495)
                                             ------------------  --------------  ---------------  ---------------  ---------------
               Net Loss                           $ (5,709,440)     $ (574,808)      $ (882,290)    $ (2,635,923)    $ (1,331,432)
                                             ==================  ==============  ===============  ===============  ===============

    Basic and diluted loss per common
       share                                                           $ (0.05)         $ (0.09)         $ (0.23)         $ (0.13)
                                                                 ==============  ===============  ===============  ===============
    Basic and diluted weighted average
       common shares outstanding                                    11,589,704       10,226,000       11,378,358       10,226,000
                                                                 ==============  ===============  ===============  ===============




















        The accompanying notes are an integral part of these statements.
                                      F-20

                         Trinity Medical Group USA, Inc.
                      (a company in the development stage)
                            STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                                         Period
                                                                     from Inception                Nine Months Ended
                                                                           to                        September 30,
                                                                  September 30, 2001           2001                 2000
                                                                  --------------------  -------------------   ------------------

 Cash flows from operating activities:

      Net loss                                                           $ (5,709,440)        $ (2,635,923)        $ (1,331,432)
      Adjustments to reconcile net loss to net
        cash used in operating activities:
          Depreciation                                                          2,818                2,151                    -
          Stock issued for services and interest payment                      385,919                    -                    -
          Stock options issued for services and warrants
            issued in connection with financings                              208,350              208,350                    -
          Intrinsic value of beneficial conversion                            750,668              604,116                    -
          Loss on sale of investments                                           8,445                    -                    -
          Changes in assets and liabilities:
             Prepaid expenses and deposits                                    (15,086)             (10,841)                   -
             Accounts payable                                                 191,681              173,820               74,456
             Payable to affiliates                                          1,587,949              955,700              500,000
             Accrued liabilities and deferred compensation                    255,995               86,064              103,619
                                                                  --------------------  -------------------   ------------------
                 Net cash used in operating activities                     (2,332,701)            (616,563)            (653,357)
                                                                  --------------------  -------------------   ------------------

 Cash flows from investing activities:

      Purchases of fixed assets                                               (11,061)                   -               (4,972)
      Purchases of investments                                                (69,330)                   -                    -
      Proceeds from sale of investments                                        60,885                    -                    -
                                                                  --------------------  -------------------   ------------------
                 Net cash used in investing activities                        (19,506)                   -               (4,972)
                                                                  --------------------  -------------------   ------------------

 Cash flows from financing activities:

      Proceeds from issuance of convertible notes payable                     772,500                    -               40,000
      Proceeds from issuance of notes payable to officers                      90,500               90,500                    -
      Repayments on notes payable to officers                                 (50,000)             (50,000)                   -
      Repayments on insurance note payable                                    (23,489)             (23,489)                   -
      Proceeds from issuance of convertible promissory
          notes                                                             1,000,000              500,000                    -
      Net proceeds from sale of common stock units                            570,600                    -              550,600
      Proceeds from exercise of common stock warrants                          28,000               28,000                    -
      Collection of subscription receivable                                     9,600                    -                9,600
                                                                  --------------------  -------------------   ------------------

                 Net cash provided by financing activities                  2,397,711              545,011              600,200
                                                                  --------------------  -------------------   ------------------
                 Net increase (decrease) in cash and
                    cash equivalents                                           45,504              (71,552)             (58,129)
 Cash and cash equivalents - beginning of period                                    -              117,056              171,485
                                                                  --------------------  -------------------   ------------------

 Cash and cash equivalents - end of period                                   $ 45,504             $ 45,504            $ 113,356
                                                                  ====================  ===================   ==================



        The accompanying notes are an integral part of these statements.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS

NOTE A - Basis of Presentation


The  accompanying   unaudited  financial   statements  contain  all  adjustments
(consisting only of normal recurring adjustments) which in the opinion of management are necessary to present fairly the financial position of the Company at September 30, 2001, and the results of its operations and its cash flows for the three and nine month periods ended September 30, 2001 and 2000 and for the period from inception (September 28, 1998) to September 30, 2001. Certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to rules and regulations of the Securities and Exchange Commission, although the Company believes that the disclosures in the financial statements are adequate to make the information presented not misleading.

The financial statements included herein should be read in conjunction with the financial statements included in the Company's Form 10-KSB as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and for the periods from inception (September 28, 1998) to December 31, 2000 and 1999, filed with the Securities and Exchange Commission on March 30, 2001.


NOTE B - GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, the Company is in the development stage and, at September 30, 2001 has accumulated losses amounting to $5,709,440. For the nine month period ended September 30, 2001, and for the period from inception to September 30, 2001 the Company used $616,563 and $2,332,701, respectively, of cash in its operations. Additionally, the Company has a working capital deficit of $2,240,749 and a stockholders' deficit of $2,232,506 at September 30, 2001.

In July 2001 the Company, through its affiliate Trinity Assets Company Limited, filed a new drug application for approval by the Thai Food and Drug
Administration to market, distribute and manufacture REMUNE in Thailand. Approval of REMUNE by the Thai Food and Drug Administration is necessary for the marketing, distribution and manufacture of REMUNE. If the Thai Food and Drug Administration does not approve REMUNE, it cannot be marketed, sold or manufactured in Thailand and the Company will be unable to generate any revenue in Thailand or any other of its licensed countries.

The Company intends to market REMUNE in the countries where it has the rights through partners or affiliated firms, which will carry out the local regulatory requirements, distribution, and product support. The Company intends to finance the aforementioned activities through a primary offering and/or additional private placements. The Company filed a registration statement on Form SB-2 on October 20, 2000 to register 2,000,000 common shares to be sold at a price of $6.00 per share by the Company directly or through underwriters or dealers from time to time. The registration statement was declared effective by the Securities and Exchange Commission on May 23, 2001 and was terminated by the Company on September 27, 2001 through the filing of Post-Effective Amendment No. 2 to Form SB-2. No shares were sold under this offering.

The Company's initial efforts have focused on the research and development of REMUNE (through Trinity Medical Group, Ltd. or Trinity Assets Company Limited, affiliates of the Company) and securing sales and marketing rights in Thailand. There can be no assurance that management will be successful in raising the necessary funds to complete the clinical trials and obtain the necessary government approvals for the manufacture and sale of REMUNE. The Company's ability to continue as a going concern will depend upon these factors and the success of future operations.

The Immune Response Corporation's primary marketing partner, Agouron Pharmaceuticals, Inc., or Agouron, a Pfizer Inc. company, terminated its collaboration agreement with The Immune Response Corporation on July 5, 2001. As a result, The Immune Response Corporation, our Licensor of REMUNE, may be unable to successfully complete current or future trials of REMUNE and The Immune Response Corporation may have to abandon REMUNE or seek additional funding. The termination of the Agouron/Immune Response Corporation collaboration agreement has had a material adverse effect on both The Immune Response Corporation's and the Company's stock price, and therefore our ability to successfully raise additional capital to complete REMUNE development and effectuate our business plans. Additionally, The Immune Response Corporation has stated in its Form 10-Q for the period ended June 30, 2001, that its available cash resources would be sufficient to fund their planned operations for the remainder of the year. The Immune Response Corporation further stated that its management is currently evaluating equity financing alternatives to meet their future capital requirements, but that additional financing may not be available when needed, on favorable terms, or at all.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS


The Company requires substantial capital to pursue its operating strategy, which includes commercialization of the drug REMUNE, and currently has limited cash for operations. Until the Company can obtain revenues sufficient to fund working capital needs and additional research and development costs necessary to obtain the regulatory approvals for commercialization, the Company will be dependent upon external sources of financing. The Company does not have any other commitments to secure additional capital and there is no assurance that any additional funds needed will be available on favorable terms, if at all. These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern for a reasonable period of time.


NOTE C - RECENT ACCOUNTING PRONOUNCEMENTS

For the three-month period ended June 30, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended. Since the Company does not presently engage in activities covered by SFAS 133, there was no significant effect on the Company's June 30, 2001 financial statements.

In July 2001, the Financial Accounting Standards Board issued Statements No. 141, "Business Combinations" ("SFAS 141") and No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 supersedes APB Opinion No. 16, "Business Combinations" and FASB Statement No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises". SFAS 141 is effective for fiscal years beginning after June 30, 2001 and requires that all business combinations be accounted for by a single method, the purchase method. SFAS 142 supersedes APB Opinion No. 17, "Intangible Assets". SFAS 142, is effective for fiscal years beginning after December 15, 2001 and provides that all existing and newly acquired goodwill and intangible assets will no longer be amortized but will be tested for impairment annually and written down only when impaired. Although it is still reviewing the provisions of these Statements, management's preliminary assessment is that these Statements will not have a material impact on the Company's financial position or results of operations.


NOTE D - LOSS PER SHARE

Excluded from the computation of basic and diluted loss per common share were stock options and warrants outstanding for the purchase of 701,037 shares of common stock as of September 30, 2001 because the representative share increments would be antidilutive. Also excluded from the computation of basic and diluted loss per common share were an estimated 194,000 shares of common stock issuable as of September 30, 2001 upon the conversion of a convertible promissory note because the representative share increments would be antidilutive.


NOTE E - DEFERRED COMPENSATION

The Company had deferred the compensation of its Chief Executive Officer from December 31, 2000 through May 31, 2001 in order to conserve cash. The Chief Executive Officer is also one of the Company's founding shareholders. The total compensation deferred was $137,500. The outstanding deferred compensation balance bore interest at prime plus 2% and was due on demand. On September 1, 2001, the Chief Executive Officer forgave the deferred compensation and the related accrued interest totaling $143,545. The Company recorded the deferred compensation forgiveness as a contribution of capital.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS

NOTE F - NOTES PAYABLE TO OFFICERS

During the nine month period ended September 30, 2001 the Company borrowed, through the issuance of five separate notes, $90,500 from its Chief Executive Officer and its Corporate Secretary. The notes payable are uncollateralized, bear interest at 15% per annum and are due the earlier of one year from the date of the notes or the date on which the Company receives a minimum of $200,000 of financing through the issuance of its common stock or debt (or both) to non-affiliated persons or entities. Although the Company has obtained financing in excess of $200,000 since the issuance of these notes, only $55,000 of principal has been repaid to the Officers. The Company repaid $50,000 in July 2001 and $5,000 in October 2001.


NOTE G - RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2001, Trinity Assets Company Limited billed Trinity USA approximately $962,650 for costs incurred related to the research and development of the drug REMUNE. Since inception through September 30, 2001, approximately $7,000 has been paid to Trinity Assets Company Limited for amounts previously billed. Since inception through September 30, 2001, $669,000 has been paid to Trinity Medical Group, Ltd. As of September 30, 2001, the Company has recorded a liability for amounts payable to Trinity Assets Company Limited and Trinity Medical Group Ltd. of $1,273,650 and $314,299, respectively, which is included in Payable to Affiliates on the accompanying balance sheet. The amounts owed to these entities have no definitive repayment terms. All amounts paid or payable to Trinity Asset Company Limited or Trinity Medical Group, Ltd. that relate to research and development expenses have been, or will be, paid under the terms of the applicable sublicense and supply agreement or collaboration and supply agreement. The Company's obligations to pay for such expenses extend only until full regulatory approval for the sale of REMUNE in Thailand is granted.


NOTE H - CONVERTIBLE PROMISSORY NOTES

On June 22, 2001, RoyCap Inc. converted its $500,000 convertible promissory note dated October 19, 2000, and related accrued interest and liquidated damages of $57,752, into 319,666 shares of the Company's common stock. In addition, a warrant to purchase 319,666 shares of the Company's common stock at an exercise price of $4.00 per share until June 22, 2006 was granted as per the terms of this note. The Company recorded an additional charge to interest expense of $353,448 for the fair value of the beneficial conversion feature.

On June 29, 2001, in connection with a Regulation S offering, the Company issued a $500,000 convertible promissory note to an "accredited investor". The note matures on June 29, 2002 and bears interest at 8% per annum, with interest payments due and payable semi-annually. The Company received net proceeds of approximately $450,000 under this offering. The offering costs of $50,000 were charged to expense. The note is convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. The Company recorded a charge to interest expense of $250,668 in connection with the issuance of this note. The charge represents the entire intrinsic value of the beneficial conversion feature as calculated at the date of issuance. The note is convertible at the option of the holder for the entire term of the note. The note is convertible at the option of the Company provided that the registration statement to be filed to register the underlying common shares and warrant shares has been effective for ninety (90) consecutive days and the Company's common stock has had a closing bid price equal to or greater than $4.00 for the five (5) consecutive trading days preceding the delivery of the conversion notice. On the date of conversion, the Company shall also issue to the holder a warrant to purchase such number of shares of the company's common stock equal to aggregate the number of shares of common stock issued upon conversion of this note. The warrant shall have an exercise price equal to $4.00 per share and shall have a term of five years from its date of issuance. Interest accruing on the note is payable, at the option of the Company, in cash or in accordance with the aforementioned conversion terms of the note. No value has been assigned to the warrants. Upon conversion of the note and the related issuance of the warrants, a charge to interest expense of $249,332 will be recorded for the allocated fair value of the warrants.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS


The covenants of the note prevent the Company from pledging any of its assets, including licenses, to any third party or incurring any indebtedness senior to the note. The covenants of the note also require the Company to file a registration statement by August 14, 2001 and to use its reasonable best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission (SEC) within 90 days of the issuance of the note and to respond to the SEC's review comments within 5 business days. If the registration statement is not filed by August 14, 2001 or declared effective within 120 days of the issuance of the note, the Company must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. The registration statement was filed on August 17, 2001 and was declared effective on August 27, 2001. The Company also granted piggyback registration rights with respect to the warrant shares. See also Note O.


NOTE I - INSURANCE NOTE PAYABLE

On July 1, 2001 the Company obtained Directors and Officers Liability Insurance for an aggregate coverage amount of $3,000,000. The total annual premiums on the insurance policy are approximately $108,000, of which approximately $70,500 was financed at an annual rate of 9.76% over a period of 9 months. The outstanding balance of the insurance note payable at September 30, 2001 is $46,979.


NOTE J - STOCK OPTIONS AND WARRANTS

On June 1, 2001, two investors exercised warrants to purchase a total of 7,000 shares of the Company's common stock at $4.00 per share, resulting in $28,000 of cash proceeds to the Company.

On June 1, 2001 the Company granted 10,000 non-qualified stock options to its corporate secretary in connection with the execution of an employment agreement (see Note L). The options are fully vested, have a term of 10 years and an exercise price of $1.72 per share, which was equal to the closing price of the Company's common stock on the date of grant.

On June 15, 2001 the Company granted 20,000 non-qualified stock options to a consultant who performs investor relation services for the Company. The options are fully vested, have a term of 10 years and an exercise price of $3.00 per share. The Company recorded an expense (general and administrative) of $59,600 related to this option grant, which was calculated using the Black-Scholes option-pricing model.

On June 22, 2001 the Company signed an engagement letter with an investment banking firm to introduce certain institutional investors to the Company and also to advise the Company regarding potential investment terms by such investors. In connection therewith, the Company issued a 5 year warrant to purchase 25,000 shares of the Company's common stock at an exercise price of $2.00 per share. The warrant is exercisable on July 22, 2001. The Company recorded an expense (general and administrative) of $91,000 related to this warrant grant, which was calculated using the Black-Scholes option-pricing model.

The engagement letter with the investment banking firm also provides that in the event there is a financing transaction within twelve months following the date of the engagement letter, between the Company and any of the potential investors, the Company will pay to the investment banking firm a cash fee of 10% of the total amount invested. In addition, the investment banking firm will receive, as part of their compensation, five year warrants to purchase the Company's common stock (the "Transaction Warrants"). The number of Transaction Warrants will be calculated at 10% of the aggregate gross principal amount received in the Transaction, exercisable at a price equal to the lower of the price paid by investors or average closing bid prices of the Company's common stock for the 25 business days preceding the closing of the Transaction.

On June 29, 2001, in connection with the financing transaction described in Note H, the Company issued a 5 year, fully exercisable Transaction Warrant to the investment banking firm to purchase 16,521 shares of the Company's common stock at an exercise price of $2.76 per share. The Company recorded interest expense of $57,750 related to this warrant grant, which was calculated using the Black-Scholes option-pricing model. During July 2001, the Company paid a cash fee of $50,000 to the investment banking firm in connection with this financing transaction. The cash fee was expensed by the Company.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS


On September 5, 2001, in connection with an employment agreement dated September 5, 2000, the Company granted 50,000 non-qualified stock options to its Chief Financial Officer. The options vest ratably over two years, have a term of 10 years and an exercise price of $1.80 per share, which was equal to the closing price of the Company's common stock on the date of grant.

On September 26, 2001, the Company granted 25,000 non-qualified stock options to a director in connection with his nomination to the Company's board of directors on that date. Fifty-percent of the options vest after six months from the date of grant and the remaining fifty-percent vest after one year from the date of grant. The options have a term of 10 years and an exercise price of $1.65 per share, which was equal to the closing price of the Company's common stock on the date of grant.


NOTE K - AMENDMENT TO LICENSE AGREEMENT

On May 8, 2001, the Company and The Immune Response Corporation amended the License and Collaboration Agreement to set the earliest possible termination date to August 31, 2004. The amendment to the License and Collaboration Agreement also states that The Immune Response Corporation will manufacture, sell and deliver to Trinity USA a quantity of REMUNE equal to Trinity USA's requirement of REMUNE for commercial sale and distribution in its territory, up to 25% of The Immune Response Corporation's actual monthly production of the product. In the event Trinity USA's requirement of REMUNE exceeds 25% of The Immune Response Corporation's actual monthly production, Trinity USA may request additional product and The Immune Response Corporation, in its sole discretion, may manufacture and sell the additional product to Trinity USA. The Company's cost of REMUNE is contractually based upon The Immune Response Corporation's manufacturing cost, as defined under generally accepted accounting principles, plus an agreed upon markup percentage. The amendment to the License and Collaboration Agreement eliminates the requirement for the Company to pay royalties to The Immune Response Corporation as a result of sales of REMUNE in the Company's licensed territories.


NOTE L - COMMITMENTS

On June 1, 2001, the Company entered into a two year employment agreement with its Corporate Secretary, whereby the Officer will be paid a minimum annual salary of $99,000. On September 15, 2001, the Officer voluntarily reduced her contractual, annual base compensation to $90,000 for an indefinite period of time. In connection with entering into the employment agreement, the Officer was granted 10,000 non-qualified stock options with a term of 10 years and an exercise price of $1.72. The closing price of the Company's common stock was equal to the exercise price at the date of grant. If the Officer is terminated without cause, as defined, the minimum salary and certain other benefits must continue to be paid through the remaining term of the employment agreement. If during the term of this employment agreement the Company signs a Letter of Intent, or similar agreement, to merge with another company, to sell its common stock, its assets or licensing rights it has or will have related to the drug therapy REMUNE, the Officer shall immediately receive 100,000 shares of the Company's common stock at no cost to the Officer. Also, in the event the Company's ownership substantially changes, as defined by ownership of more than 50% plus one share of common stock exchanged, the Officer must be compensated an additional two years of salary in one payment due at the close of the stock transaction or Board assignment wherein transfer of control, and thus succession, has occurred, or the employment agreement must be extended for an additional three years.

On June 1, 2001, the Company amended its employment agreement with its Chief Financial Officer to provide that if during the term of the employment agreement the Company signs a Letter of Intent, or similar agreement, to merge with another company, to sell its common stock, its assets or licensing rights it has or will have related to the drug therapy REMUNE, the Officer shall immediately receive 100,000 shares of the Company's common stock at no cost to the Officer. Also, in the event the Company's ownership substantially changes, as defined by ownership of more than 50% plus one share of common stock exchanged, the Officer must be compensated an additional two years of salary in one payment due at the close of the stock transaction or Board assignment wherein transfer of control, and thus succession, has occurred, or the employment agreement must be extended for an additional three years.

On September 1, 2001, the Company's Chief Executive Officer voluntarily reduced his contractual, annual base compensation by 50% to $150,000 for an indefinite period of time.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS


NOTE M - COMMON STOCK SUBSCRIBED

On September 26, 2001, the Company sold 50,505 shares of its common stock for $.99 per share to a foreign investor. In connection therewith, the Company issued a 5 year warrant to purchase 5,000 shares of the Company's common stock at an exercise price of $1.98 per share. The gross proceeds of $50,000 was received on October 1, 2001 and the common stock was issued on October 3, 2001. The Company paid the selling agent a 10% cash commission, which was expensed, and issued him a 5 year warrant to purchase 2,500 shares of the Company's common stock at an exercise price of $1.98 per share.


NOTE N - NONCASH INVESTING AND FINANCING ACTIVITIES

A supplemental schedule to the Statement of Cash Flows of noncash investing and financing activities is presented below:


                                                                         Period
                                                                     from Inception                Nine Months Ended
                                                                           to                         September 30,
                                                                  September 30, 2001           2001                 2000
                                                                  ------------------       --------------       -------------


 Non-cash investing and financing activities:
    Conversion of convertible notes payable and
      related accrued interest and commissions
      to common stock                                              $       929,219         $            -       $           -
                                                                   ===============         ==============       =============

    Conversion of convertible promissory note and
      related accrued interest to common stock                     $       557,752         $      557,752       $           -
                                                                   ===============         ==============       =============

    Directors and officers insurance premium financing             $        70,468         $       70,468       $           -
                                                                   ===============         ==============       =============

    Deferred comepnsation forgiveness by founding
      shareholder                                                  $       143,545         $      143,545       $           -
                                                                   ===============         ==============       =============

    Common stock subscribed                                        $        50,000         $       50,000       $           -
                                                                   ===============         ==============       =============



NOTE O - SUBSEQUENT EVENTS

On October 1, 2001, the Company issued a $20,000 promissory note to an individual. The note had a maturity date on or before November 15, 2001, bore interest at 10% per annum and was uncollateralized. At the maturity date, the outstanding principal amount of the promissory note plus all accrued and unpaid interest shall be due and payable in cash or, at the option of the Company, converted into debt or equity securities which may be issued in connection with a possible private placement by the Company of its debt or equity securities to certain accredited or institutional investors completed at or prior to the maturity date. In connection with the issuance of the promissory note, the Company issued the Holder a 5 year warrant to purchase 2,000 shares of the Company's common stock at an exercise price of $1.80 per share. The Company paid the selling agent a 10% cash commission totaling $2,000. The promissory note and related accrued interest were converted in to 19,253 shares of the Company's common stock on November 12, 2001.

                         TRINITY MEDICAL GROUP USA, INC.
                      (a company in the development stage)
                          NOTES TO FINANCIAL STATEMENTS


On November 8, 2001, RoyCap Inc. converted $100,000 of the $500,000 principal balance outstanding on the convertible promissory note dated June 29, 2001, into 98,658 shares of the Company's common stock. In addition, a warrant to purchase 98,658 shares of the Company's common stock at an exercise price of $4.00 per share until November 8, 2006 was granted as per the terms of this note. The Company recorded an additional charge to interest expense of $49,866 for the fair value of the beneficial conversion feature associated with the warrants issued.

In November 2001, the Company sold a total of 200,00 shares of its common stock for prices ranging from $1.00 to $1.10 per share to accredited investors. In connection therewith, the Company issued 5 year warrants to purchase a total of 42,500 shares of the Company's common stock at exercise prices ranging from $1.80 to $2.40 per share. The gross proceeds from the sale of the common stock were $215,000. The Company paid a 10% cash commission to the selling agents and issued a 5 year warrant to purchase a total of 2,500 shares of the Company's common stock at an exercise price of $2.40 per share.

In December 2001, the Company issued to an investment banking firm (see also Note J) a 5 year warrant to purchase a total of 15,000 shares of the Company's common stock at an exercise price of $1.00 per share. The Company recorded interest expense of approximately $52,000 related to this warrant grant, which was calculated using the Black-Scholes option-pricing model.

In December 2001, the Company issued 1,000,000 shares of its common stock to Trinity Assets Company Limited to satisfy its entire outstanding liability to Trinity Medical Group Ltd., a non-operating subsidiary of Trinity Assets Company Limited, as of November 30, 2001 and to satisfy $1,050,701 of its outstanding liability to Trinity Assets Company Limited as of November 30, 2001. The price per share utilized in this transaction, $1.34, was equal to the average closing price of the Company's stock for the five business days preceding the date that the parties agreed to settle all or a portion of the amounts owed by the Company as of November 30, 2001. Immediately after the transaction was completed, Trinity Assets Company Limited owned approximately 7.7% of the Company's issued and outstanding common stock.

On December 20, 2001, the Company granted a total of 560,000 non-qualified stock options to its officers and directors. The options are fully vested, except for 25,000 options which vest ratably over 4 years, have a term of 10 years and an exercise price of $1.30 per share, which was equal to the closing price of the Company's common stock on the date of grant.

In January 2002, the Company executed a Securities Purchase Agreement with a private placement investment company for the purchase of $125,000 of Convertible Debentures due in January 2003. The debenture bears interest at 9.50% and the interest is payable monthly. The debenture is convertible at a price equal to the lesser of $4.00 or 83% of the average of the three lowest closing prices of the Company's common stock during the 20 day period prior to the conversion. At the time of conversion of the debenture, the Company will issue to the holder warrants to purchase an amount of common stock equal to five times the number of shares issued upon the conversion of the debenture, at which time the warrants will be exercised by the holder. The warrants are exercisable at the related conversion price of the debenture. The maximum ownership position in the Company that the holder may obtain, however, is limited to 9.99% of the Company's issued and outstanding common stock. The proceeds received will be allocated to the debt and equity instruments issued based on their relative fair values on the date of the issuance. The Company will record a charge to interest expense for the entire intrinsic value of the beneficial conversion feature as calculated at the date of issuance. Upon conversion of the debenture and the related issuance of the warrants, a charge to interest expense will also be recorded for the allocated fair value of the warrants.

In accordance with the terms of the Securities Purchase Agreement, the Company will receive $50,000 of the $125,000 Convertible Debenture upon filing of a registration statement to register the underlying shares and $75,000 when the registration statement is declared effective by the Securities and Exchange Commission.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 607.0850 of the Florida Business Corporation Act permits indemnification of officers and directors of the Registrant under certain conditions and subject to certain limitations. Section 607.0850 of the Florida Business Corporation Act also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers, directors, employees, and agents against any liability asserted against those person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 607.0850 of the Florida Business Corporation Act.

          Article VI of the Bylaws of the Registrant provides that the Registrant shall indemnify officers and directors of Trinity USA or its officers and directors that serve any other corporation or other enterprise in any capacity at the request of Trinity USA. Trinity USA has never requested that any of our officers or directors serve as an officer or director of another corporation.

          The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a officer, director, employee or agent in defending any action, suit or proceeding by reason of the fact that he or she is or was a officer, director, employee or agent of the Registrant shall be paid by the Registrant if he or she is successful in defending the suit, whether on the merits or otherwise, and those expenses may be paid by the Registrant in other situations unless such officer, director, employee or agent is adjudged liable for negligence or misconduct in the performance of his or her duties.

          Article X of the Registrant's Certificate of Incorporation provides that the Registrant shall indemnify all persons whom it may indemnify pursuant to Section 607.0850 of the Florida Business Corporation Act to the full extent permitted by such Section 607.0850 of the Florida Business Corporation Act.


OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The following table shows the estimated expenses in connection with the issuance and distribution of the common stock being registered:

            SEC registration fees.......................................$   924
            Legal fees and expenses.....................................$10,000
            Accounting fees and expenses................................$ 5,000
            Miscellaneous...............................................$ 1,000
                                                                        --------
            TOTAL:                                                      $16,924
                                                                        ========

RECENT SALES OF UNREGISTERED SECURITIES.

          On December 31, 1999, Trinity USA and August Project III Corp. entered into an Agreement for the Exchange of Common Stock. August Project III Corp. issued to Trinity USA's shareholders 5,226,000 shares of its common stock in exchange for 100% of the outstanding shares of Trinity USA. In addition, shareholders of August Project III Corp. sold 4,867,000 shares to the shareholders of Trinity USA in exchange for $175,000. Following the exchange, the shareholders of the predecessor company owned a total of 10,093,000 out of a total of 10,226,000 outstanding shares of August Project III Corp, and Trinity USA was a wholly owned subsidiary of August Project III. On January 5, 2000, August Project III Corp. changed its name to Trinity Medical Group USA, Inc. August Project issued shares of its common stock to the Trinity USA shareholders in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. Trinity USA believes that the exemption afforded by
Section 4(2) of the Securities Act is applicable to the August Project transaction because it was a sale of securities by an issuer not involving a public offering. The August Project shares were offered only to fifteen (15) accredited and sophisticated investors in an offering not involving a general solicitation. The sophisticated investors in the August Project transaction had knowledge in financial and business matters such that they were capable of evaluating the merits and risks involved in an investment in August Project's securities. Each of the investors received a copy of and reviewed August Project's financial statements, had the opportunity to obtain any additional information necessary to verify the accuracy of the information contained in the financial statements and was given the opportunity to meet with representatives of August Project and to have them answer any questions and provide additional information regarding the terms and conditions of that particular investment deemed relevant by the investors; and all such questions were answered and requested information provided to each investor's full satisfaction.

          The total number of persons to whom these  securities  were issued was
15. The names of the persons to whom these securities were issued are as follows:

                                                    COMMON SHARES
NAME                                                   EXCHANGED

Churdboonchart Trinity Trust                           7,200,000
Trinity Partners Trust                                   400,000
Eastern Frontier                                         175,000
Black Hills Investment                                   175,000
Baldwin Family Trust                                      50,000
Coleman Abbe                                              22,500
Bob Rubin                                                  5,000
Atlas Equity                                               5,500
Ron Mcdonald                                              40,000
Stephen Devanney                                          20,000
Dr.  Buranaj Smutharako                                  500,000
Virongrong Chaisiriroj                                   500,000
Ubolrattana Mahidol                                      500,000
Dr.  Vina Churdboonchart                                 450,000
Elizabeth Namnath                                         50,000
                                                          ------

  Total                                               10,093,000
                                                      ==========


          In connection with a December 1999 private placement Trinity USA issued 154.5 notes. The notes were sold in units. Each unit cost $5,000 and consisted of a $5,000, 10% per annum note of Trinity USA due August 31, 2001 convertible into 5,000 shares of Trinity USA's common stock, $0.001 par value, per share. The aggregate offering price was $772,500 and Trinity USA received net proceeds of approximately $767,500. On December 11, 2000, the Company converted the total principal balance of these notes and the related accrued interest and commissions into 878,538 shares of its common stock. The proceeds from this private placement were used to satisfy Trinity USA's initial developmental business expenses.

         The total number of persons to whom these securities were issued was
26. The names of the persons to whom these securities were issued are as follows:

                                                                   NUMBER OF
                                                                  COMMON SHARES
                                               $ VALUE OF            ISSUED
                                                  UNITS               UPON
NAME                                            PURCHASED          CONVERSION*

Alan Cornell                                       $ 50,000          52,181
Patrick H. and Lee M. Miller                        100,000         104,436
Ken Leiner                                           25,000          26,126
Meir Morag                                           25,000          25,989

Gary Coover                                          25,000          25,986
Marcaud Cook & CIE, SA                              100,000         104,745
Robert Gibson                                        12,500          12,997
Grant Bettingen                                      12,500          12,979
Wasson Family Trust                                  80,000          83,474
Fred Buelow                                          15,000          15,564
John Colwell                                         20,000          20,883
Andre Pringo                                          5,000           5,213
Steve Shannon                                        25,000          26,066
Phillip Mirabelli                                     5,000           5,199
Coleman Abbe                                         25,000          26,178
Nancy Abbe Trust                                     50,000          52,356
Rubin Family Stock Trust                             25,000          26,178
John Ogle                                            40,000          41,809
Eric Weiss Charitable Remainder Unitrust             50,000          52,186
Anthony Spaulding                                     5,000           5,141
John D. Shulman                                      35,000          36,492
Martin Vulliez                                        5,000           5,188
Jim Palmersheim                                      25,000          25,948
HR Granger                                           12,500          12,974
                                                     ------          ------

  Subtotal                                         $772,500         806,288

10% COMMISSIONS PAID WITH COMMON STOCK

John Colwell                                                         11,500
Eastern Frontier Trust                                               54,000
Black Hills Investment Corp.                                          6,750
                                                                      -----

    Total Shares Issued                                             878,538
                                                                    =======

* Number of shares issued upon conversion included the conversion of the principal amount, related accrued interest and accrued
10% commission.


          In connection with a June 2000 private placement, Trinity USA initially issued 158.5 preferred stock units at $4,000 per unit. Because Trinity USA was not authorized to issue preferred stock, the units were subsequently changed to common stock units. Each unit consists of one thousand shares of Trinity USA's common stock, par value $.001, and a non-callable common stock purchase warrant. Each of the warrants entitles the registered holder to purchase up to one thousand shares of Trinity USA's stock at a price of $4.00 per share for a period of 24 months from the date of the private placement prospectus, July 24, 2000. The common shares and the warrant included in the units will not be separately transferable until 90 days after the date of the prospectus or an earlier date as Trinity USA may determine. Trinity USA received net proceeds of approximately $571,000 under this private placement offering. The proceeds from this private placement will be used to meet Trinity USA's continuing operating expense requirements, including the cost of filing the aforementioned Registration Statement.

          The total number of persons to whom these  securities  were issued was
36. The names of the persons to whom these securities were issued are as follows:

                                             COMMON         WARRANT
                                             SHARES          SHARES
NAME                                         ISSUED         ISSUABLE         TOTAL

Larry A. Berman Profit Sharing Plan             13,000           13,000         26,000

                                      II-3

Larry A. Berman                                  4,000            4,000          8,000
Karl Bratin                                      3,000            3,000          6,000
Milan Bratin                                    25,000           25,000         50,000
Robert Brooks                                    4,000            4,000          8,000
Bella Claravall                                  5,000            5,000         10,000
Gractia Chieffe                                  2,000            2,000          4,000
Edgar Orquiola                                   2,000            2,000          4,000
Michael Pallin                                   8,000            8,000         16,000
Ganija Pjetrovic                                 3,000            3,000          6,000
Ruzdija Pjetrovic                                3,000            3,000          6,000
Donald Swartz                                    7,000            7,000         14,000
Charles H. Roeske                                3,000            3,000          6,000
Torunn Curtis                                    2,000            2,000          4,000
James Garnett                                   10,000           10,000         20,000
John Gross                                       5,000            5,000         10,000
Anthony Spaulding                                4,000            4,000          8,000
Hilary Spaulding                                 1,000            1,000          2,000
Glen Anthony                                     1,000            1,000          2,000
Ron Harper                                       1,000            1,000          2,000
Steve Koppenjan                                  2,500            2,500          5,000
Kellie Mowdy                                     1,000            1,000          2,000
Jens Pechbrenner                                 2,000            2,000          4,000
Richard Vane                                     1,000            1,000          2,000
Christopher Garife                               1,000            1,000          2,000
David Carroll                                    3,000            3,000          6,000
Balmore S.A.                                    25,000           25,000         50,000
Douglas Wasson                                   6,000            6,000         12,000
Thomas Wasson                                    4,000            4,000          8,000
Donald L. Barr                                   2,000            2,000          4,000
Gaylord LLC                                      4,000            4,000          8,000
Michael J. Gallagher                             1,000            1,000          2,000

COMMISSION WARRANTS

Salomon Grey                                         0            8,200          8,200
Eastern Frontier                                     0            2,500          2,500
Black Hills Investment Corp.                         0            3,150          3,150
John Colwell                                         0            2,000          2,000
                                                     -            -----          -----

    Total                                      158,500          174,350        332,850
                                               =======          =======        =======

          On October 19, 2000, Trinity USA issued a $500,000 convertible promissory note to RoyCap Inc. The note matures on October 19, 2001 and bears interest at 8% per annum, with interest payments due and payable semi-annually. The note is convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. The note is convertible at the option of the holder for the entire term of the note. The note is convertible at the option of Trinity USA provided that the SB-2 registration statement declared effective by the SEC on May 23, 2001 has been effective for ninety (90) consecutive days and Trinity USA's common stock has had a closing bid price equal to or greater than $4.00 for the five (5) consecutive trading days preceding the delivery of the conversion notice. On the date of conversion, Trinity USA shall also issue to the holder a warrant to purchase the number of shares of Trinity USA's common stock equal to aggregate the number of shares of common stock issued upon conversion of this note. The warrant shall have an exercise price equal to $4.00 per share and shall have a term of five years from its date of issuance. Interest accruing on the note is payable, at the option of Trinity USA, in cash or in accordance with the aforementioned conversion terms of the note.

          The covenants of the note prevent Trinity USA from pledging any of its assets, including licenses, to any third party or incurring any indebtedness senior to the note. The covenants of the note also require Trinity USA to use its reasonable best efforts to cause the aforementioned registration statement to be declared effective by the Securities and Exchange Commission, or SEC, within 90 days of the issuance of the note and to respond to the SEC's review comments within 5 business days. If this registration statement is not declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. Trinity USA also granted piggyback registration rights with respect to the warrant shares. If this registration statement is not declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. Therefore, the total liquidated damages that may need to be paid if this registration statement is not declared effective within 120 days of the issuance of the note is 4% of the purchase price of the note for each 30-day period until the statement is effective.

          Trinity USA received net proceeds of approximately $450,000 under this exempt offering. The proceeds from this exempt offering will be used to meet Trinity USA's continuing operating expense requirements, including the cost of filing the aforementioned Registration Statement.

          On June 22, 2001, RoyCap Inc. converted its $500,000 convertible promissory note dated October 19, 2000, and related accrued interest and liquidated damages of $57,752, into 319,666 shares of the Trinity USA's common stock. In addition, a warrant to purchase 319,666 shares of Trinity USA's common stock at an exercise price of $4.00 per share until June 22, 2006 was granted as per the terms of this note. Trinity USA recorded an additional charge to interest expense of $353,448 for the fair value of the beneficial conversion feature.

          On June 22, 2001 and June 29, 2001, Trinity USA issued warrants to purchase an aggregate of 25,000 and 16,521 shares, respectively, of its common stock to the control persons of L.H. Friend, Weinress, Frankson & Presson, LLC in connection with an engagement letter between Trinity USA and L.H. Friend dated June 22, 2001. The terms of the engagement letter require L.H. Friend to provide certain investment banking services to Trinity USA. In December 2001, Trinity USA issued L.H. Friend an additional 5 year warrant to purchase a total of 15,000 shares of Trinity USA's common stock at an exercise price of $1.00 per share.

          On June 29, 2001, in connection with a Regulation S offering, Trinity USA issued a $500,000 convertible promissory note to RoyCap Inc. The note matures on June 29, 2002 and bears interest at 8% per annum, with interest payments due and payable semi-annually. The note is convertible at the conversion price equal to the lesser of (i) $4.00 or (ii) 80% of the average closing bid price of the common stock, par value $0.001, for the ten (10) consecutive trading days preceding the conversion date. Trinity USA recorded a charge to interest expense of $250,668 in connection with the issuance of this note. The charge represents the entire intrinsic value of the beneficial conversion feature as calculated at the date of issuance. The note is convertible at the option of the holder for the entire term of the note. The note is convertible at the option of Trinity USA provided that the registration statement to be filed to register the underlying common shares and warrant shares has been effective for ninety (90) consecutive days and Trinity USA's common stock has had a closing bid price equal to or greater than $4.00 for the five (5) consecutive trading days preceding the delivery of the conversion notice. On the date of conversion, Trinity USA shall also issue to the holder a warrant to purchase such number of shares of Trinity USA's common stock equal to aggregate the number of shares of common stock issued upon conversion of this note. The warrant shall have an exercise price equal to $4.00 per share and shall have a term of five years from its date of issuance. Interest accruing on the note is payable, at the option of Trinity USA, in cash or in accordance with the aforementioned conversion terms of the note. No value has been assigned to the warrants. Upon conversion of the note and the related issuance of the warrants, a charge to interest expense of $249,332 will be recorded for the allocated fair value of the warrants.

          The covenants of the note prevent Trinity USA from pledging any of its assets, including licenses, to any third party or incurring any indebtedness senior to the note. The covenants of the note also require Trinity USA to file a registration statement by August 14, 2001 and to use its reasonable best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission (SEC) within 90 days of the issuance of the note and to respond to the SEC's review comments within 5 business days. If the registration statement is not filed by August 14, 2001 or declared effective within 120 days of the issuance of the note, Trinity USA must pay as liquidated damages 2% of the purchase price of the note for each 30-day period until the statement is effective. The registration statement was filed on August 17, 2001 and was declared effective on August 27, 2001. Trinity USA also granted piggyback registration rights with respect to the warrant shares.

          Trinity USA received net proceeds of approximately $450,000 under this offering. The proceeds from this offering will be used to meet Trinity USA's continuing operating expense requirements, including the cost of filing the aforementioned registration statement.

          On November 8, 2001, RoyCap Inc. converted $100,000 of the $500,000 principal balance outstanding on the convertible promissory note dated June 29, 2001, into 98,658 shares of Trinity USA's common stock. In addition, a warrant to purchase 98,658 shares of Trinity USA's common stock at an exercise price of $4.00 per share until November 8, 2006 was granted as per the terms of this note. Trinity USA recorded an additional charge to interest expense of $49,866 for the fair value of the beneficial conversion feature associated with the warrants issued.

          The Company entered into the following financing transactions in the third and fourth quarter of 2001. The total number of persons to whom these securities were issued was 6. The names of the persons to whom these securities were issued also follows below:

          On September 26, 2001, Trinity USA sold 50,505 shares of its common stock for $.99 per share to a foreign investor. In connection therewith, Trinity USA issued a 5 year warrant to purchase 5,000 shares of Trinity USA's common stock at an exercise price of $1.98 per share. The gross proceeds from the sale of the common stock were $50,000. Trinity USA paid the selling agent a 10% cash commission and issued him a 5 year warrant to purchase 2,500 shares of Trinity USA's common stock at an exercise price of $1.98 per share.

          On October 1, 2001, Trinity USA issued a $20,000 promissory note to an individual. The note had a maturity date on or before November 15, 2001, bore interest at 10% per annum and was uncollateralized. At the maturity date, the outstanding principal amount of the promissory note plus all accrued and unpaid interest shall be due and payable in cash or, at the option of Trinity USA, converted into debt or equity securities which may be issued in connection with a possible private placement by Trinity USA of its debt or equity securities to certain accredited or institutional investors completed at or prior to the maturity date. In connection with the issuance of the promissory note, Trinity USA issued the Holder a 5 year warrant to purchase 2,000 shares of Trinity USA's common stock at an exercise price of $1.80 per share. Trinity USA paid the selling agent a 10% cash commission totaling $2,000. The promissory note and related accrued interest were converted into 19,253 shares of Trinity USA's common stock on November 12, 2001.

          In November 2001, Trinity USA sold a total of 200,00 shares of its common stock for prices ranging from $1.00 to $1.10 per share to accredited investors. In connection therewith, Trinity USA issued 5 year warrants to purchase a total of 42,500 shares of Trinity USA's common stock at exercise prices ranging from $1.80 to $2.40 per share. The gross proceeds from the sale of the common stock were $215,000. Trinity USA paid a 10% cash commission to the selling agents and issued a 5 year warrant to purchase a total of 2,500 shares of Trinity USA's common stock at an exercise price of $2.40 per share.

                                    COMMON         WARRANT
                                    SHARES          SHARES
NAME                                ISSUED         ISSUABLE         TOTAL

Anthony Ulaski                       19,253            2,000         21,253
Four Corners Investment, Corp.       50,000           12,500         62,500
Milan Bratin                         50,505            5,000         55,505
J. Galt, Inc.                        50,000            5,000         55,000
Darryl Cohen                         75,000           18,750         93,750
Robert Banov and Amy Banov           25,000            6,250         31,250
                                     ------            -----         ------


    Total                           269,758           55,500        325,258
                                    =======           ======        =======

          In December 2001, Trinity USA issued 1,000,000 shares of its common stock to Trinity Assets Company Limited to satisfy its entire outstanding liability to Trinity Medical Group Ltd., a non-operating subsidiary of Trinity Assets Company Limited, as of November 30, 2001 and to satisfy $1,050,701 of its outstanding liability to Trinity Assets Company Limited as of November 30, 2001. The price per share utilized in this transaction, $1.34, was equal to the average closing price of Trinity USA's stock for the five business days preceding the date that the parties agreed to settle all or a portion of the amounts owed by Trinity USA as of November 30, 2001. Immediately after the transaction was completed, Trinity Assets Company Limited owned approximately 7.7% of Trinity USA's issued and outstanding common stock.

          In January 2002, Trinity USA executed a Securities Purchase Agreement with La Jolla Cove Investors, Inc. for the purchase of $125,000 of Convertible Debentures due in January 2003. The debenture bears interest at 9.50% and the interest is payable monthly. The debenture is convertible at a price equal to the lesser of $4.00 or 83% of the average of the three lowest closing prices of Trinity USA's common stock during the 20 day period prior to the conversion. At the time of conversion of the debenture, Trinity USA will issue to the holder warrants to purchase an amount of common stock equal to five times the number of shares issued upon the conversion of the debenture, at which time the warrants will be exercised by the holder. The warrants are exercisable at the related conversion price of the debenture. The maximum ownership position in Trinity USA that the holder may obtain, however, is limited to 9.99% of Trinity USA's issued and outstanding common stock.

          In accordance with the terms of the Securities Purchase Agreement, Trinity USA will receive $50,000 of the $125,000 Convertible Debenture upon filing of this registration statement and $75,000 when it is declared effective by the Securities and Exchange Commission.

RELIANCE ON EXEMPTIONS FROM REGISTRATION

          Trinity USA issued and sold its securities in each of the private placements described above in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D, promulgated thereunder, except the June 29, 2001 financing transaction with RoyCap Inc. and the September 26, 2001 transaction with Milan Bratin which was done in reliance of Regulation S. Trinity USA believes that the exemption afforded by Section 4(2) of the Securities Act and Rule 506 is applicable to the issuances described above because each was a transaction by an issuer not involving a public offering. We believe that the exemption from registration provided by Rule 506 was available because we sold our securities only to accredited investors, as defined in Rule 501 of Regulation D, in a transaction not involving a general solicitation and in accordance with the general requirements set forth in Rule 502 of Regulation D.


EXHIBITS.

         (A) EXHIBITS

         EXHIBIT  DESCRIPTION

         2.1 Agreement for the Exchange of Common Stock by and among August Project III Corp.

         3.1 State of Florida Articles of Incorporation of August Project III dated July 1997

         3.2 State of Florida Certificate of Amendment of the Certificate of Incorporation of Trinity USA dated January 2000

         3.3      By-Laws of Trinity USA

         4.1      Registration Rights Agreement

         4.2      Promissory Note

         4.3      Registration Rights Agreement

         4.4      Form of Common Stock Purchase Warrant

         4.5      Subscription Agreement

         4.6      Convertible Promissory Note

         4.7      Common Stock Unit Acknowledgement Letter

         4.8      Convertible Promissory Note (2)

         4.9      Subscription Agreement (2)

         4.10     Form of Common Stock Purchase Warrants (3)

         4.11     Form of Common Stock Subscription Agreement (4)

         4.12     Form of Promissory Note Subscription Agreement (4)

         4.13     Form of Promissory Note (4)

         4.14 Conversion of Debt Agreement between Trinity USA and Trinity Assets Company Limited dated December 27, 2001*

         4.15 Securities Purchase Agreement between Trinity USA and La Jolla Cove Investors, Inc. dated January 4, 2002*

         4.16 Registration Rights Agreement between Trinity USA and La Jolla Cove Investors, Inc. dated January 4, 2002*

         4.17 Convertible Debenture issued by Trinity USA to La Jolla Cove Investors, Inc. due January 4, 2003*

         4.18 Common Stock Purchase Warrant issued by Trinity USA to La Jolla Cove Investors, Inc. on January 4, 2002*

         5.1      Legal Opinion of Jenkens & Gilchrist Parker Chapin LLP

         10.1 Sublicense and Supply Agreement between Trinity USA and Trinity Medical Group, Ltd. dated as of August 4, 2000

         10.2 Supplement to Sublicense and Supply Agreement between Trinity USA and Trinity Assets Company Limited dated August 5, 2000

         10.3 Amendment No. 1 to the License and Collaboration Agreement dated September 29, 2000

         10.4 Assignment Agreement between Trinity Medical Group, Ltd. and Trinity USA dated August 3, 2000

         10.5     Gary E. Wilson's Employment Agreement

         10.6     Dr. James S. Namnath's Employment Contract

         10.7     License and  Collaboration  Agreement  between Trinity Medical
                  Group,   Ltd.  and  The  Immune  Response   Corporation  dated
                  September 15, 1995+

         10.8 Stock Purchase Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation dated September 15, 1995

         10.9     Great Offices, Inc./American Office Centers, L.L.C. Sublease

         10.10    Dr. James S. Namnath's Employment Agreement, dated February 2,
                  2001

         10.11 Amendment No. 2 to the License and Collaboration Agreement dated May 8, 2001(1)+

         10.12    Amendment No. 1 to Gary E. Wilson's Employment Agreement (2)

         10.13    Elizabeth S. Namnath's Employment Agreement (2)

         10.14    Investment Banker Engagement Letter (3)

         23.1     Consent of Jenkens & Gilchrist  Parker Chapin LLP (included in
                  Exhibit 5.1)

         23.2     Consent of Independent Certified Public Accountants*

                  --------------------------------------------------------------

+ Confidential treatment has been requested with respect to certain portions of this agreement.

(1) Filed on May 11, 2001 with Trinity USA's Form 10-QSB for the three month period ended March 31, 2001.

(2) Filed on August 14, 2001 with Trinity USA's Form 10-QSB for the six month period ended June 30, 2001.

(3) Filed on August 17, 2001 with the Company's Registration Statement on Form SB-2.

(4) Filed on November 8, 2001 with Trinity USA's Form 10-QSB for the nine month period ended September 30, 2001.

*    Filed herewith.

UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1993;

            (ii) Reflect  in  the   prospectus   any  facts  or  events   which,
                 individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, for instance if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, Section 607.0850 of the Florida Business Corporation Act or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Rancho Santa Margarita, State of California, on January 4, 2002.


                                                 TRINITY MEDICAL GROUP USA, INC.


                                                 By: /s/ James S. Namnath
                                                     ---------------------------------------
                                                 Name:  James S. Namnath
                                                 Title: Chief Executive Officer and Director


Signature                                        Title


/s/ Dr. Vina Churdboonchart                      President and Director    January 4, 2002
------------------------------------
Dr. Vina Churdboonchart


/s/ Kenneth B. Hamlet                            Director                  January 4, 2002
------------------------------------
Kenneth B. Hamlet


/s/ Gary E. Wilson                               Executive V.P. - Finance,
------------------------------------             Chief Financial Officer,
Gary E. Wilson                                   Treasurer                 January 4, 2002


                                    EXHIBITS

         EXHIBIT  DESCRIPTION

         2.1 Agreement for the Exchange of Common Stock by and among August Project III Corp.

         3.1 State of Florida Articles of Incorporation of August Project III dated July 1997

         3.2 State of Florida Certificate of Amendment of the Certificate of Incorporation of Trinity USA dated January 2000

         3.3      By-Laws of Trinity USA

         4.1      Registration Rights Agreement

         4.2      Promissory Note

         4.3      Registration Rights Agreement

         4.4      Form of Common Stock Purchase Warrant

         4.5      Subscription Agreement

         4.6      Convertible Promissory Note

         4.7      Common Stock Unit Acknowledgement Letter

         4.8      Convertible Promissory Note (2)

         4.9      Subscription Agreement (2)

         4.10     Form of Common Stock Purchase Warrants (3)

         4.11     Form of Common Stock Subscription Agreement (4)

         4.12     Form of Promissory Note Subscription Agreement (4)

         4.13     Form of Promissory Note (4)

         4.14 Conversion of Debt Agreement between Trinity USA and Trinity Assets Company Limited dated December 27, 2001*

         4.15 Securities Purchase Agreement between Trinity USA and La Jolla Cove Investors, Inc. dated January 4, 2002*

         4.16 Registration Rights Agreement between Trinity USA and La Jolla Cove Investors, Inc. dated January 4, 2002*

         4.17 Convertible Debenture issued by Trinity USA to La Jolla Cove Investors, Inc. due January 4, 2003*

         4.18 Common Stock Purchase Warrant issued by Trinity USA to La Jolla Cove Investors, Inc. on January 4, 2002*

         5.1      Legal Opinion of Jenkens & Gilchrist Parker Chapin LLP

         10.1 Sublicense and Supply Agreement between Trinity USA and Trinity Medical Group, Ltd. dated as of August 4, 2000

         10.2 Supplement to Sublicense and Supply Agreement between Trinity USA and Trinity Assets Company Limited dated August 5, 2000

         10.3 Amendment No. 1 to the License and Collaboration Agreement dated September 29, 2000

         10.4 Assignment Agreement between Trinity Medical Group, Ltd. and Trinity USA dated August 3, 2000

         10.5     Gary E. Wilson's Employment Agreement

         10.6     Dr. James S. Namnath's Employment Contract

         10.7     License and  Collaboration  Agreement  between Trinity Medical
                  Group,   Ltd.  and  The  Immune  Response   Corporation  dated
                  September 15, 1995+

         10.8 Stock Purchase Agreement between Trinity Medical Group, Ltd. and The Immune Response Corporation dated September 15, 1995

         10.9     Great Offices, Inc./American Office Centers, L.L.C. Sublease

         10.10    Dr. James S. Namnath's Employment Agreement, dated February 2,
                  2001

         10.11 Amendment No. 2 to the License and Collaboration Agreement dated May 8, 2001(1)+

         10.12    Amendment No. 1 to Gary E. Wilson's Employment Agreement (2)

         10.13    Elizabeth S. Namnath's Employment Agreement (2)

         10.14    Investment Banker Engagement Letter (3)

         23.1     Consent of Jenkens & Gilchrist  Parker Chapin LLP (included in
                  Exhibit 5.1)

         23.2     Consent of Independent Certified Public Accountants*

                  --------------------------------------------------------------

+ Confidential treatment has been requested with respect to certain portions of this agreement.

(1) Filed on May 11, 2001 with Trinity USA's Form 10-QSB for the three month period ended March 31, 2001.

(2) Filed on August 14, 2001 with Trinity USA's Form 10-QSB for the six month period ended June 30, 2001.

(3) Filed on August 17, 2001 with the Company's Registration Statement on Form SB-2.

(4) Filed on November 8, 2001 with Trinity USA's Form 10-QSB for the nine month period ended September 30, 2001.

*    Filed herewith.